Exhibit 10.1

SEVENTH AMENDMENT TO

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

SEVENTH AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of June 27, 2025 by and among

CALERES, INC. a New York corporation (the “Lead Borrower”),

the other Borrowers party hereto (together with the Lead Borrower, the “Borrowers”),

the Lenders party hereto, and

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders, the Administrative Agent and the Collateral Agent, among others, have entered into a certain Fourth Amended and Restated Credit Agreement dated as of December 18, 2014, (as amended, supplemented or otherwise modified from time to time prior to the effectiveness of this Amendment, the “Existing Credit Agreement”); and

WHEREAS, the Borrowers, the Lenders and the Administrative Agent have agreed to amend the Existing Credit Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties hereto hereby agree as follows:

1.

Incorporation of Terms and Conditions of Existing Credit Agreement.   All of the terms and conditions of the Existing Credit Agreement (including, without limitation, all definitions set forth therein) are specifically incorporated herein by reference.  All capitalized terms not otherwise defined herein shall have the same meaning as in the Existing Credit Agreement, as amended by this Amendment (the “Amended Credit Agreement”).

2.

Representations and Warranties.  Each Loan Party hereby represents and warrants that after giving effect to this Amendment, (i) no Default or Event of Default exists under the Amended Credit Agreement or under any other Loan Document, and (ii) all representations and warranties contained in the Amended Credit Agreement and in the other Loan Documents are true and correct in all material respects (except in the case of any representation and warranty qualified by “materiality” or “Material Adverse Effect”, which is true and correct in all respects) as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except in the case of any representation and warranty qualified by “materiality” or “Material Adverse Effect”, which is true and correct in all respects) as of such earlier date.

3.Amendments to Existing Credit Agreement.

a.

Credit Agreement.  The Existing Credit Agreement is hereby amended as set forth in Annex A attached hereto such that all of the newly inserted double underlined text (indicated textually in the same manner as the following example: double-underlined text) and any formatting changes attached hereto shall be deemed to be inserted and all stricken text (indicated textually in the same manner as the following example:  ~~stricken text~~) shall be deemed to be deleted therefrom.

b.

Exhibits.  Exhibit C (Form of Borrowing Base Certificate), Exhibit D (Form of Compliance Certificate), and Exhibit E (Form of Notice of Borrowing) are hereby deleted in their entirety and new Exhibit C, Exhibit D, and Exhibit E are substituted in their stead, as attached hereto as Annex B.

c.	Schedules. Schedule 1.1 (Lenders and Commitments) is hereby deleted in its entirety and a new Schedule 1.1 is substituted in its stead, as attached hereto as Annex C.

4.Joinder of New Lenders; Acknowledgment of New Lenders.]

a.

Each of Regions Bank and TD Bank, N.A. (collectively, the “New Lenders”, and each individually, a “New Lender”), by its signature below, confirms that it has agreed to become a “Lender” under, and as defined in, the Amended Credit Agreement holding the Commitment in the amount set forth opposite such New Lender’s name on Annex C attached hereto, effective on the Seventh Amendment Effective Date. Each New Lender (i) acknowledges that in connection with it becoming a Lender it has received a copy of the Amended Credit Agreement (including all schedules and exhibits thereto), together with copies of the most recent financial statements delivered by the Borrowers pursuant to the Existing Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to become a Lender and (ii) agrees that, upon it becoming a Lender on the Seventh Amendment Effective Date, it will, independently and without reliance upon the Administrative Agent, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Amended Credit Agreement.  In addition, each New Lender represents and warrants that (x) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Amendment and to consummate the transactions contemplated hereby and to become a Lender on the Seventh Amendment Effective Date and (y) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution and delivery of this Amendment or the performance of its obligations hereunder or as a Lender under the Amended Credit Agreement as of the date hereof.  Each New Lender acknowledges and agrees that, on the Seventh Amendment Effective Date, such New Lender shall become a Lender and, from and after such date such New Lender will be bound by the terms of the Amended Credit Agreement.

b.

Each New Lender acknowledges that it has had the opportunity to request and has received such documents and information as it has deemed material or desirable or otherwise appropriate in making its evaluation and credit analysis of the Borrowers and the other Loan Parties and its decision to become a Lender and make Loans to the Borrowers.  Each New Lender has carefully reviewed such documents and information and, independently and without reliance upon the Administrative Agent, performed its own investigation and credit analysis of the Loans, this Amendment and the transactions contemplated hereby and the creditworthiness of the Borrowers and the other Loan Parties.  Each New Lender acknowledges that Administrative Agent’s and its Affiliates’ activities in connection with the Loans, this Amendment and the transactions contemplated hereby are undertaken by the Administrative Agent or such Affiliates as a principal on an arm’s-length basis and neither the Administrative Agent nor any of its Affiliates has any fiduciary, advisory or similar responsibilities in favor of such New Lender in connection with the Loans, this Amendment or the transactions contemplated hereby or the process related thereto.  Each New Lender hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any of its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty.  In connection with all aspects of each transaction contemplated hereby, each New Lender acknowledges and agrees that: (i) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such New Lender and its Affiliates, and neither the Administrative Agent nor any of its Affiliates has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship, (ii) neither the Administrative Agent nor any of its Affiliates has provided and will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and such New Lender has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, (iii) neither Administrative Agent nor any of its Affiliates bears any responsibility (or shall be liable) for the accuracy or completeness (or lack thereof) of any documents or information provided to such New Lender in connection with the Loans, this Amendment and the transactions contemplated hereby; no representation regarding any such documents or information is made by the Administrative Agent or any of its Affiliates; neither the Administrative Agent nor any of its Affiliates has made any independent verification as to the accuracy or completeness of any such documents or information; and the Administrative Agent and its Affiliates shall have no obligation to update or supplement any such documents or information or otherwise provide additional information.  In connection with the transactions contemplated hereby, including its decision to become a Lender and to make Loans to the Borrowers, each New Lender acknowledges and agrees that it is not relying upon any representations or warranties made by the Administrative Agent or any of its Affiliates or, except as expressly set forth in this Amendment and the other Loan Documents, any other Person.

5.

Conditions to Effectiveness.  This Amendment shall become effective on the date (the “Seventh Amendment Effective Date”) when each of the following conditions precedent has been fulfilled to the reasonable satisfaction of the Administrative Agent:

a.	Amendment. This Amendment shall have been duly executed and delivered by the Loan Parties, the Agents and the Lenders.
b.

Lien Searches.  The Administrative Agent shall have received the results of (i) searches of the UCC filings (or equivalent filings) and (ii) tax lien searches, in each case made with respect to the applicable Loan Parties in, with respect to searches in respect of clause (i), the states or other jurisdictions of formation of such Persons, with respect to searches in respect of clause (ii), such other locations as are satisfactory to the Administrative Agent, together with copies of the financing statements (or, in the case of clause (ii), similar documents) disclosed by such searches.

c.

Corporate Action.  All action on the part of the Loan Parties necessary for the valid execution, delivery and performance by the Loan Parties of this Amendment shall have been duly and effectively taken.  The Administrative Agent shall have received such customary corporate resolutions, certificates and other customary corporate documents as the Administrative Agent shall reasonably request.

d.

Closing Certificate.  The Agents shall have received a certificate, reasonably satisfactory in form and substance to the Agents, (i) with respect to the Solvency of the Loan Parties on a Consolidated basis, as of the Seventh Amendment Effective Date, and (ii) certifying that, as of the Seventh Amendment Effective Date, the representations and warranties made by the Loan Parties in the Loan Documents are true and correct in all material respects (except in the case of any representation and warranty qualified by “materiality” or “Material Adverse Effect”, which is true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representations and warranties are true and correct in all material respects (except in the case of any representation and warranty qualified by “materiality” or “Material Adverse Effect”, which is true and correct in all respects) as of such earlier date, and that no event has occurred (or failed to occur) which is or which, solely with the giving of notice or passage of time (or both) would be a Default or an Event of Default.

e.

Opinions of Counsel.  The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent, the Collateral Agent, and the Lenders and dated the Seventh Amendment Effective Date) of Bryan Cave Leighton Paisner LLP, counsel for the Loan Parties domiciled in New York, Missouri and Delaware, covering such matters relating the Loan Parties, this Amendment or the other Loan Documents as the Administrative Agent may reasonably request.

f.	No Default. After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.
g.

Borrowing Base Certificate; Availability.  Excess Availability under the Amended Credit Agreement on the Seventh Amendment Effective Date, after giving effect to any initial funding under the Amended Credit Agreement, shall be equal to or greater than 25% of the Loan Cap based on a Borrowing Base Certificate, dated as of the Seventh Amendment Effective Date.

h.	No Material Adverse Effect. No event shall have occurred since February 1, 2025 that could reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole.
i.

Beneficial Ownership Certification. At least three (3) Business Days prior to the Seventh Amendment Effective Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Borrower.

j.

Fees and Expenses.  (i) The Administrative Agent and the Lenders shall have received all applicable fees and other amounts due and payable on or prior to the Seventh Amendment Effective Date, including without limitation, pursuant to that certain Fee Letter, dated as of May 29, 2025 by and among the Administrative Agent, BofA Securities, Inc. and the Borrowers and reasonable and documented attorneys’ fees of one counsel in the United States and one counsel in Canada, in connection with or relating to this Amendment shall have been reimbursed or paid.

k.	Documents. The Administrative Agent shall have received the following executed Loan Documents:
(a)	Information Certificate;
(b)	Seventh Amendment Confirmation Agreement;
(c)	a Note or an amended and restated Note executed by the Borrowers in favor of each Lender requesting such Note not later than three (3) Business Days prior to the Seventh Amendment Effective Date; and
(d)	such other documents, agreements, or items as the Agents may reasonably request in order to effectuate, or in connection with, the transactions contemplated hereby.

Without limiting the generality of the provisions of the last paragraph of Section 8.5 of the Amended Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 5, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Seventh Amendment Effective Date specifying its objection thereto.

6.

Ratification and Reaffirmation.  Each of the Loan Parties hereby ratifies and confirms all of its Obligations to the Agents, the Issuing Bank and the Lenders under the Amended Credit Agreement, including, without limitation, the Revolving Loans, Swingline Loans and other Credit Extensions, and each of the Loan Parties hereby affirms its absolute and unconditional promise to pay to the Lenders, the Issuing Bank and the Agents, as applicable, the Revolving Loans, other Credit Extensions, reimbursement obligations and all other amounts due or to become due and payable to the Lenders, the Issuing Bank and the Agents, as applicable, under the Amended Credit Agreement and it is the intent of the parties hereto that nothing contained herein shall constitute a novation or accord and satisfaction.  Except as expressly amended hereby, the Existing Credit Agreement shall continue in full force and effect.

7.

Binding Effect; Integration, Etc.  The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their heirs, representatives, successors and assigns.  This Amendment and the Amended Credit Agreement shall hereafter be read and construed together as a single document, and all references in the Existing Credit Agreement, any other Loan Document or any agreement or instrument related to the Existing Credit Agreement shall hereafter refer to the Amended Credit Agreement.  This Amendment shall constitute a Loan Document.

8.

Multiple Counterparts.   This Amendment may be executed in multiple counterparts, each of which shall constitute an original and together which shall constitute but one and the same instrument.  Delivery of any executed counterpart of a signature page of this Amendment by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Amendment.

9.	Governing Law; Waiver of Jury Trial. EACH PARTY HERETO HEREBY AGREES THAT THE PROVISIONS OF SECTION 9.10 AND SECTION 9.11 OF THE EXISTING CREDIT AGREEMENT SHALL APPLY TO THIS AMENDMENT.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the parties hereto as of the date first above written.

CALERES, INC.
SIDNEY RICH ASSOCIATES, INC.
BG RETAIL, LLC
ALLEN EDMONDS LLC
VIONIC GROUP LLC
VIONIC INTERNATIONAL LLC
BLOWFISH, LLC

as to each of the foregoing

By:	/s/ William J. Berberich, Jr.
Name:	William J. Berberich, Jr.
Title:	Vice President, Taxes, Treasurer and Assistant Secretary

[Caleres – Signature Page to Seventh Amendment to Fourth Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent, Collateral Agent, Swingline Lender, Lead Issuing Bank, and as a Lender

By:	/s/ Rohit Mehta
Name:	Rohit Mehta
Title:	Senior Vice President

[Caleres – Signature Page to Seventh Amendment to Fourth Amended and Restated Credit Agreement]

TRUIST BANK, as a Lender

By:	/s/ Scott Wheeler
Name:	Scott Wheeler
Title:	Director

[Caleres – Signature Page to Seventh Amendment to Fourth Amended and Restated Credit Agreement]

Wells Fargo Bank, National Association, as a Lender

By:	/s/ Maggie Townsend
Name:	Maggie Townsend
Title:	Executive Director

[Caleres – Signature Page to Seventh Amendment to Fourth Amended and Restated Credit Agreement]

U.S. Bank, National Association, as a Lender

By:	/s/ Brian Andrews
Name:	Brian Andrews
Title:	Vice President

[Caleres – Signature Page to Seventh Amendment to Fourth Amended and Restated Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jared N. Wile
Name:	Jared N. Wile
Title:	Vice President

[Caleres – Signature Page to Seventh Amendment to Fourth Amended and Restated Credit Agreement]

Regions Bank, as a New Lender

By:	/s/ Ryan Miles
Name:	Ryan Miles
Title:	Director

[Caleres – Signature Page to Seventh Amendment to Fourth Amended and Restated Credit Agreement]

TD Bank, N.A., as a Lender and a New Lender

By:	/s/ Donald J. Cavanagh
Name:	Donald J. Cavanagh
Title:	Senior Vice President

[Caleres – Signature Page to Seventh Amendment to Fourth Amended and Restated Credit Agreement]

ANNEX A

Conformed Credit Agreement

[See Attached]

Conformed Credit Agreement through ~~Sixth~~Seventh Amendment – Annex A

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of December 18, 2014,

as amended on July 20, 2015,

as further amended on August 17, 2016,

and as amended on January 18, 2019,

and as amended on April 14, 2020,

and as amended on October 5, 2021,

and as further amended on April 27, 2023

and as further amended on June 27, 2025

among

CALERES, INC.,

as Lead Borrower for:

CALERES, INC.

SIDNEY RICH ASSOCIATES, INC.

BG RETAIL, LLC

ALLEN EDMONDS LLC

VIONIC GROUP LLC

VIONIC INTERNATIONAL LLC

BLOWFISH, LLC

The LENDERS Party Hereto

BANK OF AMERICA, N.A.

as Administrative Agent and Collateral Agent

BANK OF AMERICA, N.A.

as Lead Issuing Bank

WELLS FARGO BANK, NATIONAL ASSOCIATION

as an Issuing Bank

WELLS FARGO BANK, NATIONAL ASSOCIATION

TRUIST BANK

as Co-Syndication Agents

BofA Securities, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION

TRUIST ~~BANK~~SECURITIES, INC.

U.S. BANK NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

1.	DEFINITIONS		2
	1.1.	Defined Terms	2
	1.2.	Terms Generally.	~~54~~55
	1.3.	Accounting Terms	~~54~~55
	1.4.	Rounding	~~55~~56
	1.5.	Letter of Credit Amounts	~~55~~56
	1.6.	Divisions	~~55~~57
	1.7.	Interest Rates.	~~55~~57
2.	AMOUNT AND TERMS OF CREDIT.		~~56~~57
	2.1.	Commitment of the Lenders.	~~56~~57
	2.2.	Increase in Total Commitments.	~~56~~58
	2.3.	Changes to Reserves	~~58~~60
	2.4.	Making of Loans.	~~59~~60
	2.5.	Overadvances	~~60~~62
	2.6.	Swingline Loans.	62
	2.7.	Letters of Credit and Acceptances.	~~61~~63
	2.8.	Settlements Amongst Lenders.	70
	2.9.	Notes; Repayment of Loans.	71
	2.10.	Interest on Loans.	~~69~~71
	2.11.	Default Interest	~~69~~72
	2.12.	Certain Fees	~~70~~72
	2.13.	Commitment Fee.	~~70~~72
	2.14.	Letter of Credit Fees.	~~70~~72
	2.15.	Acceptance Fee.	~~71~~73
	2.16.	Nature of Fees	~~71~~73
	2.17.	Termination or Reduction of Commitments	~~71~~73
	2.18.	[Reserved]	~~72~~74
	2.19.	Conversion and Continuation of Loans	~~72~~74
	2.20.	Mandatory Prepayment; Cash Collateral; Commitment Termination	~~73~~75
	2.21.	Optional Prepayment of Loans; Reimbursement of Lenders.	~~74~~76
	2.22.	Maintenance of Loan Account; Statements of Account.	~~75~~78
	2.23.	Cash Receipts.	~~76~~78
	2.24.	Application of Payments.	~~78~~80
	2.25.	Increased Costs.	~~79~~81
	2.26.	Change in Legality.	~~80~~82
	2.27.	Payments.	~~81~~83
	2.28.	Taxes.	~~82~~84
	2.29.	Security Interests in Collateral	~~85~~87
	2.30.	Mitigation Obligations; Replacement of Lenders.	~~85~~87
	2.31.	Extension of Commitments.	~~86~~88
	2.32.	Inability to Determine Rates	~~87~~90

3.	REPRESENTATIONS AND WARRANTIES		~~90~~92
	3.1.	Organization; Powers	~~90~~92
	3.2.	Authorization; Enforceability	~~90~~92
	3.3.	Governmental Approvals; No Conflicts	~~90~~92
	3.4.	Financial Condition	~~91~~93
	3.5.	Properties.	~~91~~93
	3.6.	Litigation and Environmental Matters.	~~91~~93
	3.7.	Compliance with Laws and Agreements	~~92~~94
	3.8.	Investment and Holding Company Status	~~92~~94
	3.9.	Taxes	~~92~~94
	3.10.	ERISA.	~~92~~94
	3.11.	Common Enterprise	~~93~~95
	3.12.	Disclosure	~~93~~95
	3.13.	Subsidiaries	~~93~~96
	3.14.	Insurance	~~93~~96
	3.15.	Labor Matters.	~~94~~97
	3.16.	Certain Transactions	~~94~~97
	3.17.	Restrictions on the Loan Parties	~~94~~97
	3.18.	Security Documents	~~94~~97
	3.19.	Federal Reserve Regulations.	~~94~~97
	3.20.	Solvency	~~95~~98
	3.21.	Franchises, Patents, Copyrights, Etc.	~~95~~98
	3.22.	DDAs, Credit Card Arrangements, Etc.	~~95~~98
	3.23.	Customer and Trade Relations	~~95~~98
	3.24.	Casualty	~~95~~98
	3.25.	Anti-Corruption Laws and Sanctions	~~95~~98
	3.26.	Affected Financial Institution	~~96~~99
	3.27.	Beneficial Ownership Certification	~~96~~99
	3.28.	Outbound Investment Rules..	99
4.	CONDITIONS.		~~96~~99
	4.1.	Effective Date	~~96~~99
	4.2.	Conditions Precedent to Each Loan and Each Letter of Credit and Each Acceptance	~~99~~102
5.	AFFIRMATIVE COVENANTS		~~99~~103
	5.1.	Financial Statements and Other Information	~~99~~103
	5.2.	Notices of Material Events	~~103~~107
	5.3.	Information Regarding Collateral.	~~104~~108
	5.4.	Existence; Conduct of Business.	~~105~~108
	5.5.	Payment of Obligations.	~~105~~109
	5.6.	Maintenance of Properties	~~105~~109
	5.7.	Insurance.	~~105~~109
	5.8.	[Reserved].	~~107~~111
	5.9.	Books and Records; Inspection and Audit Rights.	~~107~~111
	5.10.	Fiscal Year	~~109~~112

	5.11.	Physical Inventories.	~~109~~113
	5.12.	Compliance with Laws	~~109~~113
	5.13.	Use of Proceeds and Letters of Credit and Acceptances	~~109~~113
	5.14.	Additional Loan Parties	~~109~~113
	5.15.	Further Assurances.	~~110~~114
6.	NEGATIVE COVENANTS.		~~110~~114
	6.1.	Indebtedness and Other Obligations	~~110~~114
	6.2.	Liens	~~113~~116
	6.3.	Fundamental Changes.	~~114~~118
	6.4.	Investments, Loans, Advances, Guarantees and Acquisitions	~~115~~118
	6.5.	Asset Sales	~~116~~120
	6.6.	Restrictive Agreements	~~117~~121
	6.7.	Restricted Payments; Certain Payments of Indebtedness.	~~117~~121
	6.8.	Transactions with Affiliates	~~118~~122
	6.9.	Additional Subsidiaries	~~118~~122
	6.10.	Amendment of Material Documents	~~118~~122
	6.11.	Environmental Laws	~~119~~123
	6.12.	Fiscal Year	~~119~~123
	6.13.	Minimum Fixed Charge Coverage Ratio	~~119~~123
	6.14.	Sanctions	~~119~~123
	6.15.	Anti-Corruption Laws	~~119~~123
	6.16.	Outbound Investment Rules.	124
7.	EVENTS OF DEFAULT		~~119~~124
	7.1.	Events of Default	~~119~~124
	7.2.	Remedies on Default	~~123~~128
	7.3.	Application of Proceeds	~~123~~128
8.	THE AGENTS.		~~123~~128
	8.1.	Administration by Administrative Agent	~~123~~128
	8.2.	Appointment and Duties of Collateral Agent	~~124~~128
	8.3.	Sharing of Excess Payments; Payments Set Aside.	~~124~~129
	8.4.	Agreement of Applicable Lenders	~~125~~130
	8.5.	Liability of Agents.	~~125~~130
	8.6.	Notice of Default	~~127~~131
	8.7.	Lenders’ Credit Decisions	~~127~~132
	8.8.	Reimbursement and Indemnification	~~127~~132
	8.9.	Rights of Agents	~~128~~132
	8.10.	Notice of Transfer	~~128~~133
	8.11.	Successor Agent	~~128~~133
	8.12.	Reports and Financial Statements	~~128~~133
	8.13.	Defaulting Lender	~~129~~134
	8.14.	Agency for Perfection	~~132~~136
	8.15.	Relation Among the Lenders	~~132~~136
	8.16.	Administrative Agent May File Proofs of Claim	~~132~~136
	8.17.	Collateral and Guaranty Matters	~~133~~137

	8.18.	Co-Syndication Agents and Joint Lead Arrangers	~~133~~138
	8.19.	ERISA Matters	~~134~~138
	8.20.	Recovery of Erroneous Payments..	~~135~~139
	8.21.	Intercreditor Agreements..	~~135~~140
9.	MISCELLANEOUS.		~~136~~140
	9.1.	Notices	~~136~~140
	9.2.	Waivers; Amendments.	~~136~~141
	9.3.	Expenses; Indemnity; Damage Waiver.	~~139~~144
	9.4.	Designation of Lead Borrower as Borrowers’ Agent.	~~140~~146
	9.5.	Successors and Assigns.	~~142~~147
	9.6.	Survival	~~144~~152
	9.7.	Counterparts; Integration; Effectiveness	~~145~~154
	9.8.	Severability	~~146~~156
	9.9.	Right of Setoff	~~146~~156
	9.10.	Governing Law; Jurisdiction; Consent to Service of Process.	~~146~~156
	9.11.	WAIVER OF JURY TRIAL	~~147~~157
	9.12.	Press Releases and Related Matters	~~147~~157
	9.13.	Headings	~~147~~157
	9.14.	Interest Rate Limitation	~~148~~157
	9.15.	Additional Waivers.	~~148~~158
	9.16.	Confidentiality	~~149~~159
	9.17.	Conflicts with other Loan Documents	~~151~~160
	9.18.	Judgment Currency	~~151~~161
	9.19.	Patriot Act~~; Proceeds of Crime Act~~	~~151~~161
	9.20.	Foreign Asset Control Regulations	~~152~~161
	9.21.	No Advisory or Fiduciary Responsibility	~~152~~162
	9.22.	Additional Borrowers	~~153~~162
	9.23.	Existing Credit Agreement Amended and Restated	~~153~~163
	9.24.	Keepwell	~~153~~163
	9.25.	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	~~153~~163
	9.26.	Acknowledgement Regarding Any Supported QFCs.	~~154~~164

EXHIBITS

AForm of Assignment and Acceptance

BForm of Revolving Note

CForm of Borrowing Base Certificate

DForm of Compliance Certificate

EForm of Notice of Borrowing

FForm of Credit Card Notification

SCHEDULES

1.1Lenders and Commitments

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of December 18, 2014 (as amended on July 20, 2015, as further amended on August 17, 2016, as further amended on January 18, 2019, as further amended on April 14, 2020, as further amended on October 5, 2021, and as further amended on April 27, 2023, and as further amended on June 27, 2025) among:

CALERES, INC., a corporation organized under the laws of the State of New York having a place of business at 8300 Maryland Avenue, St. Louis, Missouri 63105, as Lead Borrower for the Borrowers, ~~being~~

~~said CALERES, INC.,~~

SIDNEY RICH ASSOCIATES, INC., a corporation organized under the laws of the State of Missouri having a place of business at 8300 Maryland Avenue, St. Louis, Missouri 63105 (“Sidney Rich”),

BG RETAIL, LLC, a limited liability company organized under the laws of the State of Delaware having a place of business at 8300 Maryland Avenue, St. Louis, Missouri 63105 (“BG Retail”),

ALLEN EDMONDS LLC, a limited liability company organized under the laws of the State of Wisconsin having a place of business at 8300 Maryland Avenue, St. Louis, Missouri 63105 (“Allen Edmonds”),

Vionic Group LLC, a limited liability company organized under the laws of the state of Delaware having a place of business at 8300 Maryland Avenue, St. Louis, Missouri 63105 (“Vionic Group”), and

Vionic International LLC, a limited liability company organized under the laws of the state of Delaware having a place of business at 8300 Maryland Avenue, St. Louis, Missouri 63105 (“Vionic International”),

BLOWFISH, LLC, a limited liability company organized under the laws of the state of Delaware having a place of business at 8300 Maryland Avenue, St. Louis, Missouri 63105 (“Blowfish”),

the LENDERS party hereto; and

BANK OF AMERICA, N.A., a national banking association, as Lead Issuing Bank; and

BANK OF AMERICA, N.A., a national banking association, as Administrative Agent and Collateral Agent for the Secured Parties; and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Issuing Bank;

WELLS FARGO BANK, NATIONAL ASSOCIATION, and TRUIST BANK, as Co-Syndication Agents; and

1

BOFA SECURITIES, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION, and TRUIST BANK as Joint Lead Arrangers and Bookrunners;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

WHEREAS, the Borrowers, Brown Shoe Company of Canada Ltd/ Chaussures Brown Du Canada Ltee, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent for the Lenders, are party to that certain Third Amended and Restated Credit Agreement dated as of January 7, 2011, which amended and restated that certain Second Amended and Restated Credit Agreement dated as of January 21, 2009, which amended and restated that certain Amended and Restated Credit Agreement dated as of July 21, 2004, which amended and restated that certain Credit Agreement dated as of December 20, 2001 (collectively, as amended and in effect, the “Existing Credit Agreement”); and

WHEREAS, the Borrowers, the Administrative Agent and the Lenders hereunder desire to amend and restate the Existing Credit Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Lenders, the Agents, and the Borrowers hereby agree that the Existing Credit Agreement shall be amended and restated, without novation, in its entirety to read as follows:

1.DEFINITIONS

1.1.Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Priority Collateral” means, at any time, Collateral of the type that is included in the Borrowing Base (or any related assets and proceeds thereof), which for the avoidance of doubt, at a minimum, shall include all Inventory, Accounts, Credit Card Receivables, deposit accounts, securities accounts containing proceeds of Inventory, Accounts, Credit Card Receivables, and any cash or other assets in such accounts related to such items (and, to the extent evidencing or otherwise related to such items, all general intangibles, insurance proceeds, tax refunds, letters of credit and letter of credit rights, commercial tort claims, chattel paper, instruments, supporting obligations, documents, investment property, payment intangibles and related proceeds and assets).

“Acceptance” means a time draft or bill of exchange relating to a Commercial Letter of Credit which has been accepted by any Acceptance Lender in its absolute discretion.

“Acceptance Fees” means the fees payable in respect of Acceptances pursuant to Section 2.15.

“Acceptance Fee Percentage” means:

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(a)from and after the ~~Fifth~~Seventh Amendment Effective Date until the first Adjustment Date thereafter, the percentages set forth in Level II of the pricing grid below; and

(b)from and after the first Adjustment Date following the ~~Fifth~~Seventh Amendment Effective Date and on each Adjustment Date thereafter, the Acceptance Fee Percentage shall be determined from the following pricing grid based upon Average Excess Availability for the immediately preceding Fiscal Quarter. If a Default or Event of Default exists at the time any reduction in the Acceptance Fee Percentage is to be implemented, such reduction shall not occur until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured, and at the option of the Administrative Agent or at the direction of the Required Lenders upon the occurrence and during the continuance of an Event of Default, the Acceptance Fee Percentage shall be set at Level II and shall be determined in the manner set forth in Section 2.15 hereof; provided further if any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect as of the date of such Borrowing Base Certificate such that the Acceptance Fee Percentage would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, such Acceptance Fee Percentage due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Excess Availability	Acceptance Fee Percentage
I	Greater than 50% of the Loan Cap	0.625%
II	Less than or equal to 50% of the Loan Cap	0.750%

“Acceptance Lender” means any Lender in its capacity as an “acceptance lender” of Acceptances hereunder.

“Acceptance Reimbursement Obligations” means, at any time and without duplication, the aggregate indebtedness, liabilities, and obligations of the Borrowers to pay to any Acceptance Lender (or reimburse any Acceptance Lender for) any amount due under any Acceptance at maturity.

“Accommodation Payment” has the meaning provided therefor in Section 9.15(d).

“Account” shall mean “accounts” as defined in the UCC, including, without limitation, all:  accounts, accounts receivable and rights to payment (whether or not earned by performance) for: property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; services rendered or to be rendered; a policy of insurance issued or to be issued; or a secondary obligation incurred or to be incurred.

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“ACH” shall mean the automated clearing house transfers of funds for the account of any Loan Party.

“Additional Commitment Lender” has the meaning provided therefor in Section 2.2(b).

“Adjusted Fixed Charge Coverage Ratio” means, as of the last day of any Fiscal Quarter of the Lead Borrower, for the preceding four Fiscal Quarters then ended, the ratio of (a) Consolidated EBITDA for such period, to (b) Adjusted Fixed Charges for such period.

“Adjusted Fixed Charges” means, for any period, as determined for the Lead Borrower and its Subsidiaries on a Consolidated basis, without duplication, the sum of (a) Consolidated Interest Expense during such period, (b) Maintenance Capital Expenditures during such period, (c) scheduled principal payments of Indebtedness payable over the course of the preceding four (4) Fiscal Quarters, (d) federal, state, local, and foreign income taxes net of refunds received, to the extent any such taxes are paid in cash during such period (excluding taxes paid to repatriate foreign earnings for fiscal periods which are more than twelve months prior to the date of determination of Adjusted Fixed Charges for any period), and (e) Restricted Payments during such period, excluding any Restricted Payments (x) consisting of dividends or distributions made in Capital Stock under clause (a) of the definition thereof and (y) permitted under Section 6.7(a)(iii).

“Adjusted Net Earnings from Operations” means, with respect to any fiscal period of the Lead Borrower, the Lead Borrower’s and its Subsidiaries’ net income after provision or benefit for income taxes for such fiscal period, excluding any and all of the following included in such net income determined on a Consolidated basis in accordance with GAAP: (a) gain or loss arising from the sale of any capital assets, (b) gain or loss arising from any write-up or write-down in the book value of any fixed or intangible assets, (c) earnings or losses of any Person (other than a Subsidiary of the Lead Borrower) in which the Lead Borrower or any consolidated Subsidiary of the Lead Borrower has an ownership interest unless (and only to the extent) any such earnings shall actually have been received by the Lead Borrower or such consolidated Subsidiary in the form of cash distributions, (d) gains or losses arising from the acquisition of debt or equity securities of the Lead Borrower or any of its Subsidiaries or from the cancellation or forgiveness of Indebtedness, (e) gains or losses arising from extraordinary items as determined in accordance with GAAP, (f) gains or losses arising from any non-recurring non-cash transactions, (g) gains or losses arising from any non-recurring cash transactions up to $5,000,000 after taxes in the aggregate in any Fiscal Year, (h) gains and losses from the recording of share based compensation, including, without limitation, stock option expense, (i) any restructuring, business optimization costs, charges or reserves (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), fees of restructuring or business optimization consultants, integration and non-recurring severance, relocation costs, one-time compensation charges, consolidation, transition, integration, or other similar charges and expenses, contract termination costs, excess pension charges, system establishing charges, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses, or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans and litigation settlements or losses

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outside the ordinary course of business; provided, that the aggregate amount added back pursuant to this clause (i) may not exceed 10% for any four (4) Fiscal Quarter period of Adjusted Net Earnings from Operations, (j) any transaction fees, commissions, costs or expenses (or any amortization thereof) relating to any acquisition or joint venture investment, disposition, issuance of Capital Stock or any other equity interests, recapitalization or the incurrence, prepayment, amendment, modification, restructuring, or refinancing of Indebtedness (including the Loans), in each case, not prohibited hereunder (whether or not successful), and (k) any cost savings, operating expense reductions, and synergies projected by the Lead Borrower to result from actions taken during such period that (i) are reasonably expected to be realized within eighteen (18) months of the applicable action and (ii) are calculated on a basis consistent with GAAP and are, in each case, reasonably identifiable, factually supportable, and expected to have a continuing impact on the operations of the Lead Borrower and its Subsidiaries; provided, that the aggregate amount added back pursuant to this clause (k) may not exceed 10% for any four (4) Fiscal Quarter period of Adjusted Net Earnings from Operations.

“Adjustment Date” means the first day of each calendar month following the end of each Fiscal Quarter.

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent for the Secured Parties hereunder.

“Affected Financial Institution” means any EEA Financial Institution or UK Financial Institution.

“Affiliate” means, with respect to a specified Person, (i) any other Person Controlling, Controlled by or under direct or indirect common Control with that Person, (ii) any other Person directly or indirectly holding 5% or more of any class of the Capital Stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person, (iii) any other Person 5% or more of any class of whose Capital Stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person, and (iv) any other Person that Controls that Person. For greater certainty, any reference to an Affiliate of an Agent, a Lender or any other Secured Party shall include a domestic or foreign branch of such Person.

“Agent’s Office” means the Agents’ address and, as appropriate, account as set forth on the signature page hereto, or such other address or account as the Agents may from time to time notify the Lead Borrower and the Lenders.

“Agents” means collectively, the Administrative Agent and the Collateral Agent.

“Agreement” means this Fourth Amended and Restated Credit Agreement, as modified, amended, supplemented or restated, and in effect from time to time.

“Allen Edmonds” has the meaning provided therefor in the Recitals.

“Allocable Amount” has the meaning provided therefor in Section 9.15(d).

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“Applicable Law” means as to any Person: (i) all statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders, judgments and injunctions, and/or similar rulings, in each instance ((i) and (ii)) of or by any Governmental Authority, or court, or tribunal which are applicable to such Person, or any property of such Person.

“Applicable Lenders” means the Required Lenders or all Lenders, as applicable.

“Applicable Margin” means:

(a) from and after the ~~Fifth~~Seventh Amendment Effective Date until the first Adjustment Date thereafter, the percentages set forth in Level II of the pricing grid below; and

(b)from and after the first Adjustment Date following the ~~Fifth~~Seventh Amendment Effective Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon Average Excess Availability for the immediately preceding Fiscal Quarter. Upon the occurrence and during the continuance of an Event of Default, at the option of the Administrative Agent or at the direction of the Required Lenders, interest shall accrue at Level II of the pricing grid above, and shall be determined in the manner set forth in Section 2.11; provided further if any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect as of the date of such Borrowing Base Certificate such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Excess Availability	Prime Rate Loans	~~Term~~ SOFR Loans
I	~~Greater than 50~~> 67% of the Loan Cap	0.25%	1.25%
II	~~Less than or equal to 50~~< 67% but > 33% of the Loan Cap	0.50%	1.50%
III	< 33% of the Loan Cap	0.75%	1.75%

“Appraisal Percentage” means (i) for the Selected Months of each Fiscal Year, 92.5%, and (ii) at all other times, 90%.

“Appraised Value Percentage” means with respect to Inventory of any Loan Party, the orderly liquidation value thereof (expressed as a percentage of the Cost of such Inventory) as determined from time to time (and updated at least once in each calendar year)

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in a manner acceptable to the Administrative Agent by an experienced and reputable independent appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.5), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria or in the most recently conducted appraisal, such reserves as the Administrative Agent from time to time determines in the Administrative Agent’s Permitted Discretion (after consultation with the Lead Borrower (whose consent to any Availability Reserve shall not be required)) as being appropriate (a) to reflect the impediments to the Collateral Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, in the Administrative Agent’s Permitted Discretion, Availability Reserves may include (but are not limited to) (i) reserves for rent at leased locations; (ii) reserves based on Customer Credit Liabilities; (iii) reserves for customs, duties, and other costs to release Inventory which is being imported into the United States of America; (iv) reserves for outstanding taxes and other governmental charges, including, ad valorem, real estate, personal property, and other taxes which might have priority over the interests of the Collateral Agent in the Collateral; (v) reserves for accrued, unpaid interest on the Obligations; (vi) reserves for salaries, wages and benefits due to employees of any Borrower; (vii) reserves for warehouseman’s or bailee’s charges; (viii) Bank Products Reserves; (ix) Cash Management Reserves; (x) ~~the Senior Notes Repayment Reserve~~[reserved]; (xi) reserves for reasonably anticipated changes in appraised value of Inventory between appraisals; and (xii) reserves for amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Collateral Agent’s and/or Lenders’ Liens and/or for amounts which may represent costs relating to the enforcement of the Collateral Agent’s Liens including, without limitation, in the good faith credit discretion of the Administrative Agent, any such amounts due and not paid for vacation pay, wages, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance.  Availability Reserves shall be established and calculated in a manner and methodology consistent with the Administrative Agent’s practices with the Loan Parties as of the ~~Fifth~~Seventh Amendment Effective Date, provided that in establishing and calculating any such Availability Reserves, the Administrative Agent may take into account changes to the Loan Parties’ business after the ~~Fifth~~Seventh Amendment Effective Date, and provided further, however, that if (x) an Event of Default exists, (y) any of the conditions described in clauses (ii) and (iii) of the first sentence of the definition of “Permitted

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Discretion” apply, or (z) any factor or circumstance described in clause (D) of the second sentence of the definition of “Permitted Discretion” exists, then Availability Reserves may be established and calculated in a manner and methodology consistent with the Administrative Agent’s practices as of the ~~Fifth~~Seventh Amendment Effective Date with other similarly situated borrowers.  The Availability Reserves in effect on the ~~Fifth~~Seventh Amendment Effective Date are reflected on the Borrowing Base Certificate delivered to the Administrative Agent pursuant to the ~~Fifth~~Seventh Amendment.

“Average Credit Extensions” means, as of any date of determination, the average daily amount of Credit Extensions outstanding for the immediately preceding Fiscal Quarter.  The Administrative Agent shall provide the Lead Borrower with a calculation of such Average Credit Extensions on the fourth Business Day of each Fiscal Quarter for the immediately preceding Fiscal Quarter upon request of the Lead Borrower, or alternatively, give the Lead Borrower electronic access to the Administrative Agent’s systems to the extent necessary to provide such information.

“Average Excess Availability” means, as of any date of determination, the average daily Excess Availability for the immediately preceding Fiscal Quarter.  The Administrative Agent shall provide the Lead Borrower with a calculation of Average Excess Availability on the fourth Business Day of each Fiscal Quarter for the immediately preceding Fiscal Quarter upon request of the Lead Borrower, or alternatively, give the Lead Borrower electronic access to the Administrative Agent’s systems to the extent necessary to provide such information.

“B&H” means B&H Footwear Company Limited, a Hong Kong corporation and a joint venture between a Subsidiary of the Lead Borrower and an unrelated third party.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to (x) any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, or (y) the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A., a national banking association.

“Bank Product Reserves” means such reserves as the Administrative Agent from time to time determine in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Bank Products” means any services or facilities provided to any Loan Party (or to any Subsidiary thereof, whether or not a Loan Party; provided that any such services or

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facilities provided to any Subsidiary which is not a Loan Party are hereby guaranteed by the Loan Parties) by the Agent, any Lender, or any of their respective Affiliates, including, without limitation, on account of (a) Swap Contracts, (b) leasing, (c) factoring, and (d) supply chain finance services (including, without limitation, trade payable services and supplier accounts receivable purchases), but excluding Cash Management Services.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C.  Section 101 et seq.) as now or hereafter in effect, or any successor thereto.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BG Retail” has the meaning provided therefor in the Recitals.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocked Account Agreements” means agency agreements with the banks maintaining deposit accounts of any of the Loan Parties where funds from one or more DDAs are concentrated, which agreements shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Blocked Account Banks” means (i) Bank of America, and (ii) each other bank with whom the Loan Parties have entered into Blocked Account Agreements.

“Blocked Accounts” means each deposit account of the Loan Parties which is the subject of a Blocked Account Agreement or is maintained with Bank of America.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Blowfish” has the meaning provided therefor in the Recitals.

“Borrower Security Agreement” means the Amended and Restated Security Agreement dated as of July 21, 2004 (and as amended on January 18, 2019 pursuant to the Third Amendment Confirmation Agreement) and executed and delivered by the Borrowers to the Collateral Agent for the benefit of the Secured Parties.

“Borrowers” means individually and collectively, (a) the Lead Borrower, Sidney Rich, BG Retail, Allen Edmonds, Vionic Group, Vionic International, Blowfish and (b) any other Person which becomes a “Borrower” in accordance with the provisions of this

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Agreement; provided, however, that “Borrower” shall cease to include any of the foregoing which is released from its obligations as a Borrower pursuant to Section 8.17 hereof.

“Borrowing” means (a) the incurrence of Loans of a single Type, on a single date and having, in the case of Term SOFR Loans, a single Interest Period, or (b) a Swingline Loan.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a) (i) an amount equal to (A) the Appraised Value Percentage of Eligible Inventory, multiplied by (B) an amount equal to (x) the Cost of such Eligible Inventory, minus (y) Inventory Reserves, multiplied by (ii) the Appraisal Percentage; plus

(b)with respect to any Eligible Letter of Credit, (i) an amount equal to (A) the Appraised Value Percentage of the Inventory supported by such Eligible Letter of Credit, multiplied by (B) an amount equal to (x) the Cost of such Inventory when completed, minus (y) Inventory Reserves, multiplied by (ii) the Appraisal Percentage; plus

(c)ninety percent (90%) of the Net Amount of Eligible Credit Card Receivables; plus

(d)eighty-five percent (85%) of the Net Amount of Eligible Accounts; minus

(e) the then amount of all Availability Reserves~~.~~;

provided that, that the SW Acquired Assets shall be subject to advance rates reduced to 50% in clauses (a) through (d) above until the earlier of (x) completion of appraisals and commercial finance examinations of the SW Acquired Assets in form and substance reasonably satisfactory to the Agent and (y) the date that is ninety-one (91) days following the Closing Date (as defined in the SW Acquisition Agreement), in which case if no satisfactory appraisals and commercial finance examinations have been received by the Agent by such date, the advance rates for the SW Acquired Assets shall be reduced to 0% until the completion of satisfactory appraisals and commercial finance examinations have been received by the Agent.

“Borrowing Base Certificate” has the meaning provided therefor in Section 5.1(f).

“Borrowing Request” means a request by the Lead Borrower on behalf of the Borrowers for a Borrowing in accordance with Section 2.4.

“Breakage Costs” has the meaning provided therefor in Section 2.21(b).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or Boston, Massachusetts are authorized or required by law to remain closed, or are in fact closed where the Agent’s Office is located.

“Canadian Sanction Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures,

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including the Special Economic Act (Canada), the United States Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada) and the Export and Import of Permits Act (Canada) and any related regulations.

“Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition, improvement or repair of fixed or capital assets of such Person (but excluding any asset acquired (x) in connection with a Permitted Acquisition, or (y) with the proceeds of insurance or condemnation awards), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) Financing Lease Obligations incurred by a Person during such period to the extent capitalized in accordance with GAAP.

“Capital Stock” means with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Cash Collateral Account” means an interest-bearing account established by the Borrowers with the Collateral Agent at Bank of America under the sole and exclusive dominion and control of the Collateral Agent designated as the “Caleres Cash Collateral Account”.

“Cash Dominion Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain for three (3) consecutive Business Days Excess Availability of at least the greater of (i) ten (10%) percent of the Loan Cap and (ii) $~~40,000,000~~56,000,000.  For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (i) so long as such Event of Default has not been cured or waived, and/or (ii) if the Cash Dominion Event arises as a result of the Borrowers’ failure to maintain Excess Availability as required hereunder, until Excess Availability has exceeded the greater of (i) ten (10%) percent of the Loan Cap and (ii) $~~40,000,000~~56,000,000 for thirty (30) consecutive calendar days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Excess Availability exceeds the required amount for thirty (30) consecutive calendar days) after a Cash Dominion Event has occurred and been discontinued on two (2) occasions in any twelve (12) month period; provided further that such Cash Dominion Event shall terminate on the date that is twelve months after the date of the first discontinuance described in the foregoing proviso but only if on such date an Event of Default is no longer continuing and/or Excess Availability exceeds the required

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amount for thirty (30) consecutive calendar days (without limiting the Administrative Agent’s right to assert the existence of a Cash Dominion Event thereafter).

“Cash Management Reserves” means such reserves as the Administrative Agent, from time to time, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party (or to any Subsidiary thereof, whether or not a Loan Party; provided that any such services or facilities provided to any Subsidiary which is not a Loan Party are hereby guaranteed by the Loan Parties) by any Lender or any of its Affiliates: (a) ACH transactions, (b) other cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit card processing services, (e) purchase cards and (f) credit or debit cards.

“Cash Receipts” has the meaning provided therefor in Section 2.23(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a Domestic Subsidiary with no material assets other than Capital Stock of one or more Foreign Subsidiaries that are CFCs.

“Change in Control” means, at any time, (a) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Lead Borrower by Persons who were neither (i) nominated by the board of directors of the Lead Borrower nor (ii) appointed by directors so nominated; or (b) any person (within the meaning of the Securities and Exchange Act of 1934, as amended), which is or becomes the beneficial owner (within the meaning of Rule 13d-3 and 13d-5 of the Securities and Exchange Act of 1934, as amended) directly or indirectly of fifty percent (50%) or more of the total voting power of the Voting Stock of the Lead Borrower on a fully diluted basis, whether as a result of the issuance of securities of the Lead Borrower, any merger, consolidation, sale, or distribution, or otherwise, or (c) the failure of the Lead Borrower to own, directly or indirectly, 100% (or such lesser percentage as may be owned directly or indirectly, as of the Fifth Amendment Effective Date or as of the later acquisition thereof) of the Capital Stock or ownership interest, as applicable, of all other Loan Parties, except where such failure is as a result of a transaction not prohibited by the Loan Documents; or (d) any “change in control” or similar event however defined in any documents governing Material Indebtedness of any Loan Party.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Relevant Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Relevant Date or (c) compliance by any Lender, Issuing Bank or Acceptance Lender (or, for purposes of

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Section 2.25, by any lending office of such Lender, Issuing Bank or Acceptance Lender or by such Lender’s, Issuing Bank’s or Acceptance Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Relevant Date provided however, for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have gone into effect and been adopted after the Fifth Amendment Effective Date.

“Charges” has the meaning provided therefor in Section 9.14.

“Charter Document” means as to any Person, its partnership agreement, certificate or articles of incorporation, operating agreement, membership agreement or similar constitutive document or agreement, its by-laws and all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Capital Stock, its partnership interests, membership interests or other equity interests and all other arrangements relating to the Control or management of such Person.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended from time to time.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document.

“Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent under the Security Documents.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commercial Letter of Credit Fee” means with respect to any Commercial Letter of Credit issued hereunder:

(a)from and after the ~~Fifth~~Seventh Amendment Effective Date until the first Adjustment Date thereafter, the percentages set forth in Level II of the pricing grid below; and

(b)from and after the first Adjustment Date following the ~~Fifth~~Seventh Amendment Effective Date and on each Adjustment Date thereafter, the Commercial Letter of Credit Fee shall be determined from the following pricing grid based upon Average Excess Availability for the immediately preceding Fiscal Quarter. If a Default or Event of Default exists at the time any reduction in the Commercial Letter of Credit Fee is to be

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implemented, such reduction shall not occur until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured, and at the option of the Administrative Agent or at the direction of the Required Lenders upon the occurrence and during the continuance of an Event of Default, the Commercial Letter of Credit Fee shall be set at the Level II and shall be determined in the manner set forth in Section 2.14(a)(iii) hereof; provided further if any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect as of the date of such Borrowing Base Certificate such that the Commercial Letter of Credit Fee would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, such Commercial Letter of Credit Fee due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Excess Availability	Applicable Percentage
I	Greater than 50% of the Loan Cap	0.625%
II	Less than or equal to 50% of the Loan Cap	0.750%

“Commitment” means, with respect to each Lender, the commitment of such Lender hereunder in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be either (i) reduced from time to time pursuant to Section 2.17 hereof, or (ii) increased from time to time pursuant to Section 2.2 hereof.

“Commitment Fee” has the meaning provided therefor in Section 2.13.

“Commitment Increase” has the meaning provided therefor in Section 2.2(b).

“Commitment Percentage” means, with respect to each Lender, that percentage of the Commitments of all Lenders hereunder in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be either (i) reduced from time to time pursuant to Section 2.17 hereof, or (ii) increased or reduced from time to time pursuant to Section 2.2 hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communication” has the meaning provided therefor in Section 9.7(b).

“Compliance Certificate” has the meaning provided therefor in Section 5.1(d).

“Concentration Account” has the meaning provided therefor in Section 2.23(a).

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“Confirmation Agreement” means ~~that certain Confirmation, Ratification and Amendment of Ancillary Loan Documents dated as of January 18, 2019 by and among the Loan Parties and the Agents, together with all similar agreements previously or hereafter executed and delivered by any or all of the Loan Parties.~~collectively, the Third Amendment Confirmation Agreement and the Seventh Amendment Confirmation Agreement.

“Conforming Changes” means with respect to use, administration of or conventions associated with SOFR, Term SOFR or any proposed Successor Rate, as applicable, any conforming changes to the definitions of Prime Rate, SOFR, Term SOFR and Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of Business Day and U.S. Government Securities Business Day, timing of borrowing requests or prepayment, conversion or continuation notices, and length of lookback periods) as may be appropriate, in Administrative Agent's discretion and in consultation with the Lead Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Administrative Agent determines in consultation with the Lead Borrower is reasonably necessary in connection with the administration of any Loan Document).

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, refers to the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means with respect to any Fiscal Period of the Lead Borrower, the result for such period of (i) Adjusted Net Earnings from Operations, plus (ii) depreciation, amortization and all other non-cash charges that were deducted in the calculation of Adjusted Net Earnings from Operations for such period plus (iii) federal, state, local and foreign income taxes that were deducted in the calculation of Adjusted Net Earnings from Operations for such period, plus (iv) Consolidated Interest Expense to the extent deducted in the calculation of Adjusted Net Earnings from Operations for such period, in each case determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period for any Person, interest expense of such Person for such period, determined on a Consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

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“Cost” means, with respect to Inventory, the lower of cost (on a first-in, first-out basis) or market value, as reported on the Borrowers’ inventory records and in a manner consistent with current practice.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning provided therefor in Section 9.26.

“Credit Card Notifications” has the meaning provided therefor in Section 2.23(d).

“Credit Card Receivables” means each “payment intangible” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a major credit or debit card issuer (including, but not limited to, Visa, Mastercard, American Express, JCB, ~~Paypal~~PayPal, BillMeLater, and Discover and such other issuers approved by the Administrative Agent) to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Exposure” has the meaning provided therefor in Section 8.13.

“Credit Extensions” as of any day, shall be equal to the sum of (a) the principal balance of all Loans then outstanding, (b) the then amount of the Letter of Credit Outstandings and (c) the aggregate amount of any unpaid Acceptance Reimbursement Obligations, whether or not then due.

“Customer Credit Liabilities” means, at any time, the aggregate face value at such time of (a) outstanding gift certificates and gift cards of the Loan Parties entitling the holder thereof to use all or a portion of the certificate to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits and customer deposits of the Loan Parties.

“Daily Simple SOFR” with respect to any applicable determination date means SOFR as published on such date on the Federal Reserve Bank of New York’s website (or any successor source satisfactory to Administrative Agent); provided that if the Daily Simple SOFR determined in accordance with this definition would otherwise be less than the Floor, the Daily Simple SOFR shall be deemed to be the Floor for purposes of this Agreement.

“DDAs” means any checking or other demand deposit account maintained by any Loan Party.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

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“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 8.13(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to any Agent, Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Lead Borrower, the Administrative Agent, the Lead Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Lead Borrower, to confirm in writing to the Administrative Agent and the Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Lead Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or other similar Applicable Law of any jurisdiction or any other bankruptcy, insolvency, or similar laws of the United States of America, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 8.13(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Lead Borrower, the Lead Issuing Bank, the Swingline Lender and each other Lender promptly following such determination.

“Designated Disposition” means, collectively, the sales, transfers, leases or other dispositions described on Schedule 15 of the Information Certificate.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

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“Disbursement Accounts” has the meaning provided therefor in Section 2.23(a).

“Disqualified Stock” means any Capital Stock of any Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, in each case prior to the Termination Date.

“Dollar Equivalent” of an amount denominated in currency other than Dollars shall mean, at any time for the determination thereof, the amount of Dollars which could be purchased with the amount of such other currency involved in such computation at the spot exchange rate therefor as quoted by the Agent as of 11:00 A.M. (Boston time) on the date two (2) Business Days prior to the date of any determination thereof for purchase on such date.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Earn-Out Obligations” means any contingent consideration payable to the seller in connection with a Permitted Acquisition based on future operating performance of the acquired Person or assets or other purchase price adjustment or indemnification obligation payable following the consummation of such Permitted Acquisition based on criteria set forth in the documentation governing or relating to such Permitted Acquisition.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system maintained by the Securities and Exchange Commission.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution

“Effective Date” means the date on which the conditions specified in Section 4.1 were satisfied.

“Electronic Copy” has the meaning provided therefor in Section 9.7(b).

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“Eligible Accounts” means Accounts (excluding, for the avoidance of doubt, Credit Card Receivables) due to a Loan Party as arise in the ordinary course of business, which have been earned by performance, and are deemed by the Administrative Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, unless otherwise approved in writing by the Administrative Agent, none of the following shall be deemed to be Eligible Accounts:

(a)

Accounts that have been outstanding for more than ninety (90) days past the invoice date or that are more than sixty (60) days past due; provided that Eligible Accounts may include up to $3,000,000 of Accounts for which more than ninety (90) days but less than one hundred twenty (120) days have elapsed since the date of the original invoice therefor, but which are less than sixty (60) days past due, in the ordinary course of the Loan Parties’ business and provided further that Eligible Accounts may include Accounts of major retailers, including, without limitation, Macy’s, Dillards, Nordstrom, Amazon.com, Designer Brands Inc., Walmart, Kohl’s, QVC Group, and The TJX Companies, Inc., for which more than one hundred twenty (120) days but less than one hundred forty-five days (145) have elapsed since the date of the original invoice therefor, but which are less than sixty (60) days past due, in the ordinary course of the Loan Parties’ business without regard to the $3,000,000 limitation;

(b)	Accounts due from any Person to the extent that fifty percent (50%) or more of all Accounts from such Person are not Eligible Accounts pursuant to the other provisions of this definition;
(c)

Accounts with respect to which a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than (x) Liens granted to the Collateral Agent, for its benefit and the ratable benefit of the Secured Parties, pursuant to the Security Documents and (y~~) Liens in favor of the holders or lenders of the Refinancing Debt permitted pursuant to Section 6.2(h) hereof any (z~~) Liens to secure Permitted Senior Debt);

(d)	Accounts that are not subject to a first priority security interest in favor of the Collateral Agent, for the benefit of itself and the Secured Parties;
(e)	Accounts with respect to which any of the representations, warranties, covenants and agreements contained in any Loan Document are incorrect or have been breached;
(f)

Accounts with respect to which a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

(g)

Accounts which represent a progress billing or as to which the applicable Loan Party has extended the time for payment without the consent of the Administrative Agent (for the purposes hereof, “progress billing” means

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any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to such the obligation to pay such invoice is conditioned upon such Loan Party’s completion of any further performance under such contract or agreement);

(h)

Accounts with respect to which any one or more of the following events has occurred to the account debtor on such Account:  (i) death or judicial declaration of incompetency of such account debtor who is a natural person; (ii) the filing by or against such account debtor of a request, proposal or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under ~~the Bankruptcy Code or other similar Applicable Law of any jurisdiction or any other bankruptcy, insolvency, or similar laws of the United States of America, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect~~any Debtor Relief Law; (iii) the making of any general assignment for the benefit of creditors by such account debtor; (iv) the appointment of a receiver or trustee for such account debtor or for any of the assets of the account debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Bankruptcy Code; (v) the institution by or against such account debtor of any other type of insolvency proceeding (under ~~the Bankruptcy Code or other similar Applicable Law of any jurisdiction~~any Debtor Relief Law or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such account debtor; (vi) the sale, assignment, or transfer of all or any material part of the assets of such account debtor; (vii) the nonpayment generally by such account debtor of its debts as they become due; or (viii) the cessation of the business of such account debtor as a going concern;

(i)

Accounts owed by a Person which (i) does not maintain its chief executive office in the United States of America, (ii) is not organized under the laws of the United States of America or any political subdivision or state thereof, or (iii) is the government of any ~~foreign~~ country (other than the United States of America) or sovereign state, or of any state, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, except to the extent that such Account is secured or payable by a letter of credit or acceptance satisfactory to the Administrative Agent in its reasonable discretion;

(j)	Accounts owed by a Person which is an Affiliate, director, officer, or employee of such Loan Party;
(k)

Accounts with respect to which either the perfection, enforceability, or validity of the Collateral Agent’s Liens in such Account, or the Collateral Agent’s right or ability to obtain direct payment to the Collateral Agent of the proceeds of such Account, is governed by any federal, state or local

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statutory requirements other than those of the UCC (except as provided in clause (m) following);

(l)

Accounts owed by a Person to which a Loan Party is indebted in any way, or which is subject to any right of setoff or recoupment by such Person, unless such Person has entered into an agreement reasonably acceptable to the Administrative Agent to waive setoff rights, or as to which such Person has disputed liability or made any claim with respect to any other Account due from such Person, but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;

(m)

Accounts owed by the government of the United States of America or any department, agency, public corporation, or other instrumentality thereof, unless, in the case of the United States of America, the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. 3727 et seq.), and in each case, any other steps necessary to perfect the Collateral Agent’s Liens therein, have been complied with to the Administrative Agent’s satisfaction with respect to such Account;

(n)

Accounts owed by any state municipality, or other political subdivision of the United States of America or any other government, country or jurisdiction, or any department, agency, public corporation, or other instrumentality thereof and as to which the Administrative Agent determines that its Lien therein is not or cannot be perfected;

(o)

Accounts which represent a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment (other than with respect to consignments to Bloomingdales, Inc., Amazon.com and/or QVC in an aggregate amount not to exceed $~~10,000,000~~15,000,000), or other repurchase or return (excluding sales subject to returns of defective merchandise returned in the ordinary course of business) basis;

(p)	Accounts owed by trade vendors in connection with marketing and advertising costs expended by a Loan Party;
(q)	Accounts which are evidenced by a promissory note or other instrument or by chattel paper;
(r)

Accounts with respect to which the account debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Loan Party to seek judicial enforcement in such state of payment of such Account, unless such Loan Party has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year;

(s)	Accounts which arise out of a sale not made in the ordinary course of such Loan Party’s business;

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(t)

Accounts with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by, or have been rejected or objected to by, the account debtor or the services giving rise to such Account have not been performed by such Loan Party, and, if applicable, accepted by the account debtor, or the account debtor revokes its acceptance of such goods or services;

(u)

Accounts owed by a Person, or group of affiliated Persons, which is obligated to the Loan Parties respecting Accounts the aggregate unpaid balance of which exceeds thirty percent (30%) of the aggregate unpaid balance of all Accounts owed to the Loan Parties at such time by all of the Loan Parties’ account debtors, but only to the extent of such excess;

(v)

Accounts with respect to which such Loan Party or the Administrative Agent has, in the exercise of the Administrative Agent’s reasonable credit judgment after consultation with the Lead Borrower, deemed such Account as uncollectible or has any reason to believe that such Account is uncollectible; and

(w)	Accounts which the Administrative Agent determines in its reasonable credit judgment is ineligible for any other reason.

If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of the Borrowing Base.

“Eligible Assignee” means (a) a commercial bank, commercial finance company, or other asset based lender having total assets in excess of $1,000,000,000, (b) any Lender listed on the signature pages of this Agreement, (c) any Affiliate of any Lender, (d) an Approved Fund, and (e) if an Event of Default has occurred and is continuing, any Person reasonably acceptable to the Administrative Agent; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include (i) a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries, (ii) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (iii) a Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof or (iv) any direct competitor of the Lead Borrower which has been previously disclosed in writing to the Administrative Agent by the Lead Borrower.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet such criteria at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from a credit card payment processor and/or credit card issuer, and in each case is originated in the ordinary course of business of such Loan Party, and (ii) in each case is deemed by the Administrative Agent in its reasonable discretion  to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, an Account shall indicate no Person other than a Loan Party as payee or remittance party.  Without limiting the foregoing, unless otherwise approved in

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writing by the Administrative Agent, none of the following shall be deemed to be Eligible Credit Card Receivables:

(a)	Credit Card Receivables which do not constitute a “payment intangible” (as defined in the UCC);
(b)	Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;
(c)

Credit Card Receivables with respect to which a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than (x) Liens granted to the Collateral Agent, for its benefit and the ratable benefit of the Secured Parties, pursuant to the Security Documents, and (y~~) Liens in favor of the holders or lenders of the Refinancing Debt permitted pursuant to Section 6.2(h) hereof and (z~~) Liens to secure Permitted Senior Debt);

(d)

Credit Card Receivables that are not subject to a first priority security interest in favor of the Collateral Agent, for its benefit and the ratable benefit of the Secured Parties (it being the intent that chargebacks in the ordinary course by such processors shall not be deemed violative of this clause);

(e)

Credit Card Receivables which are disputed, are with recourse to a Loan Party, or with respect to which a claim, counterclaim, right of setoff, recoupment or chargeback has been asserted, unless such Person has entered into an agreement reasonably acceptable to the Administrative Agent to waive setoff rights, but in each such case only to the extent of such claim, counterclaim, right of setoff, recoupment or chargeback, it being understood that for purposes of this clause (e), “with recourse” means solely that the applicable Loan Party is liable to the relevant credit card processor in the event that the credit cardholder fails to pay his or her credit card bill;

(f)	Credit Card Receivables as to which the processor has the right under certain circumstances to require a Loan Party to repurchase such Credit Card Receivables from such credit card processor;
(g)

Credit Card Receivables with respect to which any one or more of the following events has occurred to the issuer or payment processor of the applicable credit card:  (i)  the filing by or against such issuer or payment processor of a request, proposal or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under ~~the Bankruptcy Code or other similar Applicable Law of any jurisdiction or any other bankruptcy, insolvency, or similar laws of the United States of America or any foreign jurisdiction, now or hereafter in effect~~any Debtor Relief Laws; (ii) the making of any general assignment for the benefit of creditors by such issuer or payment processor; (iii) the appointment of a receiver, monitor or trustee for such issuer or payment processor or for any of the assets of the issuer or payment processor, including, without limitation, the appointment of or taking possession by a

23

“custodian,” as defined in the Bankruptcy Code; (iv) the institution by or against such issuer or payment processor of any other type of insolvency proceeding (under ~~the Bankruptcy Code or other similar Applicable Law of any jurisdiction~~any Debtor Relief Law or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such issuer or payment processor; (v) the sale, assignment, or transfer of all or any material part of the assets of such issuer or payment processor; (vi) the nonpayment generally by such issuer or payment processor of its debts as they become due; or (vii) the cessation of the business of such issuer or payment processor as a going;

(h)

Credit Card Receivables with respect to which either the perfection, enforceability, or validity of the Collateral Agent’s Liens in such Credit Card Receivables, or the Collateral Agent’s right or ability to obtain direct payment to the Collateral Agent of the proceeds of such Credit Card Receivables, is governed by any federal, state or local statutory requirements other than those of the UCC;

(i)	Credit Card Receivables which are not valid, legally enforceable obligations of the applicable issuer with respect thereto;
(j)	Credit Card Receivables which do not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;
(k)	Credit Card Receivables which are evidenced by a promissory note or other instrument or by chattel paper;
(l)

Credit Card Receivables with respect to which such Loan Party or the Administrative Agent has, in the Administrative Agent’s reasonable credit judgment, deemed such Credit Card Receivables as uncollectible or has any reason to believe that such Credit Card Receivables are uncollectible; and

(m)	Credit Card Receivables which the Administrative Agent determines in its reasonable credit judgment is ineligible for any other reason.

If any Credit Card Receivable at any time ceases to be an Eligible Credit Card Receivable, then such Credit Card Receivable shall promptly be excluded from the calculation of the Borrowing Base.

“Eligible In-Transit Inventory” means, as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory:

(a) (i) which has been shipped from a location within the United States of America for receipt by a Loan Party within sixty (60) days of the date of determination ~~(or, in the case of the period from the Fifth Amendment Effective Date through the date that is one hundred eighty (180) days after the Fifth Amendment Effective Date, within seventy-five (75) days of the date of determination)~~, but which has not yet delivered to such Loan Party, (ii) for which title has passed to such Loan Party, (iii) for which the bill of lading or other document

24

of title reflects a Loan Party as consignee, (iv) which is insured to the reasonable satisfaction of the Collateral Agent, and (v) which otherwise would constitute Eligible Inventory; or

(b) (i) which has been shipped from a location (other than one within the United States of America) for receipt by a Loan Party within sixty (60) days of the date of determination ~~(or, in the case of the period from the Fifth Amendment Effective Date through the date that is one hundred eighty (180) days after the Fifth Amendment Effective Date, within seventy-five (75) days of the date of determination)~~ and is reflected in the Loan Parties’ import system, but which has not yet delivered to such Loan Party, (ii) for which title has passed to such Loan Party, (iii) for which the bill of lading or other document of title reflects a Loan Party as consignee (along with delivery to such Loan Party or its customs broker of the documents of title with respect thereto), (iv) as to which the Collateral Agent has control over a set of documents of title which evidence ownership of the subject Inventory (such as, if requested by the Collateral Agent, by the delivery of a customs broker agency agreement, satisfactory to the Collateral Agent), (v) which is insured to the reasonable satisfaction of the Collateral Agent, and (vi) which otherwise would constitute Eligible Inventory.

“Eligible Inventory” means, as of the date of determination thereof, (a) Eligible In-Transit Inventory, and (b) items of Inventory of the Loan Parties that are finished goods, merchantable and readily saleable to the public in the ordinary course, in each case deemed by the Administrative Agent in its reasonable discretion to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, unless otherwise approved in writing by the Administrative Agent, none of the following shall be deemed to be Eligible Inventory:

(a)  Inventory that is not owned solely by one or more Loan Parties, or is leased or on consignment to a Loan Party or by a Loan Party to another Person (other than consigned inventory at Bloomingdale’s, Inc., Amazon.com and/or QVC in an aggregate amount not to exceed $~~5,000,000~~10,000,000 so long as the Collateral Agent shall have received an agreement from Bloomingdale’s, Inc., Amazon.com and/or QVC, as applicable, to provide the Collateral Agent with access to the Inventory of such Loan Party held by such Person on consignment and a reasonable time to repossess or remove such Inventory (or dispose of such Inventory from the premises of Bloomingdale’s, Inc., Amazon.com and/or QVC, as applicable), in form and substance reasonably satisfactory to the Collateral Agent), or such Loan Party does not have good and valid title thereto;

(b)  Except as provided in clause (n) below, Inventory (including any portion thereof in transit from vendors, other than Eligible In-Transit Inventory) that is not located at a warehouse facility, distribution center or store, in each case that is owned or leased by a Loan Party;

(c)  Inventory that represents (i) goods damaged, defective or otherwise unmerchantable, (ii) goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Security Documents, or (iii) goods that are obsolete, slow moving, stale, or not usable or saleable at prices approximating at least Cost; in the normal course of such Loan Party’s business, in each case, to the extent

25

any of the foregoing ((i) through (iii)) is not factored into the calculation of Appraised Value Percentage;

(d)  Inventory that is not located in the United States of America (excluding territories and possessions thereof) other than Eligible In-Transit Inventory;

(e)  Inventory which is subject to any Lien (other than (x) Liens granted to the Collateral Agent, for its benefit and the ratable benefit of the Secured Parties, pursuant to the Security Documents, Permitted Encumbrances described in clause (ii) of the definition thereof~~,~~ and (y~~) Liens in favor of the holders or lenders of the Refinancing Debt permitted pursuant to Section 6.2(h) hereof and (z~~) Liens to secure Permitted Senior Debt);

(f)  Inventory (other than Inventory subject to Permitted Encumbrances described in clause (ii) of the definition thereof) that is not subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties;

(g)  Inventory which consists of work-in-process, chemicals, samples, protoypes, shopping bags and similar supplies which are not intended for sale in the ordinary course of business (but specifically excluding purses, satchels, backpacks and similar finished goods which are merchantable and readily saleable to the public in the ordinary course) packing and shipping materials and other similar non-merchandise categories;

(h)  Inventory as to which insurance in compliance with the provisions of Section 5.7 hereof is not in effect;

(i)  Inventory which has been sold but not yet delivered or as to which any Loan Party has accepted a deposit;

(j)  Inventory which is acquired in a Permitted Acquisition unless the Collateral Agent, in its Permitted Discretion, agrees that such Inventory shall temporarily be deemed Eligible Inventory, provided, however that if the Collateral Agent so agrees, the advance rate (x) for any such Inventory consisting of shoe Inventory shall not exceed the applicable percentage determined in accordance with the definition of “Appraised Value Percentage” for other Inventory of the Loan Parties (as utilized in the most recent Borrowing Base Certificate), and (y) for any other such Inventory shall not exceed 50% of the Cost of such Inventory, and, in each case, such Inventory shall be deemed Eligible Inventory for no more than ninety (90) days except as set forth in the following proviso, and provided further that, during such ninety (90) day period referred to above, the Collateral Agent shall cause an appraisal of such Inventory to be completed, shall establish Inventory Reserves (if applicable) therefor, and shall otherwise determine whether such Inventory shall be deemed Eligible Inventory;

(k)  Inventory that does not consist of finished goods;

(l)  Eligible In-Transit Inventory to the extent such Inventory exceeds 15% of total Inventory as shown on the Consolidated financial statements of the Lead Borrower;

(m)  Inventory that that is not reflected in the details of a current perpetual inventory report (unless reflected in a report to the Administrative Agent as “in-transit” Inventory);

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(n)  Inventory that contains or bears any proprietary rights licensed to a Loan Party by any Person, if the Administrative Agent is not satisfied that it may sell or otherwise dispose of such Inventory in accordance with the terms of the Security Documents without infringing the rights of the licensor of such proprietary rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement), unless either (i) the licensor has entered into a consent or sublicense agreement with the Collateral Agent in form and substance reasonably acceptable to the Agents (it being understood that each such agreement entered into pursuant to the Existing Credit Agreement shall be deemed to satisfy the  requirement set forth in this clause (i)), (ii) the Adjusted Fixed Charge Coverage Ratio is greater than 1.25:1.00, or (iii)  if the Adjusted Fixed Charge Coverage Ratio is less than 1.25:1.00, (A) such Inventory (other than Inventory of the Famous Footwear Division of the Loan Parties) from a licensor shall be deemed Eligible Inventory only to the extent that the value of such Inventory does not exceed $25,000,000 in the aggregate (excluding Dr. Scholls Inventory), and (B) licensed Inventory in the Famous Footwear Division of the Loan Parties shall be deemed Eligible Inventory only to the extent that the value of such Inventory does not exceed $25,000,000 in the aggregate (excluding Dr. Scholls Inventory); or

(o)  Inventory that is located in a public warehouse or in possession of a bailee or in a facility leased by such Loan Party, if the applicable warehouseman, bailee, or lessor has not delivered to the Collateral Agent, if requested by the Collateral Agent, a subordination agreement or cession of rank and, as to any such Person, an agreement to provide the Collateral Agent with access to the Inventory located in or on such Real Estate and with respect to any such lessor, a reasonable time to sell and dispose of the Inventory from such Real Estate, in form and substance reasonably satisfactory to the Collateral Agent or if a Reserve for rents or storage charges has not been established for Inventory at that location, it being understood that each such agreement entered into pursuant to the Existing Credit Agreement shall be deemed to satisfy each of the foregoing requirements.

“Eligible Letter of Credit” means, as of any date of determination thereof, a Commercial Letter of Credit which supports the purchase of Inventory, (i) which Inventory does not constitute Eligible In-Transit Inventory and for which no documents of title have then been issued; (ii) which Inventory otherwise would constitute Eligible Inventory (without giving effect to the exclusions set forth in clauses (b), (d) and (n) of the definition of “Eligible Inventory”), (c) which Commercial Letter of Credit has an expiry within sixty (60) days of the date of initial issuance of such Commercial Letter of Credit, and (iv) which Commercial Letter of Credit provides that it may be drawn only after the Inventory is completed and after documents of title have been issued for such Inventory reflecting a Borrower or the Collateral Agent as consignee of such Inventory.

“Environmental Laws” means all Applicable Laws issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, handling, treatment, storage, disposal, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, natural resource damage, costs of environmental remediation,

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administrative oversight costs, fines, penalties or indemnities), of any Person directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by a Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by a Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by a Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by a Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.  An “Event of Default” shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived in writing or cured, in each case as provided in this Agreement.

“Excess Availability” means, as of any date of determination, the excess, if any, of (a) the Loan Cap, over (b) the outstanding Credit Extensions.

“Excluded Subsidiary” means (i) any Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (ii) any CFC Holdco, (iii) any Subsidiary that is prohibited or restricted by Applicable Law, regulation, or by any contractual obligation

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existing on the ~~Fifth~~Seventh Amendment Effective Date or on the date such Person becomes a Subsidiary (as long as such contractual obligation was not entered into in contemplation of such Person becoming a Subsidiary) from becoming a Borrower or Facility Guarantor or if such becoming a Borrower or Facility Guarantor would require governmental (including regulatory) consent, approval, license, or authorization unless such consent, approval, license, or authorization has been received, (iv) any Subsidiary that is a not-for-profit organization, and (v) any other Subsidiary with respect to which, in the reasonable judgment of the Agents (confirmed in writing by notice to the Lead Borrower), the cost or other consequence of becoming a Borrower or Facility Guarantor shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party under the Facility Guaranty of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 9.24 hereof and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such guaranty or security interest becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be deducted or withheld from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any branch profits taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which any Borrower or Lender is located, (c) in the case of a Lender, any U.S. withholding Tax that is imposed on amounts payable to or for the account of such Lender at the time such Lender becomes a party to this Agreement (or designates a New Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a New Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Tax pursuant to Section 2.28, (d) any U.S. federal withholding Taxes imposed under FATCA, (e) Taxes attributable to a Recipient’s failure to comply with Section 2.28(e)~~,~~  and (f) any Canadian Tax (i) imposed on a payment by or on account of any obligation of a Loan Party hereunder: (A) to a person with which the Loan Party does not deal at arm’s length (for purposes of the Income Tax Act (Canada)) at the time of making such payment or (B) in respect of a debt or other obligation to pay an amount to a person with whom the payer is not dealing at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of such payment, or (ii) that would not have been imposed but for a Recipient being a "specified shareholder" (as defined in subsection 18(5) of the Income Tax

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Act (Canada)) of a Loan Party or not dealing at arm’s length (for purposes of the Income Tax Act (Canada)) with such a specified shareholder.

“Existing Credit Agreement” has the meaning set forth in the Preamble to the Agreement.

“Extended Commitments” means any class of Commitments the maturity of which shall have been extended pursuant to Section 2.31.

“Extended Loans” means any Revolving Loans made pursuant to the Extended Commitments.

“Extension” has the meaning provided therefor in Section 2.31(a).

“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Lead Borrower, be in the form of an amendment and restatement of this Agreement) among the Loan Parties, the applicable extending Lenders, the Administrative Agent and, to the extent required by Section 2.31, the Issuing Banks and/or the Swingline Lender implementing an Extension in accordance with Section 2.31.

“Extension Offer” has the meaning provided therefor in Section 2.31(a).

“Facility Guarantors” means each Borrower.

“Facility Guarantors’ Collateral Documents” means the Borrower Security Agreement, pledge agreements, and other instruments, documents or agreements executed and/or amended and delivered by the Facility Guarantors to secure the Facility Guaranty and/or the Obligations.

“Facility Guaranty” means the Amended and Restated Domestic Guaranty dated as of July 21, 2004, executed by the Facility Guarantors in favor of the Agents, the Issuing Banks, Acceptance Lenders, the Lenders and the other Secured Parties.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCA” has the meaning provided therefor in Section 2.32(c).

“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds

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effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means, the letter entitled “Fee Letter” among the Borrowers and the Administrative Agent dated as of ~~September 7~~May 29, ~~2021~~2025, as may be amended, supplemented or replaced and in effect from time to time.

~~“Fifth Amendment” means, that certain Fifth Amendment to Fourth Amended and Restated Credit Agreement by and among, the Borrowers, the Administrative Agent, and the Lenders party thereto dated as of the Fifth Amendment Effective Date.~~

“Fifth Amendment Effective Date” means, October 5, 2021.

“Financial Officer” means, with respect to any Borrower, the chief financial officer, chief accounting officer, senior vice president-finance, treasurer, controller or assistant controller of such Borrower.

“Financing Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Fiscal Period” means one of the three Fiscal Periods in a Fiscal Quarter each of which is approximately one month in duration.  There are twelve (12) Fiscal Periods in each Fiscal Year.

“Fiscal Quarter” means one of four thirteen (13) week or, if applicable, fourteen (14) week quarters in a Fiscal Year, with the first of such quarters beginning on the first day of a Fiscal Year and ending on Saturday of the thirteenth (or fourteenth, if applicable) week in such quarter.

“Fiscal Year” means, with respect to the Lead Borrower, the Lead Borrower’s Fiscal Year for financial accounting purposes.  As of the ~~Fifth~~Seventh Amendment Effective Date, the current Fiscal Year of the Lead Borrower will end on January ~~29~~31, ~~2022~~2026.

“Fixed Charge Coverage Ratio” means, as of the last day of any Fiscal Quarter of the Lead Borrower for the preceding four Fiscal Quarters then ended, the ratio of (a) Consolidated EBITDA for such period, to (b) Fixed Charges for such period.

“Fixed Charges” means, for any period, as determined for the Lead Borrower and its Subsidiaries on a Consolidated basis, without duplication, the sum of (a) Consolidated Interest Expense during such period, (b) Capital Expenditures (excluding Capital Expenditures funded with Indebtedness other than Revolving Loans) during such period, (c) scheduled principal payments of Indebtedness payable over the course of the preceding four (4) Fiscal Quarters, (d) federal, state, local, and foreign income taxes net of refunds received, to the extent any such taxes are paid in cash during such period (excluding taxes paid to repatriate foreign earnings for fiscal periods which are more than twelve months prior to the date of determination of Fixed Charges for any period), and (e) Restricted Payments during

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such period, excluding any Restricted Payments (x) consisting of dividends or distributions made in Capital Stock under clause (a) of the definition thereof, (y) permitted under Section 6.7(a)(iii), and (z) Permitted Stock Repurchases.

“Floor” means 0% per annum.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Commitment Percentage of the Letter of Credit Outstandings with respect to Letters of Credit issued by such Issuing Bank other than Letter of Credit Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fronting Fee” has the meaning provided therefor in Section 2.14(b).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property,

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securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or acceptance or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, mold and other fungi, bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Headquarters” means the Real Estate at which the Lead Borrower’s headquarters are maintained and other Real Estate located adjacent thereto, including the Real Estate located at 8300, 8350, 8400 and 8500 Maryland Avenue, St. Louis, Missouri and the lot at the corner of Maryland Avenue and Topton Way, St. Louis, Missouri.

“IBA” has the meaning provided therefor in Section 2.32(c).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including any obligations for borrowed money which are without recourse to the credit of such Person), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and, in each case, not more than 120 days after the date on which such trade account payable was created unless such account is the subject of a bona fide dispute and adequate reserves have been established therefor in accordance with GAAP), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Financing Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) the net termination obligations of all Swap Contracts, and (l) the present value (discounted at the interest rate applicable to such obligations) of the principal and interest portions of all rental obligations of such Person under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is not recorded on the balance sheet in accordance with GAAP.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other

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relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of a Borrower under any Loan Document, other than Excluded Taxes.

“Indemnitee” has the meaning provided therefor in Section 9.3(b).

“Information Certificate” means a certificate in a form approved by the Collateral Agent. The term “Information Certificate” shall include the Information Certificate delivered on the ~~Fifth~~Seventh Amendment Effective Date and each Information Certificate delivered in connection with the joinder of a new Borrower or Facility Guarantor and approved by the Administrative Agent in accordance with the proviso to Section 5.1(d), and as each may be supplemented in accordance with Section 5.1(d).

“Interest Payment Date” means (~~a~~x) with respect to any Prime Rate Loan (including a Swingline Loan), the fifth (5th) day of each January, April, July and October, ~~and~~ (~~b~~y) with respect to any Term SOFR Loan, on the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, and, in addition, if such Term SOFR Loan has an Interest Period of greater than three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, and (z) with respect to any Daily Simple SOFR Loan, the first calendar day of each month and the Maturity Date.  Except as otherwise provided herein, if any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day and such extension of time shall be included in computing interest and fees in connection with such payment.

“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Lead Borrower in its Notice of Borrowing (in each case subject to availability); provided that:

(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)no Interest Period shall extend beyond the Maturity Date.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

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“Inventory” has the meaning assigned to such term in the Borrower Security Agreement.

“Inventory Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria or in the most recently conducted appraisal, such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion (after consultation with the Lead Borrower (whose consent to any Inventory Reserves shall not be required)) with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the appraised or market value of the Eligible Inventory. Without limiting the generality of the foregoing, in the Administrative Agent’s Permitted Discretion, Inventory Reserves may include (but are not limited to) reserves based on (i) Shrink; (ii) capitalized freight and internal profit reserves used in the Borrowers’ calculation of cost of goods sold; (iii) obsolescence; (iv) seasonality; (v) imbalance; (vi) change in Inventory character or composition; (vii) change in inventory mix; (viii) reasonably anticipated changes in appraised value of Inventory between appraisals; and (ix) retail markdowns and markups inconsistent with prior period practice and performance; industry standards; current business plans; or advertising calendar and planned advertising events.  Inventory Reserves shall be established and calculated in a manner and methodology consistent with the Administrative Agent’s practices with the Loan Parties as of the ~~Fifth~~Seventh Amendment Effective Date, provided that in establishing and calculating any such Inventory Reserves, the Administrative Agent may take into account changes to the Loan Parties’ business after the ~~Fifth~~Seventh Amendment Effective Date, and provided further, however, that if (x) an Event of Default exists, (y) any of the conditions described in clauses (ii) and (iii) of the first sentence of the definition of “Permitted Discretion” apply, or (z) any factor or circumstance described in clause (D) of the second sentence of the definition of “Permitted Discretion” exists, then Inventory Reserves may be established and calculated in a manner and methodology consistent with the Administrative Agent’s practices as of the Seventh Amendment Effective Date with other similarly situated borrowers.  The Inventory Reserves in effect on the ~~Fifth~~Seventh Amendment Effective Date are reflected on the Borrowing Base Certificate delivered to the Administrative Agent pursuant to the ~~Fifth~~Seventh Amendment.

“Investment” has the meaning provided therefor in Section 6.4.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means, collectively, the Lead Issuing Bank, and, upon the reasonable consent of the Administrative Agent, up to two (2) additional Lenders who agree to act as an Issuing Bank (other than the Lead Issuing Bank), provided that any such additional Lender shall be deemed an Issuing Bank hereunder solely during the period during which a Letter of Credit issued by such Lender (other than the Lead Issuing Bank) is outstanding and either undrawn (in whole or in part) or with respect to which there is an unreimbursed L/C Disbursement. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case during the period during which any such Letter of Credit is outstanding and either undrawn (in whole or in part) or

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with respect to which there is an unreimbursed L/C Disbursement, during such period the term “Issuing Bank” shall include any such Affiliate with respect to such Letters of Credit.

“L/C Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“Lead Arrangers” means BofA Securities, Inc., Wells Fargo Bank, National Association, and Truist Bank, in their capacities as lead arrangers and bookrunners.

“Lead Borrower” means Caleres, Inc.

“Lead Issuing Bank” means Bank of America, in its capacity as such and any successor in such capacity.

“Lenders” means the Persons identified on Schedule 1.1 and each assignee that becomes a party to this Agreement as set forth in Section 9.5(b), or each Person that becomes an Additional Commitment Lender as set forth in Section 2.2(a).

“Letter of Credit” means a letter of credit that satisfies all of the following conditions: (i) is issued pursuant to this Agreement for the account of any Borrower or any Facility Guarantor or for the joint account of any Borrower or any Facility Guarantor and any Loan Party or any of its Subsidiaries, (ii) is a Standby Letter of Credit or Commercial Letter of Credit, (iii) is issued in connection with the purchase of Inventory by any Loan Party, or in support of an obligation of any Loan Party or any of its Subsidiaries incurred in the ordinary course of business, or for any other purpose that is reasonably acceptable to the Administrative Agent, and (iv) is in form and substance reasonably satisfactory to the Lead Issuing Bank and, if applicable, the Issuing Bank issuing such Letter of Credit.

“Letter of Credit Fees” means the fees payable in respect of Letters of Credit pursuant to Section 2.14.

“Letter of Credit Outstandings” means, at any time, the sum of (a) with respect to Letters of Credit outstanding at such time, the aggregate maximum amount that then is or at any time thereafter may become available for drawing or payment thereunder plus (b) all amounts theretofore drawn or paid under Letters of Credit for which the applicable Issuing Bank has not then been reimbursed by the Loan Parties.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, financing lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset (c) any other lien, charge, privilege, secured claim, title retention, garnishment right, deemed trust, encumbrance or other right affecting assets, choate or inchoate, arising by any statute, act of law of any jurisdiction at common law or in equity or by agreement; and (d) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Account” has the meaning provided therefor in Section 2.22.

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“Loan Cap” means, at any time of determination, the lesser of (a) the Total Commitments or (b) the Borrowing Base.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the Credit Card Notifications, the Security Documents, the Facility Guaranty, the Confirmation Agreement, and any other instrument or agreement now or hereafter executed and delivered in connection herewith or therewith, or in connection with any Bank Product or Cash Management Services.

“Loan Party” means each Borrower and each Facility Guarantor.

“Loans” means all loans (including, without limitation, Revolving Loans and Swingline Loans) at any time made to the Borrowers or for account of the Borrowers pursuant to this Agreement.

“Macy’s” means, collectively, Macy’s Inc. (formerly known as Federated Department Stores, Inc.) and any successor thereto.

“Maintenance Capital Expenditures” means Capital Expenditures incurred for the purposes of maintaining existing facilities, but excluding initial expenditures related to new facilities and remodels of existing facilities.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, assets, or condition, financial or otherwise, of the Loan Parties, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any material obligation or to pay any Obligations under this Agreement or any of the other Loan Documents, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or any of the material rights or remedies of the Administrative Agent, the Collateral Agent or the Lenders hereunder or thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Loan Parties in an aggregate principal amount exceeding $25,000,000. All ~~Senior Notes and~~ Permitted Senior Debt shall at all times constitute Material Indebtedness at any time while the ~~Senior Notes and~~ Permitted Senior Debt ~~are~~is in effect.

“Material Subsidiary” means each wholly-owned Domestic Subsidiary of a Loan Party (other than an Excluded Subsidiary) which, as of the last day of any Fiscal Quarter, satisfied any one or more of the following tests:

(a)such Subsidiary owns property that would constitute Collateral valued in excess of $10,000,000; or

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(b)such Subsidiary has revenues in any Fiscal Year in excess of $50,000,000; or

(c)such Subsidiary, and all other Subsidiaries which are not Loan Parties own property that would constitute Collateral valued in excess of $25,000,000, then all such Subsidiaries shall be deemed Material Subsidiaries; or

(d)such Subsidiary and all other Subsidiaries which are not Loan Parties have revenues in any Fiscal Year in excess of $100,000,000, then all such Subsidiaries shall be deemed Material Subsidiaries.

For clarity, a Subsidiary shall not be deemed a “Material Subsidiary” unless it meets any of the foregoing tests, notwithstanding that such Subsidiary is the holder of the Capital Stock of another Subsidiary which satisfies such tests.

“Maturity Date” means ~~October 5~~June 27, ~~2026~~2030.

“Maximum Rate” has the meaning provided therefor in Section 9.14.

“Minority Lenders” has the meaning provided therefor in Section 9.2(c).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Amount of Eligible Accounts” means, at any time, the gross amount of Eligible Accounts less, without duplication, (a) sales, excise, or similar taxes which are not reserved in the Borrowing Base, and (b) returns, discounts, claims, credits, allowances, accrued rebates, offsets, deductions, counterclaims, disputes, and other defenses of any nature at any time issued, owing, granted, outstanding, available, or claimed, in each case calculated and determined in Dollars.

“Net Amount of Eligible Credit Card Receivables” means, at any time, the gross amount of Eligible Credit Card Receivables less, without duplication, (a) sales, excise, or similar taxes which are not reserved in the Borrowing Base, and (b) returns, discounts, claims, credits, allowances, accrued rebates, offsets, deductions, counterclaims, disputes, and other defenses of any nature at any time issued, owing, granted, outstanding, available, or claimed, in each case calculated and determined in Dollars.

“New Lending Office” has the meaning provided therefor in Section 2.28(e).

“Noncompliance Notice” has the meaning provided therefor in Section 2.6(b).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

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“Notes” means (a) the promissory notes of the Borrowers substantially in the form of Exhibit B, each payable to the order of a Lender, evidencing the Revolving Loans and (b) the Swingline Note.

“Obligations” means (a) the due and punctual payment by the Borrowers of (i) the principal of, and interest (including all interest that accrues after the commencement of any case or proceeding by or against any Borrower under any federal or state bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers under the Credit Agreement in respect of any Letter of Credit or Acceptance, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Loan Parties to the Secured Parties under the Credit Agreement and the other Loan Documents, including all monetary obligations that accrue after the commencement of any case or proceeding by or against any Borrower under any ~~federal or state bankruptcy, insolvency, receivership~~Debtor Relief Law or similar law, whether or not allowed in such case or proceeding, (b) the due and punctual payment and performance of all covenants, agreements, obligations and liabilities of the Loan Parties under or pursuant to this Agreement and the other Loan Documents, and (c) solely to the extent that there is sufficient Collateral following satisfaction of the Obligations described in clause (a) of this definition, the payment and performance under any transaction with any Lender or any of its Affiliates, which arises out of any Bank Products or Cash Management Services; provided that Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.30).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department

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under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation, as of the date of this Agreement and as codified at 31 C.F.R. § 850.101 et seq.

“Overadvance” means, at any time of calculation, a circumstance in which the Credit Extensions exceed the Loan Cap.

“Participant” has the meaning provided therefor in Section 9.5(e).

“Participant Register” has the meaning provided therefor in Section 9.04(e)(ii).

“Payment Conditions” means, at the time of determination with respect to a specified transaction or payment, that (a) no Default or Event of Default then exists or would arise as a result of the entering into such transaction or the making of such payment and (b) after giving pro forma effect to such transaction or payment and for each day of the sixty (60) day period immediately preceding such transaction or payment, Excess Availability shall exceed (i) with respect to any Restricted Payments subject to the Payment Conditions, the greater of (x) fifteen percent (15%) of the Loan Cap and (y) $~~60,000,000~~84,000,000, and (ii) with respect to any other transactions or payments subject to the Payment Conditions, the greater of (x) twelve and one-half percent (12.5%) of the Loan Cap and (y) $~~50,000,000~~70,000,000; (c) the Adjusted Fixed Charge Coverage Ratio, on a pro-forma basis (in each case, after giving effect to such transaction or payment) shall be equal to or greater than 1.0:1.0, provided that, in the event that after giving pro forma effect to such transaction or payment and for each day of the sixty (60) day period immediately preceding such transaction or payment, Excess Availability shall exceed (i) with respect to any Restricted Payments subject to Payment Conditions, the greater of (x) twenty percent (20%) of the Loan Cap and (y) $~~80,000,000~~112,000,000, and (ii) with respect to any other transactions or payments subject to the Payment Conditions, the greater of (x) seventeen and one-half percent (17.5%) of the Loan Cap and (y) $~~70,000,000~~98,000,000, then the provisions of this clause (c) shall not apply; and (d) the Loan Parties shall have provided the Administrative Agent with a certificate from a Financial Officer demonstrating to the reasonable satisfaction of the Administrative Agent that, on a pro forma basis (after giving effect to such transaction or payment), the Loan Parties, taken as a whole, are, and will be, Solvent.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means an Investment in, a purchase of the Capital Stock in, or the acquisition of all or a substantial portion of the assets or properties of, any Person or of any business unit or division of any Person, the entering into any exchange of securities with any Person, or the entering into any transaction, merger or consolidation of any Person, or any acquisition of any retail store locations of any Person (each of the foregoing an “Acquisition”) in each case which satisfies each of the following conditions:

(i)	The Acquisition is of a business permitted to be conducted by the Borrowers pursuant to Section 6.3(b) hereof;
(ii)	Prior to and after giving effect to the Acquisition, no Default or Event of Default will exist or will arise therefrom;

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(iii)	The Borrowers shall have furnished the Administrative Agent with the information required under Section 5.1(i) of this Agreement;
(iv)

If the Acquisition is of the Capital Stock of any Person, the Acquisition is structured so that the Person shall become a wholly owned Subsidiary of the Lead Borrower and such Person will become a Borrower or Facility Guarantor if required in accordance with Section 5.14 hereof and if such Person is required to become a Borrower or Facility Guarantor, the Borrowers (including such Person) shall take such steps as are necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest (except as provided in Section 6.2 hereof) in all of the assets (that would otherwise constitute Collateral) acquired in connection with such Acquisition;

(v)	If a Borrower shall merge with such other Person, such Borrower shall be the surviving party of such merger;
(vi)	such acquisition shall not be a hostile or contested acquisition;
(vii)

the total consideration paid or payable in connection with any Acquisition, other than the SW Acquisition, (whether in cash, property or securities) shall not exceed $~~60,000,000~~84,000,000 for any Acquisition or $~~150,000,000~~210,000,000 in the aggregate for all Acquisitions after the ~~Fifth~~Seventh Amendment Effective Date, unless, in each case, the Payment Conditions are satisfied; and

(viii)

no Loan Party shall, as a result of or in connection with any such acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected, as of the date of such acquisition, to result in the existence or occurrence of a Material Adverse Effect.

Notwithstanding the foregoing, SW Acquisition shall be deemed a Permitted Acquisition so long as clauses (ii). (iii), (iv), (v), (vi) and (viii) above are satisfied.

“Permitted Discretion” means the Administrative Agent’s good faith credit judgment based upon any factor or circumstance which it reasonably believes in good faith: (i) will or could reasonably be expected to adversely affect the value of the Collateral, the enforceability or priority of the Collateral Agent’s Liens thereon in favor of the Secured Parties or the amount which the Collateral Agent and the Secured Parties would likely receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (ii) suggests that any collateral report or financial information delivered to the Administrative Agent by or on behalf of the Loan Parties is incomplete, inaccurate or misleading in any material respect; (iii) could reasonably be expected to materially increase the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving any Loan Party; or (iv) creates or reasonably could be expected to create a Default or Event of Default.  In exercising such judgment, the Administrative Agent may consider such factors or circumstances already included in or tested by the definition of

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Eligible Accounts, Eligible In-Transit Inventory, or Eligible Inventory, as well as any of the following: (A) the financial and business climate and prospects of any Loan Party’s industry and general macroeconomic conditions; (B) changes in demand for and pricing of Inventory; (C) changes in any concentration of risk with respect to Inventory; (D) any other factors or circumstances that will or could reasonably be expected to have a Material Adverse Effect; (E) audits of books and records by third parties, history of chargebacks or other credit adjustments; and (F) any other factors that change or could reasonably be expected to change the credit risk of lending to the Borrowers on the security of the Accounts and Inventory.  Notwithstanding the foregoing, it shall not be within Permitted Discretion for the Administrative Agent to establish Reserves which are duplicative of each other whether or not such reserves fall under more than one reserve category.

“Permitted Encumbrances” means:

(i)Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.5;

(ii)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.5;

(iii)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, old-age pension and other social security laws or regulations;

(iv)deposits to secure the performance of bids, trade contracts, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v)judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.1(l);

(vi)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Loan Party;

(vii)Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the ~~Fifth~~Seventh Amendment Effective Date and Permitted Investments, provided that such Liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(viii)Landlords’ and lessors’ Liens in respect of rent not in default or that is being contested in compliance with Section 5.5;

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(ix)any interest or title of a licensor or sublicensor, with respect to any assets under any license agreement entered into in the ordinary course of business, provided that the same do not in any material respect interfere with the business of the Loan Parties or their Subsidiaries or materially detract from the value of the relevant assets of the Loan Parties or its Subsidiaries;

(x)licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the ordinary course of business, provided that the same do not in any material respect interfere with the business of the Loan Parties or their Subsidiaries or materially detract from the value of the relevant assets of the Loan Parties or their Subsidiaries;

(xi)Liens on Margin Stock to the extent that a prohibition on such Liens would violate Regulation U;

(xii)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(xiii)Liens in favor of a financial institution encumbering deposits (including the right of setoff) held by such financial institution in the ordinary course of its business to secure Indebtedness permitted hereunder and which are within the general parameters customary in the banking industry;

provided that, except as provided in any one or more of clauses (i) through (xiii) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means each of the following:

(i)Investments in direct obligations of the United States of America (or any agency thereof or any obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;

(ii)Investments in commercial paper maturing within ninety (90) days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-2 or P-2 from S&P or from Moody’s;

(iii)Investments in certificates of deposit maturing within one year from the date of acquisition, banker’s acceptances, Eurodollar bank deposits, and overnight bank deposits, in each case issued by or created by, or with, a Lender, an Affiliate of a Lender or a bank or trust company organized under the laws of the United States of America or any state or territory thereof, having capital and surplus aggregating at least $100,000,000, and other bank deposits to the extent such deposits are insured by a Governmental Authority or pursuant to any governmental deposit insurance program or are in the process of collection and transfer in the ordinary course of business to any deposit account which is maintained in the name of the Collateral Agent or the Administrative Agent or any Loan Party, or any of them, as the Administrative Agent may determine, on terms acceptable to the Administrative Agent;

(iv)Investments in mutual funds substantially all of the assets of which are securities of the type described in clauses (i), (ii) and (iii) of this definition;

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(v)Investments by the Loan Parties in deposit accounts (including savings accounts) in the ordinary course of business with financial institutions (A) located in the United States of America, and (B) located in a jurisdiction other than the United States of America in an amount not in excess of $5,000,000 in the aggregate; and

(vi)fully collateralized repurchase obligations of any commercial bank organized under the laws of the United States of America or any state thereof, having capital and surplus aggregating at least $100,000,000, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the government of the United States of America;

provided that, notwithstanding the foregoing, (i) after the occurrence and during the continuance of a Cash Dominion Event, no such additional Investments (other than those described in clause (v) above) shall be permitted to be made by a Borrower unless either (A) no Loans are then outstanding, or (B) the Investment is a temporary Investment pending expiration of an Interest Period for a ~~Term~~ SOFR Loan, the proceeds of which Investment will be applied to the Obligations after the expiration of such Interest Period,  and (ii) no such Investments shall be permitted by a Borrower unless such Investments are pledged by the applicable Borrower to the Administrative Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Administrative Agent.

“Permitted Overadvance” means an Overadvance determined by the Administrative Agent, in its reasonable discretion, (a) which is made to maintain, protect or preserve the Collateral and/or the Lenders’ rights under the Loan Documents, or (b) which is otherwise in the Lenders’ interests; provided that Permitted Overadvances shall not (i) exceed five percent of the then Borrowing Base in the aggregate outstanding at any time and (ii) remain outstanding for more than thirty (30) consecutive Business Days, unless in case of clause (ii) (A) a liquidation of all or substantially all of the Collateral is being undertaken, or (B) the Required Lenders otherwise agree; and provided further that the foregoing shall not (1) modify or abrogate any of the provisions of Section 2.7(h) regarding the Lenders’ obligations with respect to L/C Disbursements, (2) modify or abrogate any of the provisions of Section 2.6 regarding Swingline Lender’s obligations with respect to Swingline Loans, or (3) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for “inadvertent Overadvances” (i.e. where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)), and further provided that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions (including any Overadvance or proposed Overadvance) would exceed the Total Commitments.

“Permitted Senior Debt” means Indebtedness of the Loan Parties in the form of loans under credit agreements, notes issued under an indenture or Indebtedness under other similar agreements or instruments, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, holders, institutional investors or agents) including any agreements extending the maturity thereof or otherwise restructuring

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all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof; provided that:

(a)no portion of the principal of such Indebtedness shall be required to be paid, whether by stated maturity, mandatory or scheduled prepayment or redemption or otherwise, prior to the date that is ninety-one (91) days after the Maturity Date, other than customary offers to purchase upon a change of control, asset sales or casualty or condemnation events and acceleration rights after an event of default and, to the extent such Indebtedness is amortizing, regularly scheduled principal payments in an amount of not exceed 5% of the total principal amount of such Indebtedness per annum;

(b)the borrowers and/or guarantors under such Indebtedness shall not include Persons that are not Loan Parties hereunder;

(c)such Indebtedness may be secured by (i) a first priority Lien on assets that do not constitute ABL Priority Collateral (“Permitted Senior Debt Priority Collateral”) and (ii) a second priority Lien on ABL Priority Collateral; provided that if the holders of any Permitted Senior Debt have obtained a second priority Lien on any ABL Priority Collateral, the Loan Parties shall grant a junior Lien in favor of the Administrative Agent on all of the Permitted Senior Debt Priority Collateral (other than Real Estate); provided further that all such Liens securing the Permitted Senior Debt shall be subject to an intercreditor agreement reasonably acceptable to the Agents and the Required Lenders (the “Permitted Senior Debt Intercreditor Agreement”);

(d)the covenants, events of default, guarantees, collateral and other terms of such Indebtedness are customary for similar debt facilities in light of the then prevailing market conditions (it being understood that such Indebtedness shall not include any affirmative or negative covenants that are more restrictive, taken as a whole, than those contained in this Agreement, but may contain financial covenants approved in writing by the Administrative Agent acting reasonably and the documentation pursuant to which such Indebtedness shall be issued (including, if such Indebtedness is secured, the security documents) shall be reasonably satisfactory to the Administrative Agent;

(e)the aggregate principal amount of all such Indebtedness does not exceed at any time outstanding $500,000,000 ~~minus any amounts outstanding under the Senior Notes Indenture or any Refinancing Debt~~; and

(f)immediately before and immediately after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing.

“Permitted Senior Debt Intercreditor Agreement” has the meaning provided therefor in the definition of Permitted Senior Debt.

“Permitted Senior Debt Priority Collateral” has the meaning provided therefor in the definition of Permitted Senior Debt.

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“Permitted Stock Repurchase” means a purchase by the Lead Borrower of Capital Stock of the Lead Borrower so long as, after giving effect to such purchase, (a) no Default or Event of Default then exists or would arise of a result of making such purchase and (b) the Payment Conditions are satisfied.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) Term SOFR plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Prime Rate is being used as an alternate rate of interest pursuant to Section 2.32 hereof, then the Prime Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Prime Rate Loan” means any Loan bearing interest at a rate determined by reference to the Prime Rate in accordance with the provisions of Section 2.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning provided therefor in Section 9.26.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned or leased by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

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“Recipient” means the Agents, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

~~“Refinancing Debt” means publicly issued or privately placed notes or other Indebtedness (without duplication of any replacement or refinancing permitted in the definition of “Permitted Senior Debt”) which refinances all or a portion of the Senior Notes so long as, after giving effect thereto (i) the aggregate principal amount of the Senior Notes and Refinancing Debt outstanding after giving effect to the issuance of the Refinancing Debt is not greater than $350,000,000, (ii) the result of such refinancing shall not result in a maturity date which is earlier than six (6) months following the Maturity Date or decreased weighted average life, (iii) the lenders or holders of the refinancing debt are not afforded covenants, defaults, rights or remedies, taken as a whole, which are materially more burdensome to the obligor or obligors than those contained in the Senior Notes or other Indebtedness being refinanced, (iv) the obligor or obligors under any such refinancing debt are Loan Parties hereunder, (v) such refinancing debt may be secured by a first priority Lien on any Collateral of the type that is not included in the Borrowing Base or any related assets and proceeds thereof only and a second priority Lien on any Collateral of the type included in the Borrowing Base and related assets and proceeds thereof (provided that the Collateral Agent for the benefit of the Loan Parties is granted a second priority Lien on any assets for which a first priority Lien is granted to secure such refinancing debt) provided that it shall be subject to an intercreditor agreement reasonably acceptable to the Collateral Agent, (vi) the documentation pursuant to which such refinancing debt shall be issued (including, if such refinancing debt is secured, the security documents), shall be reasonably satisfactory to the Collateral Agent, (vii) if the Refinancing Debt is the refinancing of the Senior Notes, the subordination, to the extent applicable, and other material provisions are no less favorable to the Lenders than those terms of the Senior Notes being refinanced, and (viii) the Refinancing Debt is not exchangeable or convertible into any other Indebtedness which does not comply with clauses (i) through (vii) above.  For purposes of this definition, if the Senior Notes  have been called for redemption in accordance with the terms of the Senior Notes Indenture and  the Lead Borrower has irrevocably deposited funds in such amounts as are sufficient to pay and discharge the entire Indebtedness on the Senior Notes in accordance with the terms of the Senior Notes Indenture and has satisfied and discharged the Senior Notes Indenture in accordance with the terms thereof, the Senior Notes will not be considered to be outstanding.~~

“Register” has the meaning provided therefor in Section 9.5(c).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” has the meaning set forth in Section 101(22) of CERCLA.

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“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Date” means (i) in the case of each Lender signatory hereto on the ~~Fifth~~Seventh Amendment Effective Date, the ~~Fifth~~Seventh Amendment Effective Date, and (ii) in the case of each other Lender, the effective date of the Assignment and Acceptance or other document pursuant to which it becomes a Lender.

“Required Lenders” means, at any time, at least three (3) Lenders having Commitments greater than 50% of the Total Commitments, or if the Commitments have been terminated, Lenders holding in the aggregate greater than 50% of all Loans and Letters of Credit Outstanding (with the aggregate amount, without duplication, of each Lender’s risk participation and funded participation in Letters of Credit and Swingline Loans being deemed “held” by such Lender (and an Issuing Bank or Swingline Lender) for purposes of this definition), provided that the Commitment of, and the portion of the Loans and Letters of Credit Outstanding held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Rescindable Amount” has the meaning provided therefor in Section 2.27(c).

“Reserves” means the Inventory Reserves and Availability Reserves.

“Responsible Officer” means with respect to any Borrower, the chief executive officer or the president or any Financial Officer.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means, with respect to any Person (other than a natural person): (a) the payment or making of any dividend or other distribution of property in respect of such Person’s Capital Stock (or any options or warrants for, or other rights with respect to, such Capital Stock), other than distributions solely in such Person’s Capital Stock (or any options or warrants for, or other rights with respect to, such Capital Stock) of the same class; or (b) the redemption or other acquisition by such Person of any Capital Stock (or any options or warrants for, or other rights with respect to, such Capital Stock) of such Person (including without limitation, any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock); provided that (x) the issuance or redemption of the Lead Borrower’s Capital Stock to or from any officer, director or employee of any Borrower or any of its Subsidiaries in the ordinary course of the Lead Borrower’s business (including, without limitation, in the ordinary operation of the Lead Borrower’s employee benefit plans or in connection with directors’ plans or compensation), (y) the issuance to holders of Capital Stock of the Lead Borrower of rights to acquire additional Capital Stock on the occurrence of any specified event or circumstance, and (z) any redemption of rights to acquire additional stock under any “poison pill” rights agreement of the Lead Borrower (as such agreement may be amended or replaced) but only

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if the redemption price thereunder is not in excess of the redemption price under the most recent “poison pill” rights agreement of the Lead Borrower that existed prior to January 21, 2009, shall not constitute a Restricted Payment hereunder.

“Revolving Loans” means all Loans at any time made by a Lender pursuant to Article II.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”), the federal government of Canada (including, without limitation, pursuant to Canadian Sanction Laws) or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 2.32(b).

“Secured Parties” has the meaning assigned to such term in the Borrower Security Agreement.

“Security Documents” means the Borrower Security Agreement, the Facility Guaranty, the Facility Guarantors’ Collateral Documents, any Permitted Senior Debt Intercreditor Agreement, and each other security agreement, guaranty or other instrument or document executed and delivered pursuant to Section 5.15 or any other provision hereof or any other Loan Document, to secure any of the Obligations.

“Selected Months” means any consecutive three (3) month period occurring during the applicable Fiscal Year of the Loan Parties, which is selected by the Lead Borrower, with written notice thereof being delivered to the Administrative Agent prior to the beginning of such Fiscal Year; provided that failure to make any such election shall result in the consecutive three (3) month period from the prior Fiscal Year to remain in effect; provided that the Lead Borrower shall not be permitted to elect the first three (3) months of any Fiscal Year to the extent they had elected the last three (3) months of the prior Fiscal Year.

~~“Senior Notes Indenture” means the Indenture, dated as of July 27, 2015, among the Lead Borrower, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, pursuant to which the Senior Notes were issued.~~

~~“Senior Notes” means the Lead Borrower’s 6.250% Senior Notes due 2023 issued pursuant to the Senior Notes Indenture.~~

~~“Senior Notes Repayment Reserve” means the Availability Reserve described in Section 5.5(b).~~

“Settlement Date” has the meaning provided therefor in Section 2.8(b).

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

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“Sidney Rich” has the meaning provided therefor in the Recitals.

“Seventh Amendment Effective Date” means June 27, 2025.

“~~Sixth~~Seventh Amendment Confirmation Agreement” means~~,~~  that certain ~~Sixth Amendment to Fourth Amended and Restated Credit Agreement by and among, the Borrowers, the Administrative Agent, and the Lenders party thereto dated as of the Sixth~~Confirmation, Ratification and Amendment of Ancillary Loan Documents dated as of Seventh Amendment Effective Date by and among the Loan Parties and the Agents, together with all similar agreements previously or hereafter executed and delivered by any or all of the Loan Parties.

~~“Sixth Amendment Effective Date” means April 27, 2023.~~

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

~~“SOFR Adjustment” means 0.10% (10.00 basis points) per annum.~~

“SOFR Loan” means, as applicable, a Term SOFR Loan and/or a Daily Simple SOFR Loan.

“Solvent” means, with respect to any Person on a particular date, that on such date, (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature~~,~~  and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.24).

“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.

“Standby Letter of Credit Fee” means with respect to any Standby Letter of Credit issued hereunder:

(a)from and after the ~~Fifth~~Seventh Amendment Effective Date until the first Adjustment Date thereafter, the percentages set forth in Level II of the pricing grid below; and

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(b)from and after the first Adjustment Date following the ~~Fifth~~Seventh Amendment Effective Date and on each Adjustment Date thereafter, the Standby Letter of Credit Fee shall be determined from the following pricing grid based upon Average Excess Availability for the immediately preceding Fiscal Quarter. If a Default or Event of Default exists at the time any reduction in the Standby Letter of Credit Fee is to be implemented, such reduction shall not occur until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured, and at the option of the Administrative Agent or at the direction of the Required Lenders upon the occurrence and during the continuance of an Event of Default, the Standby Letter of Credit Fee shall be set at Level II and shall be determined in the manner set forth in Section 2.14(a)(iii) hereof; provided further if any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect as of the date of such Borrowing Base Certificate such that the Standby Letter of Credit Fee would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, such Standby Letter of Credit Fee due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Excess Availability	Applicable Percentage
I	Greater than 50% of the Loan Cap	1.25%
II	Less than or equal to 50% of the Loan Cap	1.50%

“Subordinated Debt” means unsecured Indebtedness of any Loan Party entered into after the Effective Date (including any such Indebtedness that is convertible into Capital Stock (other than Disqualified Stock)) which is subordinated to payment of the Obligations on terms and conditions reasonably acceptable to the Administrative Agent, and any amendments, renewals, restatements, or other modifications thereof.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, directly or indirectly owned, controlled or held, or (b) that is, as of such date, otherwise directly or indirectly Controlled, by the parent and/or one or more subsidiaries of the parent. Unless the context otherwise requires, all references in the Loan Documents to “Subsidiaries” shall be deemed to refer to Subsidiaries of the Lead Borrower.  Notwithstanding anything herein to the

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contrary, B&H and its subsidiaries shall not be deemed to be Subsidiaries until such time as the Lead Borrower directly or indirectly owns 100% of the Capital Stock of B&H.

“Successor Rate” has the meaning specified in Section 2.32(b).

“Super-Majority Lenders” means, at any time, Lenders having Commitments equal in the aggregate to at least 75% of the Total Commitments, or if the Commitments have been terminated, Lenders holding in the aggregate at least 75% of all Loans and Letters of Credit Outstanding (with the aggregate amount, without duplication, of each Lender’s risk participation and funded participation in Letters of Credit and Swingline Loans being deemed “held” by such Lender (and an Issuing Bank or Swingline Lender) for purposes of this definition), provided that the Commitment of, and the portion of the Loans and Letters of Credit Outstanding held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Super-Majority Lenders.

“Supported QFC” has the meaning provided therefor in Section 9.26.

“SW Acquired Assets” means the Start Weitzman brand as described and defined as the “Transferred Assets” under the SW Acquisition Agreement.

“SW Acquisition” means the transactions contemplated pursuant to the SW Acquisition Agreement (as in effect on the date hereof).

“SW Acquisition Agreement” means that certain Sale and Purchase Agreement dated as of February 16, 2025, by and between the Lead Borrower, as buyer thereunder and Tapestry, Inc., as seller thereunder for, inter alia, the purchase of the SW Acquisition Assets.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

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“Swingline Lender” means Bank of America, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made by the Swingline Lender to the Borrowers pursuant to Section 2.6 hereof.

“Swingline Loan Sublimit” means $~~50,000,000~~60,000,000.

“Swingline Note” means a promissory note made by the Borrowers to the Swingline Lender to evidence the Swingline Loans, in form and substance reasonably satisfactory to the Swingline Lender.

“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which does not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, would be characterized as Indebtedness of such lessee without regard to the accounting treatment.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term SOFR” means

(i)for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto~~, in each case, plus the SOFR Adjustment for such Interest Period~~; and

(ii)for any interest calculation with respect to a Prime Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto~~, in each case, plus the SOFR Adjustment for such term~~;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (i) or (ii) of this definition would otherwise be less than the Floor, the Term SOFR shall be deemed to be the Floor for purposes of this Agreement.

“Term SOFR Loan” means a Revolving Loan that bears interest at a rate based on clause (i) of the definition of Term SOFR.

“Term SOFR Replacement Date” has the meaning specified in Section 2.32(b).

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“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Loans are accelerated and the Commitments are terminated in accordance with Section 7, (iii) the date of the occurrence of any Event of Default pursuant to Section 7.1(i) or 7.1(j), or (iv) the effective date of termination of the Commitments pursuant to Section 2.17 hereof.

“Third Amendment Confirmation Agreement” means that certain Confirmation, Ratification and Amendment of Ancillary Loan Documents dated as of January 18, 2019 by and among the Loan Parties and the Agents, together with all similar agreements previously or hereafter executed and delivered by any or all of the Loan Parties.

“Trading with the Enemy Act” has the meaning provided therefor in Section 9.20.

“Total Commitments” means, at any time, the sum of the Commitments at such time. As of the ~~Fifth~~Seventh Amendment Effective Date, the Total Commitments are $~~500,000,000~~700,000,000.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR, Daily Simple SOFR, or the Prime Rate.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 9.26.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unused Commitment” means, on any day, (a) the then Total Commitments minus (b) the sum of (i) the principal amount of Loans then outstanding (including the principal

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amount of Swingline Loans then outstanding), and (ii) the then Letter of Credit Outstandings and (iii) the then unreimbursed Acceptances.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“Vionic Group” has the meaning provided therefor in the Recitals.

“Vionic International” has the meaning provided therefor in the Recitals.

“Voting Stock” means, with respect to any corporation, the outstanding stock of all classes (or equivalent interests) which ordinarily, in the absence of contingencies, entitles holders thereof to vote for the election of directors (or Persons performing similar functions) of such corporation, even though the right so to vote has been suspended by the happening of such contingency.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” (a) the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule; or (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2.Terms Generally.

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns or, for natural persons, such Person’s successors, heirs, executors, administrators and other legal representatives, (c) the words

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“herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) all financial statements and other financial information provided by the Loan Parties to the Administrative Agent or any Lender shall be provided with reference to Dollars, and (g) this Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Loan Parties and the Administrative Agent and are the product of discussions and negotiations among all parties.  Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

(b)[Reserved]

1.3.Accounting Terms.

(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4.Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5.Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by the terms of any documents related thereto, provides for one or more

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automatic increases in the stated amount thereof, the amount of such Letter of Credit shall  be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.6.Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

1.7.Interest Rates.

(a)The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term SOFR”, “Daily Simple SOFR” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Successor Rate) or the effect of any of the foregoing, or of any Conforming Changes.

2.AMOUNT AND TERMS OF CREDIT.

2.1.Commitment of the Lenders.

(a)Each Lender severally and not jointly with any other Lender, agrees, upon the terms and subject to the conditions herein set forth, to extend credit to the Borrowers on a revolving basis, in the form of Revolving Loans, participations in Swingline Loans, and Letters of Credit and in an amount not to exceed the lesser of such Lender’s Commitment or such Lender’s Commitment Percentage of the Loan Cap, subject to the following limitations:

(i)The aggregate outstanding amount of the Credit Extensions shall not at any time exceed the lower of (i) (x) $~~500,000,000~~700,000,000, or (y) such greater amount or lesser amount to which the Total Commitments have then been increased or decreased by the Borrowers pursuant to Sections 2.2 and/or 2.17 hereof, or (ii) the then amount of the Borrowing Base plus any Permitted Overadvances.

(ii)No Lender (other than the applicable Issuing Bank) shall be obligated to issue any Letter of Credit, and Letters of Credit shall be available from the Issuing Banks, subject to the ratable participation of all Lenders, as set forth in Section 2.7. The aggregate Letter of Credit Outstandings shall not at any time exceed $100,000,000.

(iii)Subject to all of the other provisions of this Agreement, Revolving Loans that are repaid may be reborrowed prior to the Termination Date. No new Credit Extension, however, shall be made to the Borrowers after the Termination Date.

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(b)Each Borrowing of Revolving Loans (other than Swingline Loans) shall be made by the Lenders pro rata in accordance with their respective Commitments.  The failure of any Lender to make any Loan shall neither relieve any other Lender of its obligation to fund its Loan in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

2.2.Increase in Total Commitments.

(a)From and after the ~~Fifth~~Seventh Amendment Effective Date, so long as no Default or Event of Default exists or would arise therefrom, the Lead Borrower shall have the right, from time to time, to request an increase of the Total Commitments by an aggregate amount (for all such requests) not exceeding (i) the greater of (a) $250,000,000 and (b) the excess of the Borrowing Base at such time over the sum of the then-effective Total Commitments at such time, plus (ii) an amount equal to the amount of the Commitment of any Defaulting Lender whose Commitment has been terminated but who was not replaced by another Lender or other financial institution at the time of such termination, as adjusted to reflect any pro rata decrease in the Total Commitments pursuant to Section 2.17 hereof which occurred after such termination (the foregoing, individually, an “Increase Option”, and collectively, the “Increase Options”).  Any such request with respect to an Increase Option shall be first made to all existing Lenders on a pro rata basis.  At the time of sending such request, the Lead Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b)Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its pro rata share of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.  To the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Lead Borrower, the Administrative Agent, in consultation with the Lead Borrower, will use its commercially reasonable efforts to arrange for other Persons to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Total Commitments requested by the Lead Borrower and not accepted by the existing Lenders (each such increase, individually, a “Commitment Increase”, and collectively, the “Commitment Increases”; each Person issuing, or Lender increasing, its Commitment in accordance with the terms of this clause (b), individually, an “Additional Commitment Lender”, and collectively, the “Additional Commitment Lenders”), provided, however, that (i) no Lender shall be obligated to provide a Commitment Increase as a result of any such request by the Borrowers, (ii) any Additional Commitment Lender which is not an existing Lender shall be subject to the approval of the Administrative Agent, the Lead Issuing Bank and the Lead Borrower (which approval shall not be unreasonably withheld or delayed), and (iii) each Commitment Increase shall be in integral multiples of $1,000,000.00, provided that without the consent of the Administrative Agent (in consultation with the Lead Borrower), at no time shall the Commitment of any Additional Commitment Lender which is not an existing Lender be less than $10,000,000.00.

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(c)No Commitment Increase shall become effective unless and until each of the following conditions has been satisfied:

(i)If an Additional Commitment Lender is not an existing Lender, the Borrowers, the Administrative Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Administrative Agent shall reasonably require;

(ii)The Borrowers shall have paid such arrangement fees to the Administrative Agent or its Affiliates as the Lead Borrower and the Administrative Agent may agree;

(iii)The Borrowers shall deliver to the Administrative Agent and the Lenders certificates of the Secretary or Assistant Secretary of each Borrower attaching a true, complete and correct copy of the resolutions of such Borrower authorizing the borrowing under such Commitment Increase and certifying that such resolution is in full force and effect, it being understood and agreed that such resolutions may be adopted at any time and provide for borrowings under Commitment Increases from time to time requested;

(iv)A Note will be issued at the Borrowers’ expense, to each such Additional Commitment Lender that requests a Note, to be in conformity with requirements of Section 2.9 hereof (with appropriate modification) to the extent necessary to reflect the new Commitment of such Additional Commitment Lender;

(v)No Default or Event of Default shall exist at the time of, or arise from, any Commitment Increase; and

(vi)The Borrowers and the Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested, including, without limitation, in the case of an Additional Commitment Lender which is a Foreign Lender, such documents as are set forth in Section 2.28 hereof to evidence an exemption from withholding tax with respect to payments made to such Additional Commitment Lender.

(d)The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Commitment Increase (with each date of such effectiveness being referred to herein as a “Commitment Increase Date”), and at such time (i) the Total Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, (ii) Schedule 1.1 shall be deemed modified, without further action,  to reflect the revised Commitments and Commitment Percentages of the Lenders, and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased Total Commitments.

(e)In connection with Commitment Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the Borrowers shall, in coordination with the Administrative Agent, (x) repay outstanding Loans of certain Lenders, and obtain Loans from certain other Lenders (including the Additional

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Commitment Lenders), or (y) take such other actions as reasonably may be required by the Administrative Agent, in each case to the extent necessary so that all of the Lenders effectively participate in each of the outstanding Loans pro rata on the basis of their Commitment Percentages (determined after giving effect to any increase in the Total Commitments pursuant to this Section 2.2), and (ii) the Borrowers shall pay to the Lenders any Breakage Costs in connection with any repayment and/or Loans required pursuant to preceding clause (i).  Without limiting the Obligations of the Borrowers provided for in this Section 2.2, the Administrative Agent and the Lenders agree that they will use their best efforts to attempt to minimize any Breakage Costs which the Borrowers would otherwise incur in connection with the implementation of an increase in the Total Commitments.

2.3.Changes to Reserves. The Administrative Agent may hereafter, establish additional Reserves or change any of the foregoing Reserves, in the exercise of Permitted Discretion of the Administrative Agent upon two (2) Business Days’ prior notice to the Lead Borrower, (during which period the Administrative Agent shall be available to discuss any such proposed Reserve with the Borrowers); provided that no such prior notice shall be required for  (1) changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized, or (2) changes to Reserves or establishment of additional Reserves if a Material Adverse Effect has occurred or it would be reasonably likely that the Lenders would be materially and adversely affected were such Reserve not changed or established prior to the expiration of such two (2) Business Day period.

2.4.Making of Loans.

(a)Except as set forth in Section 2.26, Loans (other than Swingline Loans) by the Lenders shall be either Prime Rate Loans or ~~Term~~ SOFR Loans as the Lead Borrower on behalf of the Borrowers may request subject to and in accordance with this Section 2.4, provided that all Swingline Loans shall be only Prime Rate Loans. All Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Loans of the same Type. Each Lender may fulfill its Commitment with respect to any Loan by causing any lending office of such Lender to make such Loan; but any such use of a lending office shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of the applicable Note.  Each Lender shall, subject to its overall policy considerations, use reasonable efforts (but shall not be obligated) to select a lending office (or transfer its Loans to another lending office) which will not result in the payment of increased costs by the Borrowers pursuant to Section 2.25.  Subject to the other provisions of this Section 2.4 and the provisions of Section 2.26, Borrowings of Loans of more than one Type may be incurred at the same time, but no more than fifteen (15) Borrowings of ~~Term~~ SOFR Loans may be outstanding at any time.

(b)The Lead Borrower shall give the Administrative Agent (i) in the case of each Borrowing of ~~Term~~ SOFR Loans, at least three (3) Business Days’, and (ii) in the case of each Borrowing of Prime Rate Loans on the date of the requested Borrowing, prior irrevocable written notice of borrowing (which may be by electronic transmission) delivered to the Administrative Agent in the form attached hereto as Exhibit E.  Any such notice, to be effective, must be received by the Administrative Agent not later than 12:00 noon., Boston time, on the third Business Day in the case of ~~Term~~ SOFR Loans prior to the date, and on

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the same Business Day in the case of Prime Rate Loans, on which such Borrowing is to be made. Such notice shall be irrevocable and shall specify the amount of the proposed  Borrowing (which shall be in an integral multiple of $1,000,000, but not less than $5,000,000 in the case of ~~Term~~ SOFR Loans) and the date thereof (which shall be a Business Day).  Unless otherwise directed in such notice and so long as no Cash Dominion Event has occurred and is continuing, the proceeds of Loans shall be credited to Account No.5045183372 maintained by the Borrowers with Bank of America.  Such notice shall specify whether the Borrowing then being requested is to be a Borrowing of Prime Rate Loans or ~~Term~~ SOFR Loans and, if Term SOFR Loans, the Interest Period with respect thereto. If no election of Interest Period is specified in any such notice for a Borrowing of Term SOFR Loans, such notice shall be deemed a request for an Interest Period of one month. If no election is made as to the Type of Loan, such notice shall be deemed a request for a Borrowing of Prime Rate Loans. The Administrative Agent shall promptly notify each Lender of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Interest Periods applicable thereto, as appropriate. On the borrowing date specified in such notice, each Lender shall make its share of the Borrowing available at the office of the Administrative Agent at 100 Federal Street, Boston, Massachusetts 02110, no later than 3:00 p.m., Boston time, in immediately available funds. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrowers, the interest rate applicable to Prime Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Upon receipt of the funds made available by the Lenders to fund any Borrowing hereunder, the Administrative Agent shall disburse such funds in the manner specified in the notice of borrowing delivered by the Lead Borrower and shall use reasonable efforts to make the funds so received from the Lenders available to the Borrowers no later than 3:00 p.m., Boston time.

(c)The Administrative Agent, without the request of the Lead Borrower, may, to the extent not timely paid, advance any interest, fee, service charge, or other payment to which any Agent or their Affiliates or any Lender is entitled from any Borrower pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby; provided that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions (including any Overadvance or proposed Overadvance) would exceed the Total Commitments.  The Administrative Agent shall advise the Lead Borrower in writing of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and each Borrower’s obligations under Section 2.4. Any amount

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which is added to the principal balance of the Loan Account as provided in this Section 2.4(c) shall bear interest at the interest rate then and thereafter applicable to Prime Rate Loans.

(d)The Administrative Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternate, replacement or successor to such rate (including any Successor Rate), or any component thereof, or the effect of any of the foregoing, or of any Conforming Changes.  Administrative Agent may select information source(s) in its discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate), or any component thereof, in each case pursuant to the terms hereof, and shall have no liability to any Lender, Loan Party or other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise, and whether at law or in equity) for any error or other act or omission related to or affecting the selection, determination or calculation of any rate (or component thereof) provided by such information source(s).

(e)With respect to SOFR, Term SOFR, Daily Simple SOFR or any Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any party to this Agreement or any other Loan Document; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Lead Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.5.Overadvances. The Agents and the Lenders have no obligation to make any Loan or to provide any Letter of Credit or Acceptance if an Overadvance would result. The Administrative Agent may, in its discretion, make Permitted Overadvances without the consent of the Lenders and each Lender shall be bound thereby.  Any Permitted Overadvances may constitute Swingline Loans.  The making of any Permitted Overadvance is for the benefit of the Borrowers; such Permitted Overadvances constitute Revolving Loans and Obligations. The making of any such Permitted Overadvances on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvances on any other occasion or to permit such Permitted Overadvances to remain outstanding.

2.6.Swingline Loans.

(a)The Swingline Lender is authorized by the Lenders and shall, subject to the provisions of this Section, make Swingline Loans up to the Swingline Loan Sublimit in the aggregate outstanding at any time (which requests for Borrowings of Swingline Loans shall be in minimum integrals of $500,000) consisting only of Prime Rate Loans, upon a notice of Borrowing received by the Administrative Agent and the Swingline Lender (which notice, at the Swingline Lender’s discretion, may be submitted prior to 1:00 p.m., Boston

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time, on the Business Day on which such Swingline Loan is requested). Swingline Loans shall be subject to periodic settlement with the Lenders under Section 2.8 below.

(b)Swingline Loans may be made only in the following circumstances: (A) for administrative convenience, the Swingline Lender shall, at the Lead Borrower’s request, make Swingline Loans in reliance upon the Borrowers’ actual or deemed representations under Section 4.2, that the applicable conditions for borrowing are satisfied or (B) for Permitted Overadvances; provided that the Swingline Lender shall not be obligated to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure.  If the conditions for borrowing under Section 4.2 cannot be fulfilled at the time of a requested Swingline Loan, the Lead Borrower shall give immediate notice thereof to the Administrative Agent and the Swingline Lender (a “Noncompliance Notice”), and the Administrative Agent shall promptly provide each Lender with a copy of the Noncompliance Notice. If the conditions for borrowing under Section 4.2 cannot be fulfilled, the Required Lenders may direct the Swingline Lender to, and the Swingline Lender thereupon shall, cease making Swingline Loans (other than Permitted Overadvances) until such conditions can be satisfied or are waived in accordance with Section 9.2. Unless the Required Lenders so direct the Swingline Lender, the Swingline Lender may, but is not obligated to, continue to make Swingline Loans beginning one Business Day after the Non-Compliance Notice is furnished to the Lenders. Notwithstanding the foregoing, no Swingline Loans shall be made pursuant to this subsection (b) (other than Permitted Overadvances) if the aggregate outstanding amount of the Credit Extensions would exceed the Loan Cap.

2.7.Letters of Credit and Acceptances.

(a)Letters of Credit Issued and Acceptances Created.

(i)Letters of Credit Issued and Acceptances Created by the Issuing Banks.  Subject to the terms and conditions of this Agreement, if requested by the Lead Borrower on behalf of the Borrowers, each Issuing Bank agrees to issue one or more Commercial Letters of Credit or Standby Letters of Credit and one or more Acceptances, in each case denominated in Dollars, Canadian Dollars or Euros (it being agreed and understood that an Acceptance may be rejected for payment by an Issuing Bank as an Acceptance Lender if it is not in compliance with any underlying application, agreement, or Letter of Credit relating thereto) for the account of any of the Borrowers or any Subsidiary thereof, whether or not a Loan Party (whether one or more) or in support of an obligation of any Loan Party or any of the Borrowers’ Subsidiaries, whether or not a Loan Party, in each case at any time and from time to time after the ~~Fifth~~Seventh Amendment Effective Date and prior to the Termination Date.

(ii)[Reserved].

(iii)In General.  No Letter of Credit or Acceptance shall be issued if after giving effect to such issuance (A) the aggregate Letter of Credit Outstandings shall exceed $100,000,000, or (B) the aggregate Credit Extensions would exceed the limitation set forth in Section 2.1(a)(i); and provided, further, that no Letter of Credit

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or Acceptance shall be issued if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable Issuing Bank or Acceptance Lender from issuing such Letter of Credit or Acceptance, or any law applicable to such Issuing Bank or Acceptance Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank or Acceptance Lender shall prohibit, or request that such Issuing Bank or Acceptance Lender refrain from, the issuance of letters of credit or acceptances generally or such Letter of Credit or Acceptance in particular or shall impose upon such Issuing Bank or Acceptance Lender with respect to such Letter of Credit or Acceptance any restriction, reserve or capital requirement (for which such Issuing Bank or Acceptance Lender is not otherwise compensated hereunder) not in effect on the ~~Fifth~~Seventh Amendment Effective Date, or shall impose upon such Issuing Bank or Acceptance Lender any unreimbursed loss, cost or expense (for which such Issuing Bank or Acceptance Lender is not otherwise compensated hereunder) which was not applicable on the ~~Fifth~~Seventh Amendment Effective Date and which such Issuing Bank or Acceptance Lender in good faith deems material to it, (ii) the issuance of such Letter of Credit or Acceptance would violate one or more policies of such Issuing Bank or Acceptance Lender applicable to letters of credit or acceptances generally, (iii) a default of any Lender’s obligations to fund hereunder exists or any Lender is at such time a Defaulting Lender hereunder, unless such Issuing Bank or Acceptance Lender has entered into arrangements satisfactory to such Issuing Bank or Acceptance Lender with the Borrowers or such Lender to eliminate such Issuing Bank’s or Acceptance Lender’s Fronting Exposure with respect to such Lender, or (iv) such Issuing Bank or Acceptance Lender shall have received notice from the Administrative Agent or the Required Lenders that the conditions to such issuance have not been met.  Each Issuing Bank and Acceptance Lender (other than the Lead Issuing Bank or any of its Affiliates) shall notify the Administrative Agent in writing on each Business Day of all Letters of Credit and Acceptances issued on the prior Business Day by such Issuing Bank or Acceptance Lender, provided that (A) until the Administrative Agent advises any such Issuing Bank or Acceptance Lender that the provisions of Section 4.2 are not satisfied, or (B) the aggregate amount of the Letters of Credit and Acceptances issued in any such week exceeds such amount as shall be agreed by the Administrative Agent and such Issuing Bank or Acceptance Lender, such Issuing Bank or Acceptance Lender shall be required to so notify the Administrative Agent in writing only once each week of the Letters of Credit and Acceptances issued by such Issuing Bank or Acceptance Lender during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Administrative Agent and such Issuing Bank or Acceptance Lender may agree.

(b)Each Standby Letter of Credit shall expire no later than the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is ten (10) Business Days prior to the Maturity Date, provided that upon the request of the applicable Borrower and subject to the other requirements of this Section, the Leading Issuing Bank shall, and each other applicable Issuing Bank may, in its sole and absolute discretion, agree to issue one or more Standby Letters of Credit that have

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automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued.  Unless otherwise directed by the applicable Issuing Bank, the Lead Borrower shall not be required to make a specific request to such Issuing Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the date that is ten (10) Business Days prior to the Maturity Date; provided, however, that such Issuing Bank shall not permit any such extension if (A) the applicable Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Lead Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(c)Each Commercial Letter of Credit shall expire no later than the close of business on the earlier of (i) the date 180 days after the date of the issuance of such Commercial Letter of Credit and (ii) the date that is ten (10) Business Days prior to the Maturity Date; provided that the applicable Borrower may request that the applicable Issuing Bank issue a Commercial Letter of Credit with an expiration date after the Maturity Date, provided further that with respect to any such Commercial Letter of Credit, the Borrowers shall deposit in the Cash Collateral Account an amount in cash equal to 105% of each such Letter of Credit Outstandings thirty (30) days prior to the Maturity Date.

(d)Each Acceptance shall expire no later than the close of business on the earlier of (i) the date 180 days after the date of the issuance of such Acceptance and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that the applicable Borrower may request that the applicable Acceptance Lender issue an Acceptance with an expiration date after the Maturity Date, provided further that with respect to any such Acceptance, the Borrowers shall deposit in the Cash Collateral Account an amount in cash equal to 105% of each such Acceptance Letter of Credit Outstandings thirty (30) days prior to the Maturity Date.

(e)Drafts drawn under any Letter of Credit or Acceptance shall be reimbursed by the Borrowers by paying to the Administrative Agent an amount equal to such drawing (together with interest as provided in Section 2.7(g)) not later than 1:00 p.m., Boston time, on the Business Day immediately following the day that the Lead Borrower receives notice of such drawing, provided that the Lead Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.4 that such payment be financed with a Revolving Loan consisting of a Prime Rate Loan, or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Prime Rate Loan or Swingline

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Loan. The applicable Issuing Bank or Acceptance Lender, as applicable, shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit or an Acceptance. The applicable Issuing Bank or Acceptance Lender, as applicable, shall promptly notify the Administrative Agent and the Lead Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank or Acceptance Lender, as applicable, has made or will make payment thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank or Acceptance Lender and the Lenders with respect to any such payment.

(f)If an Issuing Bank shall make any L/C Disbursement or an Acceptance Lender shall make any disbursement pursuant to an Acceptance, then, unless the Borrowers shall reimburse such Issuing Bank or Acceptance Lender, as applicable, in full on the date such payment is made, the unpaid amount thereof shall bear interest, for each day from and including the date such payment is made to but excluding the date that the Borrowers reimburse such Issuing Bank or Acceptance Lender, as applicable, therefor, at the rate per annum then applicable to Prime Rate Loans, provided that if the Borrowers fail to reimburse such Issuing Bank or Acceptance Lender, as applicable, when due pursuant to paragraph (e) of this Section, then Section 2.11 shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank or Acceptance Lender, as applicable, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (h) of this Section to reimburse such Issuing Bank or Acceptance Lender, as applicable, shall be for the account of such Lender to the extent of such payment.

(g)Immediately upon the issuance of any Letter of Credit by an Issuing Bank (or the amendment of a Letter of Credit increasing the amount thereof) or the issuance of any Acceptance by an Acceptance Lender (or the amendment of an Acceptance increasing the amount thereof), and without any further action on the part of such Issuing Bank or Acceptance Lender, such Issuing Bank or Acceptance Lender, as applicable, shall be deemed to have sold to each Lender, and each such Lender shall be deemed unconditionally and irrevocably to have purchased from such Issuing Bank or Acceptance Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Commitment Percentage, in such Letter of Credit or Acceptance, each drawing thereunder and the obligations of the Borrowers under this Agreement and the other Loan Documents with respect thereto. Upon any change in the Commitments pursuant to Section 2.2, 2.17, and/or 9.5, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Commitment Percentages of the assigning and assignee Lenders and any Additional Commitment Lender.  Any action taken or omitted by such Issuing Bank or Acceptance Lender under or in connection with a Letter of Credit or Acceptance, if taken or omitted in the absence of gross negligence, bad faith or willful misconduct, shall not create for such Issuing Bank or Acceptance Lender, as applicable, any resulting liability to any Lender.

(h)In the event that an Issuing Bank makes any L/C Disbursement or an Acceptance Lender makes any disbursement pursuant to an Acceptance, and the Borrowers shall not have reimbursed such amount in full to such Issuing Bank or Acceptance Lender, as applicable, pursuant to Section 2.7(e), such Issuing Bank or Acceptance Lender, as applicable, shall promptly notify the Administrative Agent, which shall promptly notify each

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Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank or Acceptance Lender, as applicable, the amount of such Lender’s Commitment Percentage of such unreimbursed payment and in same day funds. If such Issuing Bank or Acceptance Lender, as applicable, so notifies the Administrative Agent, and the Administrative Agent so notifies the Lenders prior to 12:00 noon, Boston time, on any Business Day, each such Lender shall make available to such Issuing Bank or Acceptance Lender, as applicable, such Lender’s Commitment Percentage of the amount of such payment on such Business Day in same day funds (or if such notice is received by the Lenders after 12:00 noon., Boston time on the day of receipt, payment shall be made on the immediately following Business Day).  If and to the extent such Lender shall not have so made its Commitment Percentage of the amount of such payment available to such Issuing Bank or Acceptance Lender, as applicable, such Lender agrees to pay to such Issuing Bank or Acceptance Lender, as applicable, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank or Acceptance Lender, as applicable, at the Federal Funds Effective Rate. Each Lender agrees to fund its Commitment Percentage of such unreimbursed payment notwithstanding a failure to satisfy any applicable lending conditions or the provisions of Sections 2.1 or 2.7, or the occurrence of the Termination Date. The failure of any Lender to make available to such Issuing Bank or Acceptance Lender, as applicable, its Commitment Percentage of any payment under any Letter of Credit or Acceptance shall neither relieve any Lender of its obligation hereunder to make available to such Issuing Bank or Acceptance Lender, as applicable, its Commitment Percentage of any payment under any Letter of Credit or Acceptance on the date required, as specified above, nor increase the obligation of such other Lender. Whenever any Lender has made payments to an applicable Issuing Bank or Acceptance Lender, as applicable, in respect of any reimbursement obligation for any Letter of Credit or Acceptance, such Lender shall be entitled to share ratably, based on its Commitment Percentage, in all payments and collections thereafter received on account of such reimbursement obligation.

(i)Whenever the Borrowers desire that an Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit) or that an Acceptance Lender issue an Acceptance (or the amendment, renewal or extension of an outstanding Acceptance), the Lead Borrower shall give to such Issuing Bank or Acceptance Lender, as applicable, and the Administrative Agent at least three (3) Business Days’ prior written (including telegraphic, telex, facsimile or cable communication) notice (or such shorter period as may be agreed upon in writing by such Issuing Bank or Acceptance Lender, as applicable and Lead Borrower) specifying the date on which the proposed Letter of Credit or Acceptance is to be issued, amended, renewed or extended (which shall be a Business Day), the stated amount of the Letter of Credit or Acceptance so requested, the expiration date of such Letter of Credit or Acceptance, the name and address of the beneficiary thereof, and the provisions thereof. If requested by such Issuing Bank or Acceptance Lender, as applicable, the Borrowers shall also submit a letter of credit application on such Issuing Bank’s or Acceptance Lender’s, as applicable, standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit or Acceptance.

(j)The obligations of the Borrowers to reimburse the applicable Issuing Bank for any L/C Disbursement and the applicable Acceptance Lender for any disbursement

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pursuant to an Acceptance shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation: (i) any lack of validity or enforceability of any Letter of Credit or Acceptance; (ii) the existence of any claim, setoff, defense or other right which the Borrowers may have at any time against a beneficiary of any Letter of Credit or Acceptance or against such Issuing Bank or Acceptance Lender, as applicable, or any of the Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit or Acceptance proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by such Issuing Bank or Acceptance Lender, as applicable, of any Letter of Credit or Acceptance against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit or Acceptance; (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder; or (vi) the fact that any Event of Default shall have occurred and be continuing. None of the Administrative Agent, the Lenders, the Issuing Banks, the Acceptance Lenders or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or Acceptance or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or Acceptance (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank or Acceptance Lender, provided that the foregoing shall not be construed to excuse such Issuing Bank or Acceptance Lender, as applicable, from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by Applicable Law) suffered by the Borrowers that are caused by such Issuing Bank’s or Acceptance Lender’s, as applicable, failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit or Acceptance comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Issuing Bank or Acceptance Lender, as applicable (as finally determined by a court of competent jurisdiction), such Issuing Bank or Acceptance Lender, as applicable, shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in compliance with the terms of a Letter of Credit or Acceptance, the applicable Issuing Bank or Acceptance Lender, as applicable, may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit or Acceptance.

(k)If any Event of Default shall occur and be continuing, on the Business Day that the Lead Borrower receives notice from the Administrative Agent or the Required Lenders (if such notice is received prior to 3:00 p.m. or on the next Business Day if such notice is received thereafter) demanding the deposit of cash collateral pursuant to this

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paragraph, the Borrowers shall deposit in the Cash Collateral Account an amount in cash equal to 105% of the Letter of Credit Outstandings as of such date plus any accrued and unpaid interest thereon. Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations of the Borrowers under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent at the request of the Lead Borrower and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such Cash Collateral Account shall be applied by the Collateral Agent to reimburse the applicable Issuing Bank for payments on account of drawings under Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Outstandings at such time or, if the Loans have matured or the maturity of the Loans has been accelerated, be applied to satisfy other Obligations of the Borrowers under this Agreement.  Amounts held in such Cash Collateral Account shall be released to the Borrowers at such time as such Event of Default is cured or waived and no other Event of Default is then continuing.

(l)[Reserved].

(m)For purposes of calculating the outstanding Credit Extensions, the Administrative Agent shall, monthly or more frequently in the Administrative Agent’s sole discretion, make the necessary exchange rate calculations for any Letters of Credit denominated in currency other than Dollars, to determine whether any such excess exists on such date.

(n)All reimbursements to be made by the Loan Parties with respect to Letters of Credit shall be made in Dollars or in such other currency as the Letter of Credit is denominated.  All participations in Letters of Credit by the Lenders shall be made in such currency as the Letter of Credit is denominated or in the Dollar Equivalent thereof.

(o)Unless otherwise expressly agreed by the applicable Issuing Bank and the Lead Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit.  Notwithstanding the foregoing, except to the extent that a court of competent jurisdiction has determined in a final, non-appealable judgment that such Issuing Bank has acted with gross negligence or willful misconduct, no Issuing Bank shall be responsible to the Borrowers for, and such Issuing Bank’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

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2.8.Settlements Amongst Lenders.

(a)The Swingline Lender may, at any time, and shall, not less frequently than weekly, on behalf of the Borrowers (which hereby authorize the Swingline Lender to act in their behalf in that regard) request the Administrative Agent to cause the Lenders to make a Revolving Loan (which shall be a Prime Rate Loan) in an amount equal to such Lender’s Commitment Percentage of the outstanding amount of Swingline Loans made in accordance with Section 2.6, which request may be made regardless of whether the conditions set forth in Section 4 have been satisfied. Upon such request, each Lender shall make available to the Administrative Agent the proceeds of such Revolving Loan for the account of the Swingline Lender. If the Swingline Lender requires a Revolving Loan to be made by the Lenders and the request therefor is received at or prior to 1:00 p.m., Boston time, on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m., Boston time, that day; and, if the request therefor is received after 1:00 p.m., Boston time, then no later than 3:00 p.m., Boston time, on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Swingline Lender. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the Federal Funds Effective Rate.

(b)The amount of each Lender’s Commitment Percentage of outstanding Revolving Loans (and Swingline Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans and repayments of Revolving Loans and Swingline Loans received by the Administrative Agent as of 3:00 p.m., Boston time, on the first Business Day following the end of the period specified by the Administrative Agent (such date, the “Settlement Date”).

(c)The Administrative Agent shall deliver to each of the Lenders promptly after the Settlement Date a summary statement of the amount of outstanding Revolving Loans and Swingline Loans for the period and the amount of repayments received for the period. As reflected on the summary statement: each Lender shall transfer to the Administrative Agent (as provided below), or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender shall be equal to such Lender’s applicable Commitment Percentage of Revolving Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received at or prior to 1:00 p.m., Boston time, on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m., Boston time, that day; and, if received after 1:00 p.m., Boston time, then no later than 3:00 p.m., Boston time, on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the Federal Funds Effective Rate.

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2.9.Notes; Repayment of Loans.

(a)To the extent requested by a Lender, the Loans made by such Lender shall be evidenced by a Note duly executed on behalf of the Borrowers, in substantially the form attached hereto as Exhibit B, payable to the order of such Lender in an aggregate principal amount equal to such Lender’s Commitment.

(b)Each Lender is hereby authorized by the Borrowers to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrowers to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.

(c)Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and an indemnity in form and substance reasonably satisfactory to the Lead Borrower, and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

2.10.Interest on Loans.

(a)Subject to Section 2.11, each Prime Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the then Prime Rate, plus the Applicable Margin for Prime Rate Loans.

(b)Subject to Section 2.11, each ~~Term~~ SOFR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to ~~Term~~ SOFR for such Interest Period, plus the Applicable Margin for ~~Term~~ SOFR Loans.

(c)Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, on the Termination Date, after the Termination Date on demand and (with respect to ~~Term~~ SOFR Loans) upon any repayment or prepayment thereof (on the amount prepaid).

~~(d) Notwithstanding anything herein or in any other Loan Document to the contrary, if on the Sixth Amendment Effective Date, any LIBO Loans (as such term was defined in this Agreement, immediately prior to the Sixth Amendment Effective Date) remain outstanding (the “Existing LIBO Loans”), such Existing LIBO Loans shall, for the duration of the Interest Period (as such term was defined in this Agreement, immediately prior to the Sixth Amendment Effective Date) be governed by the terms of this Agreement, immediately prior to the Sixth Amendment Effective Date.  Upon the expiration of the Interest Period applicable to the Existing LIBO Loans, (i) such Existing LIBO Loans shall be continued, automatically, subject to the terms hereof, as Term SOFR Loans having an~~

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~~Interest Period of one month unless otherwise elected by the Lead Borrower in accordance with the terms of this Agreement (as amended by the Sixth Amendment) (provided, for the avoidance of doubt, that such Loans may not be continued as LIBO Loans (as such term was defined in this Agreement, immediately prior to the Sixth Amendment Effective Date)) and (ii) this Agreement, giving effect to the Sixth Amendment, shall govern and control such Existing LIBO Loans in all respects.~~

2.11.Default Interest.  Effective upon the occurrence of any Event of Default and at all times thereafter while such Event of Default is continuing, at the option of the Administrative Agent or upon the direction of the Required Lenders, interest shall accrue on all outstanding Loans (including Swingline Loans) (after as well as before judgment, as and to the extent permitted by law) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360, 365 or 366 days, as applicable) equal to the rate (including the Applicable Margin for Loans) in effect from time to time plus 2.00% per annum, and such interest shall be payable on demand.

2.12.Certain Fees.  The Borrowers shall pay to the Administrative Agent, for the account of the Administrative Agent, the fees set forth in the Fee Letter as and when payment of such fees is due as therein set forth.

2.13.Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of the Lenders, a commitment fee (the “Commitment Fee”) equal to 0.25% per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable), multiplied by the average daily balance of the Unused Commitment for each day commencing on and including the Fifth Amendment Effective Date and ending on but excluding the Termination Date.The Commitment Fee so accrued in any calendar quarter shall be payable on or prior to the fifth (5th) day of each January, April, July, and October, in arrears, except that all Commitment Fees so accrued as of the Termination Date shall be payable on the Termination Date.  The Administrative Agent shall pay the Commitment Fee to the Lenders based upon their Commitment Percentages.

2.14.Letter of Credit Fees.

(a)The Borrowers shall pay the Administrative Agent, for the account of the Lenders in accordance with their respective Commitment Percentages, on the fifth (5th) day of each January, April, July and October, in arrears, a fee (each, a “Letter of Credit Fee”) equal to the following per annum percentages multiplied by the face amount of each of the following categories of Letters of Credit outstanding during the subject quarter:

(i)Each Standby Letter of Credit:  At the then applicable Standby Letter of Credit Fee.

(ii)Each Commercial Letter of Credit:  At the then applicable Commercial Letter of Credit Fee.

(iii)After the occurrence and during the continuance of an Event of Default, at the option of the Administrative Agent or upon the direction of the

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Required Lenders, the Letter of Credit Fees set forth in clauses (i) and (ii) above, shall be increased by an amount equal to two percent (2%) per annum.

(b)The Borrowers shall pay to the applicable Issuing Bank for its own account a fronting fee (the “Fronting Fee”) with respect to each Letter of Credit issued by it, at a rate equal to 0.125% percent per annum, computed on the amount of such Letter of Credit, and payable on the fifth (5th) day of each January, April, July and October, in arrears.  In addition, the Borrowers shall pay to the applicable Issuing Bank, in addition to the Letter of Credit Fees otherwise provided for hereunder, fees and charges in connection with the issuance, negotiation, settlement, amendment and processing of each Letter of Credit issued by such Issuing Bank in the amounts as such Issuing Bank and the Lead Borrower may agree.

(c)All Letter of Credit Fees shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable.

2.15.Acceptance Fee. The Borrowers agree to pay to the Administrative Agent, for the account of the Lenders, in accordance with their respective Commitment Percentages, for each Acceptance, a fee (the “Acceptance Fee”) equal to the Acceptance Fee Percentage, multiplied by the face amount of each Acceptance, plus all reasonable out-of-pocket costs, fees, and expenses incurred by the applicable Acceptance Lender in connection with the application for, processing of, issuance of, or amendment to any Acceptance.  The Acceptance Fee shall be payable in arrears on the fifth (5th) day of each January, April, July, and October and on the Termination Date for any three (3) month period, or shorter period if calculated for the period beginning on the Effective Date or for such period ending on the Termination Date, in which an Acceptance was issued and/or in which an Acceptance remained outstanding.  After the occurrence and during the continuance of an Event of Default, at the option of the Administrative Agent or upon the direction of the Required Lenders, the Acceptance Fee shall be increased by an amount equal to two percent (2%) per annum.  Subject to Section 9.14, the Acceptance Fee shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable.  In addition, the Borrowers shall pay to the Acceptance Lender for its own account a fronting fee with respect to each Acceptance, at a rate equal to 0.125% percent per annum, computed on the amount of such Acceptance, computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable, and payable on the fifth (5th) day of each January, April, July and October, in arrears.

2.16.Nature of Fees.  All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, for the respective accounts of the Administrative Agent, the Issuing Banks, the Acceptance Lenders and the Lenders, as provided herein. All fees shall be fully earned on the date when due and shall not be refundable under any circumstances.

2.17.Termination or Reduction of Commitments.  Upon at least ten (10) Business Days’ prior written notice to the Administrative Agent, the Lead Borrower may at any time in whole permanently terminate the Total Commitments. In addition, upon at least five (5) Business Days’ prior written notice to the Administrative Agent, the Lead Borrower may at any time in part permanently reduce the Total Commitments. Each such reduction shall be in the principal amount of $5,000,000 or any multiple of $5,000,000; provided that the

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Borrowers shall not terminate or reduce (A) the Total Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Credit Extensions outstanding would exceed the Total Commitments, (B) the sublimit for Letters of Credit set forth in Section 2.1(a)(ii) if, after giving effect thereto, the Letter of Credit Outstandings not fully cash collateralized hereunder would exceed such sublimit, and (C) the sublimit for Swingline Loans set forth in Section 2.6(a) hereof if, after giving effect thereto, and to any concurrent payments hereunder, the outstanding amount of Swingline Loans hereunder would exceed such sublimit. If, after giving effect to any reduction of the Total Commitments, the sublimit for Letters of Credit set forth in Section 2.1(a)(ii) hereof or the sublimit for Swingline Loans set forth in Section 2.6(a) hereof exceeds the amount of the Total Commitments, such sublimits shall be automatically reduced by the amount of such excess.  Each such reduction or termination shall (i) be applied ratably to the Commitment of each Lender and (ii) be irrevocable when given. At the effective time of each such reduction or termination, the Borrowers shall pay to the Administrative Agent for application as provided herein (i) all Commitment Fees accrued on the amount of the Total Commitments so terminated or reduced through the date thereof, (ii) any amount by which the Credit Extensions outstanding on such date exceed the amount to which the Total Commitments are to be reduced effective on such date, in each case pro rata based on the amount prepaid, and (iii) any Breakage Costs, if applicable.

2.18.[Reserved].

2.19.Conversion and Continuation of Loans.  The Lead Borrower on behalf of the Borrowers shall have the right at any time,

(a)on three (3) Business Days’ prior irrevocable notice to the Administrative Agent (which notice, to be effective, must be received by the Administrative Agent not later than 12:00 noon, Boston time, on the third Business Day preceding the date of any conversion), (x) to convert any outstanding Borrowings of Prime Rate Loans (but in no event Swingline Loans) to Borrowings of ~~Term~~ SOFR Loans, or (y) to continue an outstanding Borrowing of Term SOFR Loans for an additional Interest Period,

(b)on one Business Day’s irrevocable notice to the Administrative Agent (which notice, to be effective, must be received by the Administrative Agent not later than 12:00 noon, Boston time, on the date of any conversion), to convert any outstanding Borrowings of ~~Term~~ SOFR Loans to a Borrowing of Prime Rate Loans, subject to the following:

(i)without the consent of the Required Lenders, no Borrowing of Loans may be converted into, or continued as, ~~Term~~ SOFR Loans at any time when an Event of Default has occurred and is continuing;

(ii)if less than a full Borrowing of Loans is converted, such conversion shall be made pro rata among the Lenders, as applicable, in accordance with the respective principal amounts of the Loans comprising such Borrowing held by such Lenders immediately prior to such conversion;

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(iii)the aggregate principal amount of Loans being converted into or continued as ~~Term~~ SOFR Loans shall be in an integral of $1,000,000 and at least $5,000,000;

(iv)each Lender shall effect each conversion by applying the proceeds of its new ~~Term~~ SOFR Loan or Prime Rate Loan, as the case may be, to its Loan being so converted;

(v)the Interest Period with respect to a Borrowing of ~~Term~~ SOFR Loans effected by a conversion or in respect to the Borrowing of ~~Term~~ SOFR Loans being continued as ~~Term~~ SOFR Loans shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continued Borrowing, as the case may be;

(vi)a Borrowing of ~~Term~~ SOFR Loans may be converted only on the last day of an Interest Period applicable thereto;

(vii)each request for a conversion or continuation of a Borrowing of ~~Term~~ SOFR Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month; and

(viii)no more than fifteen (15) Borrowings of ~~Term~~ SOFR Loans may be outstanding at any time.

If the Lead Borrower does not give notice to convert any Borrowing of Prime Rate Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as ~~Term~~ SOFR Loans, in each case as provided above, such Borrowing shall automatically be converted to, or continued as, as applicable, a Borrowing of Prime Rate Loans at the expiration of the then current Interest Period. The Administrative Agent shall, after it receives notice from the Borrower, promptly give each Lender notice of any conversion, in whole or part, of any Loan made by such Lender.

2.20.Mandatory Prepayment; Cash Collateral; Commitment Termination.  The outstanding Obligations shall be subject to mandatory prepayment as follows:

(a)If at any time the amount of the Credit Extensions exceeds the Loan Cap, the Borrowers will immediately upon notice from the Administrative Agent (which may be given by the Administrative Agent in its discretion and shall be given by the Administrative Agent upon the request of the Required Lenders) (A) prepay the Loans in an amount necessary to eliminate such excess, and (B) if, after giving effect to the prepayment in full of all outstanding Loans such excess has not been eliminated, deposit cash into the Cash Collateral Account in an amount equal to 105% of the Letter of Credit Outstandings.  Without in any way limiting the foregoing, the Administrative Agent shall, weekly or more frequently in the Administrative Agent’s Permitted Discretion, make the necessary exchange rate calculations with respect to Letters of Credit denominated in a currency other than Dollars, to determine whether any excess exists on such date.

(b)To the extent required pursuant to Section 2.23, the Revolving Loans shall be repaid daily in accordance with the provisions of said Section 2.23.

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(c)Subject to the foregoing, outstanding Prime Rate Loans shall be prepaid before outstanding ~~Term~~ SOFR Loans are prepaid. Each partial prepayment of ~~Term~~ SOFR Loans shall be in an integral multiple of $1,000,000. No prepayment of ~~Term~~ SOFR Loans shall be permitted pursuant to this Section 2.20 other than on the last day of an Interest Period applicable thereto, unless the Borrowers reimburse the Lenders for all Breakage Costs associated therewith in accordance with Section 2.21(b) below. In order to avoid such Breakage Costs, as long as no Event of Default has occurred and is continuing, the Administrative Agent shall hold all amounts required to be applied to ~~Term~~ SOFR Loans in the Cash Collateral Account and will apply such funds to the applicable ~~Term~~ SOFR Loans at the end of the then pending Interest Period therefor and such ~~Term~~ SOFR Loans shall continue to bear interest at the rate set forth in Section 2.10 until the amounts in the Cash Collateral Account have been so applied (provided that the foregoing shall in no way limit or restrict the Agents’ rights upon the subsequent occurrence of an Event of Default). No partial prepayment of a Borrowing of ~~Term~~ SOFR Loans shall result in the aggregate principal amount of the ~~Term~~ SOFR Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000 (unless all such outstanding ~~Term~~ SOFR Loans are being prepaid in full). Any prepayment of the Revolving Loans shall not permanently reduce the Commitments.

(d)All amounts required to be applied to all Loans hereunder (other than Swingline Loans) shall be applied ratably in accordance with each Lender’s Commitment Percentage.

(e)Upon the Termination Date, the Commitments and the credit facility provided hereunder shall be terminated in full and the Borrowers shall pay, in full and in cash, all outstanding Loans and all other outstanding Obligations then due, and shall fully cash collateralize or replace all Letters of Credit and Acceptances and reimburse all L/C Disbursements and shall provide collateral security to the extent required by Section 9.6 hereof.

2.21.Optional Prepayment of Loans; Reimbursement of Lenders.

(a)The Borrowers shall have the right at any time and from time to time to prepay outstanding Loans in whole or in part, (x) with respect to ~~Term~~ SOFR Loans, upon at least two (2) Business Days’ prior written, telex or facsimile notice to the Administrative Agent prior to 12:00 noon, Boston time, and (y) with respect to Prime Rate Loans, upon written, telex or facsimile notice to the Administrative Agent prior to 12:00 noon, Boston time, on the date of prepayment, subject to the following limitations:

(i)All prepayments under Section 2.20 and this Section 2.21 shall be paid to the Administrative Agent for application, first, to the prepayment of outstanding Swingline Loans, second, to the prepayment of other outstanding Loans ratably in accordance with each Lender’s Commitment Percentage, and third, to the funding of a cash collateral deposit in the Cash Collateral Account in an amount equal to 105% of all Letter of Credit Outstandings to the extent required by this Agreement.

(ii)Subject to the foregoing, outstanding Prime Rate Loans shall be prepaid before outstanding ~~Term~~ SOFR Loans are prepaid. Each partial

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prepayment of ~~Term~~ SOFR Loans shall be in an integral multiple of $1,000,000. No prepayment of ~~Term~~ SOFR Loans shall be permitted pursuant to this Section 2.21 other than on the last day of an Interest Period applicable thereto, unless the Borrowers reimburse the Lenders for all Breakage Costs associated therewith in accordance with Section 2.21(b) below. No partial prepayment of a Borrowing of ~~Term~~ SOFR Loans shall result in the aggregate principal amount of the ~~Term~~ SOFR Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000 (unless all such outstanding ~~Term~~ SOFR Loans are being prepaid in full).

(iii)Each notice of prepayment shall specify the prepayment date, the principal amount and Type of the Loans to be prepaid and, in the case of ~~Term~~ SOFR Loans, the Borrowing or Borrowings pursuant to which such Loans were made. Each notice of prepayment shall be irrevocable and shall commit the Borrowers to prepay such Loan by the amount and on the date stated therein. The Administrative Agent shall, promptly after receiving notice from the Lead Borrower hereunder, notify each Lender of the principal amount and Type of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(b)The Borrowers shall reimburse each Lender for any loss incurred or to be incurred by it in the reemployment of the funds released resulting from (i) any prepayment (for any reason whatsoever, including, without limitation, conversion to Prime Rate Loans or acceleration by virtue of, and after, the occurrence of an Event of Default) of any ~~Term~~ SOFR Loan required or permitted under this Agreement, if such Loan is prepaid other than on the last day of the Interest Period for such Loan, (ii) the failure of a Borrower to borrow a ~~Term~~ SOFR Loan for any reason on the first day of the applicable Interest Period after the Lead Borrower delivers a notice of borrowing under Section 2.4 in respect thereof, or (iii) the failure of the Borrowers to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.21(a). Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed at a rate of interest equal to ~~Term~~ SOFR for such Loan, for the period from the date of such payment or failure to borrow to the last day (x) in the case of a payment or refinancing of a ~~Term~~ SOFR Loan other than on the last day of the Interest Period for such Loan, of the then current Interest Period for such Loan or (y) in the case of such failure to borrow, of the Interest Period for such ~~Term~~ SOFR Loan which would have commenced on the date of such failure to borrow, over (B) the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the SOFR market (collectively, “Breakage Costs”). Any Lender demanding reimbursement for such loss shall deliver to the Lead Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be presumptively correct absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt of such certificate; provided, however, that if any Breakage Costs are incurred as a result of repayment of Loans on the Maturity Date or the refinancing of this credit facility and so long as the amount of such Breakage Costs is included as part of the payoff amount set forth in

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the relevant payoff letter and the relevant Lender has delivered the certificate required hereby, payment of such Breakage Costs shall be made on the date of such termination or the Maturity Date, as applicable.

(c)[Reserved].

(d)Whenever any partial prepayment of Loans are to be applied to ~~Term~~ SOFR Loans, such ~~Term~~ SOFR Loans shall be prepaid in the chronological order of their Interest Payment Dates.

2.22.Maintenance of Loan Account; Statements of Account.

(a)The Administrative Agent shall maintain an account on its books in the name of the Borrowers (the “Loan Account”) which will reflect (i) all Loans and other advances made by the Lenders to the Borrowers or for the Borrowers’ account, (ii) all L/C Disbursements, fees and interest that have become payable as herein set forth, and (iii) any and all other monetary Obligations that have become payable.

(b)The Loan Account will be credited with all amounts received by the Administrative Agent from the Borrowers or otherwise for the Borrowers’ account, including all amounts received in the Concentration Account from the Blocked Account Banks, and the amounts so credited shall be applied as set forth in Section 2.24.

(c)At the Agent’s request, (i) each Lender shall furnish a written statement to the Administrative Agent and the Lead Borrower setting forth the amount of obligations due to such Lender or its Affiliate (other than customary fees and expenses charged in the ordinary course) on account of Bank Products and Cash Management Services as of such month end, and (ii) the Administrative Agent shall send to the Lead Borrower a statement accounting for the charges, loans, advances and other transactions occurring among and between the Administrative Agent, the Lenders and the Borrowers during that month (other than on account of Bank Products and Cash Management Services). The monthly statements shall, absent manifest error, be an account stated, which is presumptively correct unless the Lead Borrower provides the Administrative Agent with a written objection to any such statement within twenty (20) days of receipt of such statement, which written objection shall state with particularity the reason for such objection.

2.23.Cash Receipts.

(a)The Collateral Agent shall maintain account number 5045183372 at Bank of America (the “Concentration Account”).  Subject to the rights of the Loan Parties set forth below during any period during which no Cash Dominion Event has occurred and is continuing, the Concentration Account is and shall remain, under the sole dominion and control of the Collateral Agent.  The Loan Parties may maintain one or more disbursement accounts (the “Disbursement Accounts”) to be used by the Loan Parties for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder.

(b)All cash receipts and other proceeds from the sale or disposition of any Collateral relating to the Loan Parties’ operations in the United States of America

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including, without limitation, the proceeds of all credit card charges (all such cash receipts and proceeds, “Cash Receipts”) shall be deposited into one or more DDAs established for the account of the applicable Loan Party in the United States of America.  Notwithstanding the foregoing, Cash Receipts from the Loan Parties’ wholesale operations in the United States of America (whether received in a lockbox or otherwise) shall, promptly on receipt, be deposited directly in or transferred by ACH or wire transfer to the Concentration Account or a Blocked Account.

(c)So long as no Cash Dominion Event has occurred and is continuing:

(i)the Loan Parties may direct, and shall have sole control over, the manner of disposition of its funds in the DDA Accounts (including savings accounts), the Blocked Accounts, the Concentration Account and each Disbursement Account and may close or change the services provided in respect of DDA Accounts, Blocked Accounts and Disbursement Accounts, provided that in the case of a closure of a Blocked Account, the funds on deposit therein shall be transferred to another Blocked Account or the Concentration Account; and

(ii)the Loan Parties shall cause the ACH or wire transfer of all available and collected Cash Receipts in each such DDA to a Blocked Account or the Concentration Account not less frequently than each Business Day, provided that (A) to the extent that on any Business Day technical problems prevent any such ACH or wire, such funds shall be transferred on the next following Business Day on which technical problems do not prevent such transfer and (B) notwithstanding the foregoing, the Loan Parties need not cause the ACH or wire transfer from a DDA to a Blocked Account or the Concentration Account such reasonable amount (based upon prior business practices of the Borrowers but in no event to exceed $50,000.00 (or such higher amount as the Administrative Agent in its Permitted Discretion determines) for any single DDA (or in the case that such single DDA has multiple subaccounts, for any such subaccount) or $250,000.00 (or such higher amount as the Administrative Agent in its Permitted Discretion determines) in the aggregate for all DDAs (including all such subaccounts) as is necessary or appropriate to cover dishonored checks, credit card chargebacks, bank fees and similar charges, in each case in the ordinary course of business.  For purposes of the calculation of the amount on deposit in any single DDA (or in any subaccount of a DDA), there shall be excluded any amounts for which an ACH transfer has been initiated but which transfer has not as yet been made in the ordinary course of business.

(d)After the occurrence and during the continuation of a Cash Dominion Event:

(i)at the request of Administrative Agent, the Loan Parties shall deliver to the Administrative Agent (A) a list of all present DDAs maintained by the Loan Parties, which list includes, with respect to each depository (1) the name and address of that depository; (2) the account number(s) maintained with such depository; and (3) to the extent known, a contact person at such depository (the “DDA List”), and (B) notifications (the “Credit Card Notifications”) substantially in the form of Exhibit F hereto (or such other form as may be reasonably satisfactory to

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the Administrative Agent) executed on behalf of the Loan Parties with each of the Loan Parties’ major credit card processors;

(ii)(x) no Loan Party shall have any access to or right of withdrawal from the Concentration Account, (y) upon notice to a Blocked Account Bank, no Loan Party shall have any access to or right of withdrawal from the Blocked Accounts maintained with such Blocked Account Bank, and (z) the funds on deposit in the Concentration Account shall continue to be collateral security for all of the Obligations and shall be applied as provided in Section 2.24;

(iii)upon the Administrative Agent’s instruction, the Loan Parties shall cause the ACH or wire transfer to any Blocked Account or the Concentration Account (whether or not there is then an outstanding balance in the Loan Account, unless the Commitments have been terminated hereunder and the Obligations have been paid in full) of all available and collected Cash Receipts in each such DDA, provided that (i) the Administrative Agent shall not require more than one such transfer each day, (ii) to the extent that on any Business Day technical problems prevent any such ACH or wire, such funds shall be transferred on the next following Business Day on which technical problems do not prevent such transfer and (iii) notwithstanding the foregoing, the Loan Parties need not cause the ACH or wire transfer from a DDA to a Blocked Account or the Concentration Account such reasonable amount (based upon prior business practices of the Borrowers but in no event to exceed $150,000.00 in the aggregate or such higher amount as the Administrative Agent in its Permitted Discretion determines) as is necessary or appropriate to cover dishonored checks, credit card chargebacks, bank fees and similar charges, in each case in the ordinary course of business; and

(iv)in the event that, notwithstanding the provisions of this Section 2.23, the Loan Parties receive or otherwise have dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by the Loan Parties for the Administrative Agent and shall not be commingled with any of the Loan Parties’ other funds or deposited in any account of any Loan Party other than as instructed by the Administrative Agent.

2.24.Application of Payments.

(a)Upon either (i) the occurrence of a Cash Dominion Event or (ii) the occurrence of an Event of Default and acceleration of the time for payment of the Obligations, all amounts received in the Concentration Account from any source, including the Blocked Account Banks, and other amounts received by the Administrative Agent, including, without limitation, all payments by the Borrowers and any proceeds realized from any Loan Party or on account of any Collateral shall be applied, on the day of receipt, in the following order: first, to pay fees and expense reimbursements and indemnification then due and payable to the Administrative Agent, the Issuing Banks, the Acceptance Lenders and the Collateral Agent (other than those relating solely to Bank Products and Cash Management Services); second, to pay interest then due and payable on Credit Extensions; third, to repay outstanding Swingline Loans; fourth, to repay other outstanding Revolving Loans that are Prime Rate Loans and all outstanding reimbursement obligations under Letters of Credit and

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Acceptances; fifth, to repay outstanding Revolving Loans that are ~~Term~~ SOFR Loans and all Breakage Costs due in respect of such repayment pursuant to Section 2.21(b) or, at the Lead Borrower’s option, to fund a cash collateral deposit to the Cash Collateral Account sufficient to pay, and with direction to pay, all such outstanding ~~Term~~ SOFR Loans on the last day of the then-pending Interest Period therefor; sixth, if an Event of Default then exists and is continuing, to fund a cash collateral deposit in the Cash Collateral Account in an amount equal to 105% of all Letter of Credit Outstandings; seventh, to pay all Obligations then due arising out of any Cash Management Services provided by any Lender or its Affiliate, and, in the event that the Obligations have been accelerated, to provide collateral security to the extent required by Section 9.6 hereof, and eighth, to pay all other Obligations that are then outstanding and then due and payable, including without limitation, all Obligations arising out of any Bank Products provided by any Lender or its Affiliate and, in the event that the Obligations have been accelerated, to provide collateral security to the extent required by Section 9.6 hereof.  If all amounts set forth in clauses first through and including eighth above are paid, any excess amounts shall be deposited in a separate cash collateral account, and shall promptly be released to the Borrowers upon the request of the Lead Borrower.  The application of payments shall be subject to Section 7.3 hereof.

(b)All credits against the Obligations shall be effective on the day of receipt thereof, and shall be conditioned upon final payment to the Administrative Agent of the items giving rise to such credits. If any item credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the Loan Account and the Borrowers shall indemnify the Administrative Agent, the Collateral Agent, the Issuing Banks, the Acceptance Lenders and the Lenders against all claims and losses resulting from such dishonor or return.

2.25.Increased Costs.

(a)If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender or any Issuing Bank or Acceptance Lender; or

(ii)impose on any Lender or any Issuing Bank or Acceptance Lender or the SOFR market any other condition affecting this Agreement or ~~Term~~ SOFR Loans made by such Lender or any Letter of Credit or Acceptance or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any ~~Term~~ SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, Issuing Bank or Acceptance Lender of participating in, issuing or maintaining any Letter of Credit or Acceptance or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank or Acceptance Lender hereunder (whether of principal, interest or otherwise) other than Taxes, which shall be governed by Section 2.28 hereof, then the Borrowers will pay to such Lender, Issuing Bank

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or Acceptance Lender, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or Acceptance Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)If any Lender, any Issuing Bank or any Acceptance Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or Acceptance Lender’s capital or liquidity or on the capital or liquidity of such Lender’s, Issuing Bank’s or Acceptance Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Acceptances held by, such Lender, or the Letters of Credit issued by such Issuing Bank, or the Acceptances issued by such Acceptance Lender, to a level below that which such Lender, Issuing Bank or Acceptance Lender or such Lender’s, Issuing Bank’s or Acceptance Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s or Acceptance Lender’s policies and the policies of such Lender’s, Issuing Bank’s or Acceptance Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender, Issuing Bank or Acceptance Lender, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or Acceptance Lender or such Lender’s, Issuing Bank’s or Acceptance Lender’s holding company for any such reduction suffered.

(c)A certificate of a Lender, an Issuing Bank or an Acceptance Lender setting forth the amount or amounts necessary to compensate such Lender, Issuing Bank or Acceptance Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender, Issuing Bank or the Acceptance Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.  Notwithstanding the foregoing, no Lender or Issuing Bank shall deliver a certificate requesting compensation under subsection (a) or (b) of this Section unless such Lender or Issuing Bank is requesting compensation from similarly situated customers of such Lender or Issuing Bank under agreements having provisions similar to such subsections (a) or (b), as applicable.

(d)Failure or delay on the part of any Lender, any Issuing Bank or any Acceptance Lender to demand compensation pursuant to this Section within ninety (90) days of the effective date of the relevant Change in Law shall constitute a waiver of such Lender’s, Issuing Bank’s or Acceptance Lender’s right to demand such compensation.

2.26.Change in Legality.

(a)Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (x) any Change in Law shall make it unlawful for a Lender to make or maintain a Loan whose interest is determined by reference to ~~Term~~ SOFR, or to give effect to its obligations as contemplated hereby with respect to a Loan whose interest is determined by reference to ~~Term~~ SOFR or (y) at any time any Lender determines that the making or continuance of any of its ~~Term~~ SOFR Loans has become impracticable as a result of a contingency occurring after the ~~Sixth~~Seventh Amendment Effective Date, then, by written

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notice to the Lead Borrower, such Lender may (i) declare that ~~Term~~ SOFR Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrowers for a ~~Term~~ SOFR Loan shall, as to such Lender only, be deemed a request for a Prime Rate Loan (computed without reference to the ~~Term~~ SOFR component thereof) unless such declaration shall be subsequently withdrawn; and (ii) require that all outstanding ~~Term~~ SOFR Loans made by it be converted to Prime Rate Loans, in which event all such ~~Term~~ SOFR Loans shall be automatically converted to Prime Rate Loans (computed without reference to the ~~Term~~ SOFR component thereof) as of the effective date of such notice as provided in paragraph (b) below. In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph (a), all payments and prepayments of principal which would otherwise have been applied to repay the ~~Term~~ SOFR Loans that would have been made by such Lender or the converted ~~Term~~ SOFR Loans of such Lender shall instead be applied to repay the Prime Rate Loans (computed without reference to the ~~Term~~ SOFR component thereof) made by such Lender in lieu of, or resulting from the conversion of, such ~~Term~~ SOFR Loans.

(b)For purposes of this Section 2.26, a notice to the Lead Borrower by any Lender pursuant to paragraph (a) above shall be effective, and if any ~~Term~~ SOFR Loans shall then be outstanding, on the last day of the then-current Interest Period; and otherwise such notice shall be effective on the date of receipt by the Lead Borrower.

2.27.Payments.

(a)The Borrowers shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit or Acceptances, or of amounts payable under Sections 2.21(b), 2.25 or 2.28, or otherwise) prior to 2:00 p.m., Boston time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 100 Federal Street, Boston, Massachusetts, except payments to be made directly to the applicable Issuing Bank or Acceptance Lender or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.21(b), 2.25, 2.28 or 9.3 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document (other than payments with respect to Borrowings of ~~Term~~ SOFR Loans) shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, if any payment due with respect to Borrowings of ~~Term~~ SOFR Loans shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event, the date of such payment shall be on the last Business Day of subject calendar month, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars (except that drawings under Letters of Credit shall be reimbursed in the same currency as such Letter of Credit was denominated).

(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, such funds shall be applied ratably among the parties entitled thereto in accordance with the provisions of Section 2.24 hereof.

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(c)Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank or Acceptance Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank or Acceptance Lender, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or any Issuing Bank hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrowers have not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.

(d)If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under this Agreement until all such unsatisfied obligations are fully paid.

2.28.Taxes.

(a)Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by Applicable Law; provided that if the Loan Parties shall be required by Applicable Law to deduct any Taxes from such payments, then (i) the Loan Parties shall be entitled to make such deductions, (ii) the Loan Parties shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law, and (iii) to the extent such Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agents, any Lender, any Issuing Bank or any Acceptance Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made.

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(b)In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)The Loan Parties shall indemnify the Agents, each Lender, each Issuing Bank and each Acceptance Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender, Issuing Bank, or Acceptance Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Loan Parties by a Lender, an Issuing Bank, an Acceptance Lender, or by any Agent on its own behalf or on behalf of a Lender, an Issuing Bank or an Acceptance Lender setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Loan Parties to a Governmental Authority, the Loan Parties shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)Any Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), two copies of United States Internal Revenue Service Form W-9 certifying that such Lender is exempt from United States federal backup withholding.  Any Foreign Lender that is entitled to an exemption from or reduction in withholding tax shall deliver to the Lead Borrower and the Administrative Agent two copies of either United States Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, in the case of a Foreign Lender’s claiming exemption from or reduction in U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a W-8BEN or W-8BEN-E, as applicable, or any subsequent versions thereof or successors thereto (and, if such Foreign Lender delivers a W-8BEN or W-8BEN-E, as applicable, a certificate (in form and substance satisfactory to the Lead Borrower and the Administrative Agent) representing that such Foreign Lender is not a bank for purposes of Section 881(c) of the Code, is not a “10 percent shareholder” of the Loan Parties within the meaning of section 881(c)(3)(B) of the Code, and is not a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code), properly completed and duly executed by such Foreign Lender claiming complete exemption from or reduced rate of, United States federal withholding tax on payments by the Loan Parties under this Agreement and the other Loan Documents, or in the case of a Foreign Lender claiming exemption for “portfolio interest” certifying that it is not a foreign partnership, estate or trust. Such forms shall be delivered by each Lender on or before the

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date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Notwithstanding any other provision of this Section 2.28(e), a Lender shall not be required to deliver any form pursuant to this Section 2.28(e) that such Lender is not legally able to deliver.

(f)The Loan Parties shall not be required to indemnify any Lender or to pay any additional amounts to any Lender in respect of United States federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with the provisions of paragraph (e) above. Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Loan Parties shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g)If a payment made to a Lender or Issuing Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for the Lead Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Issuing Bank has complied with such Lender’s or Issuing Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)Each Lender does hereby severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, the Administrative Agent (x) against any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting (or expanding) the obligation of the Loan Parties to do so), (y) against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.5(f) relating to the maintenance of a Participant Register and (z) against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time

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owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 2.28(h).

(i)For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(j)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.28 (including by the payment of additional amounts pursuant to this Section 2.28), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.28 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (j) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (j), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (j) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns, computations, or any other information relating to its Taxes that it deems confidential to the indemnifying party or any other Person or otherwise to arrange its Tax affairs in any manner other than as it determines in its sole discretion.

2.29.Security Interests in Collateral.  To secure their Obligations under this Agreement and the other Loan Documents, the Borrowers have granted, and have caused each Facility Guarantor to grant to the Collateral Agent, for its benefit and the ratable benefit of the other Secured Parties, a first-priority security interest in all of the Collateral pursuant hereto and to the Security Documents.

2.30.Mitigation Obligations; Replacement of Lenders.

(a)If any Lender requests compensation under Section 2.25, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.28, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.25 or 2.28, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense

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and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrowers shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Fifth Amendment Effective Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b)If any Lender requests compensation under Section 2.25, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.28, or if any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, and at the option of the Borrowers, either (x) permanently reduce the Total Commitments pursuant to Section 2.17 hereof in an amount equal to such Lender’s Commitment (and notwithstanding anything to the contrary set forth in this Agreement regarding the pro rata reduction of Commitments hereunder), provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed drawings under Letters of Credit, Acceptances and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (notwithstanding anything in this Agreement to the contrary regarding the pro rata sharing of payments), from the Borrowers, or (y) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.5), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (i) except in the case of an assignment to another Lender, the Borrowers shall have received the prior written consent of the Administrative Agent, the Lead Issuing Bank, each other Lender which is then an Issuing Bank, and the Swingline Lender, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed drawings under Letters of Credit, Acceptances and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.25 or payments required to be made pursuant to Section 2.28, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

2.31.Extension of Commitments.

(a)The Lead Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the maturity date of any class of Loans and Commitments to the extended maturity date specified in such notice. Such notice shall (i) set forth the amount of the applicable class of Commitments that will be subject to the Extension (which shall be in a minimum amount of $250,000,000 and minimum increments of $10,000,000 in excess thereof), (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business

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Days nor more than sixty (60) calendar days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)) and (iii) identify the relevant class of Commitments to which such Extension relates. Each Lender of the applicable class shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such class pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Lead Borrower.  If the aggregate principal amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments subject to the Extension Offer as set forth in the Extension notice, then the Commitments of Lenders of the applicable class shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.

(b)The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties set forth in Article 3 and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects on and as of the effective date of such Extension, (iii) each Issuing Bank and the Swingline Lender shall have consented to any Extension of the Commitments, to the extent that such Extension provides for the issuance or extension of Letters of Credit or making of Swingline Loans at any time during the extended period and (iv) the terms of such Extended Commitments shall comply with paragraph (c) of this Section.

(c)The terms of each Extension shall be determined by the Lead Borrower and the applicable extending Lenders and set forth in an Extension Amendment; provided that (i) the final maturity date of any Extended Commitment shall be no earlier than the Maturity Date, (ii) there shall be no scheduled reductions of commitments under any Extended Commitments (iii) the Extended Revolving Loans will rank pari passu in right of payment and with respect to security with the existing Revolving Loans and the borrowers and guarantors of the Extended Commitments shall be the same as the Borrowers and Facility Guarantors with respect to the existing Revolving Loans, (iv) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Commitment (and the Extended Revolving Loans thereunder) shall be determined by the Lead Borrower and the applicable extending Lenders, (v) borrowing and prepayment of Extended Revolving Loans, or reductions of Extended Commitments, and participation in Letters of Credit and Swingline Loans, shall be on a pro rata basis with the other Revolving Loans or Commitments (other than upon the maturity of the non-extended Revolving Loans and Commitments) and (vi) the terms of the Extended Commitments shall be substantially identical to the terms set forth herein (except as set forth in clauses (i) through (v) above).

(d)In connection with any Extension, the Loan Parties, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect

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such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Commitments as a new class or tranche of Commitments and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Lead Borrower in connection with the establishment of such new class or tranche (including to preserve the pro rata treatment of the extended and non-extended classes or tranches and to provide for the reallocation of Credit Exposure upon the expiration or termination of the commitments under any class or tranche), in each case on terms consistent with this Section.

2.32.Inability to Determine Rates.

(a)If in connection with any request for a Term SOFR Loan or a conversion to or continuation thereof, as applicable, (a)  Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) no Successor Rate has been determined in accordance with Section 2.32, and the circumstances under clause (i) of Section 2.32(b) or the Scheduled Unavailability Date has occurred (as applicable), or (ii) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Prime Rate Loan, or (b)  Administrative Agent or Required Lenders determine that for any reason Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent will promptly so notify the Lead Borrower and Lenders.  Thereafter, (x) the obligation of Lenders to make, maintain, or convert Prime Rate Loans to, Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of Prime Rate, the utilization of such component in determining Prime Rate shall be suspended, in each case until Administrative Agent (or, in the case of a determination by Required Lenders described above, until Administrative Agent upon instruction of Required Lenders) revokes such notice.  Upon receipt of such notice, (I) the Lead Borrower may revoke any pending request for a Borrowing, conversion or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for Prime Rate Loans, and (II) any outstanding Term SOFR Loans shall convert to Prime Rate Loans at the end of their respective Interest Periods.

(b)Notwithstanding anything to the contrary in any Loan Document, if Administrative Agent determines (which determination shall be conclusive absent manifest error), or Lead Borrower or Required Lenders notify Administrative Agent (with, in the case of the Required Lenders, a copy to Lead Borrower) that Lead Borrower or Required Lenders (as applicable) have determined, that:

(i)adequate and reasonable means do not exist for ascertaining one, three and six month interest periods of Term SOFR, including because the Term

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SOFR Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or

(ii)CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over Administrative Agent, CME or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one, three and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided, that at the time of such statement, there is no successor administrator satisfactory to Administrative Agent that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one, three and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, “Scheduled Unavailability Date”);

then, on a date and time determined by Administrative Agent (any such date, “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any other applicable Loan Document with Daily Simple SOFR ~~plus the SOFR Adjustment~~, for any payment period for interest calculated that can be determined by Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, any Loan Document (“Successor Rate”).  If the Successor Rate is Daily Simple SOFR ~~plus the SOFR Adjustment~~, all interest will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (x) if Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date or (y) if the events or circumstances of the type described in clauses (i) or (ii) above have occurred with respect to the Successor Rate then in effect, then in each case, Administrative Agent and the Lead Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for such alternative benchmarks in similar U.S. dollar denominated syndicated credit facilities syndicated and agented in the United States and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for such benchmarks in similar U.S. dollar denominated credit facilities syndicated and agented in the United States, which adjustment or method for calculating such adjustment shall be published on an information service selected by Administrative Agent from time to time in its reasonable discretion and may be periodically updated.  For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Administrative Agent posts such proposed amendment to all Lenders and the Lead Borrower unless, prior to such time, Required Lenders deliver to Administrative Agent written notice that Required Lenders object to the amendment.

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The Administrative Agent will promptly (in one or more notices) notify the Lead Borrower and Lenders of implementation of any Successor Rate.  A Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent market practice is not administratively feasible for Administrative Agent, the Successor Rate shall be applied in a manner as otherwise reasonably determined by Administrative Agent.  Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than the Floor, the Successor Rate will be deemed to be the Floor for all purposes of the Loan Documents.

3.REPRESENTATIONS AND WARRANTIES.  Each Loan Party, jointly and severally, represents and warrants to the Agents and the Lenders that:

3.1.Organization; Powers. Each Loan Party is, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and each such Person has all requisite power and authority to carry on its business as now conducted, and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. The Information Certificate sets forth, as of the ~~Fifth~~Seventh Amendment Effective Date, each Loan Party’s legal name as it appears in the official filings in its state of organization, its state of organization, organization type, organization number, if any issued by its state of organization and its federal employer identification number.

3.2.Authorization; Enforceability.  The transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party’s corporate or limited liability company powers and have been duly authorized by all necessary corporate, membership and other action. This Agreement and the other Loan Documents have been duly executed and delivered by each Loan Party which is a party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3.Governmental Approvals; No Conflicts. The transactions to be entered into contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) for such as have been obtained or made and are in full force and effect, (ii) for those which could not be reasonably be expected to have a Material Adverse Effect, and (iii) for  filings and recordings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Applicable Law or regulation or the Charter Documents of any Loan Party or any order of any Governmental Authority, except for such violation which could not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or their respective assets, except for such violation or default which could not reasonably be expected to have a Material Adverse Effect, or give rise to a right thereunder to require any payment to be made by any Loan Party in excess of $5,000,000, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents or otherwise permitted hereby or thereby.

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3.4.Financial Condition.  The Lead Borrower has heretofore furnished to the Lenders (a) its Form 10-K containing the Consolidated balance sheets, and statements of earnings, shareholders’ equity, and cash flows for the Lead Borrower and its Subsidiaries as of and for the Fiscal Year ending ~~January 30, 2021~~February 1, 2025 and (b) its Form 10-Q containing the Consolidated balance sheets, and statements of earnings, and cash flows for the Lead Borrower and its Subsidiaries as of and for the Fiscal Quarter ending ~~July 31~~May 3, ~~2021~~2025. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Lead Borrower and its Subsidiaries, in each case, as of such dates and for such periods on a Consolidated basis in accordance with GAAP, subject, in the case of the Fiscal Quarter financial statements, to year-end audit adjustments and the absence of footnotes.  Since ~~January 30, 2021~~February 1, 2025, there have been no changes in the assets, liabilities, financial condition or business of the Lead Borrower and its Subsidiaries which has had a Material Adverse Effect.

3.5.Properties.

(a)Each Loan Party has good title to, or valid leasehold interests in, all of such Person’s real and personal, moveable and immoveable, property material to its business, except for defects which could not reasonably be expected to have a Material Adverse Effect.

(b)The Information Certificate sets forth, as of the ~~Fifth~~Seventh Amendment Effective Date, a complete and correct list of the address of all Real Estate that is owned by each Loan Party, all leases and subleases of Real Estate by each Loan Party as lessee or sublessee, and all leases and subleases of Real Estate by each Loan Party as lessor or sublessor.  Each of the leases and subleases is valid and enforceable in accordance with its terms, and is in full force and effect and no default by any party to any such lease or sublease exists, except as could not reasonably be expected to result in a Material Adverse Effect.  Each Loan Party has good and marketable title in fee simple to the Real Estate owned by such Loan Party, or valid leasehold interests in all Real Estate leased by such Loan Party, and each Loan Party has good and merchantable title or valid leasehold interests to all of its other property reflected on the most recent financial statements delivered to the Administrative Agent and the Lenders, except as disposed of in the ordinary course of business since the date thereof, free of all Liens except those permitted pursuant to Section 6.2 hereof.

3.6.Litigation and Environmental Matters.

(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any such Person (i)  as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than those set forth in the Information Certificate) or (ii) that involve any of the Loan Documents.

(b)Except for the matters set forth in the Information Certificate, and except as could not reasonably be expected to have a Material Adverse Effect, no Loan Party

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(i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of any Loan Party become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)Since the ~~Fifth~~Seventh Amendment Effective Date, there has been no change in the status of the matters set forth in the Information Certificate that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

3.7.Compliance with Laws and Agreements. Each Loan Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable such Person or its property and all indentures, material agreements evidencing any Material Indebtedness, and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

3.8.Investment and Holding Company Status. No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.9.Taxes. Each Loan Party has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings, for which such Person has set aside on its books adequate reserves, and as to which no Lien in excess of $5,000,000 has arisen, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

3.10.ERISA.

(a)Except as set forth in the Information Certificate, no Loan Party is party to a Plan.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements of the Lead Borrower and its Subsidiaries on a Consolidated basis reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements of the Lead Borrower and its Subsidiaries on a Consolidated basis reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

(b)The Loan Parties represent and warrant as of the ~~Fifth~~Seventh Amendment Effective Date that the Loan Parties are not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of

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one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

3.11.Common Enterprise.  The successful operation and condition of each of the Loan Parties is dependent upon the continued successful performance of the functions of the group of Loan Parties as a whole and the successful operation of each Loan Party is dependent upon the successful performance and operation of each other Loan Party.  Each of the Loan Parties expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit) directly and indirectly from successful operations of the Lead Borrower and each of the other Loan Parties.  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit) directly and indirectly from the credit extended by the Lenders, the Issuing Banks and the Acceptance Lenders to the Loan Parties hereunder, both in their separate capacities and as members of the group of companies.  Each Loan Party has determined that the execution, delivery and performance of this Agreement and any other Loan Document to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interests.

3.12.Disclosure.  The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and all other matters known to any such Person, that, individually or in the aggregate, in each case, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or

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thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

3.13.Subsidiaries. On and as of the ~~Fifth~~Seventh Amendment Effective Date, the authorized Capital Stock or other equity, and the number of issued and outstanding shares of Capital Stock or other equity, of the Borrowers and each other Loan Party and each of their Subsidiaries is as described in the Information Certificate.  All such outstanding shares of Capital Stock or other equity of the Borrowers and each other Loan Party have been duly and validly issued, in compliance with all legal requirements relating to the authorization and issuance of shares of Capital Stock or other equity, and are fully paid and non-assessable.  On and as of the ~~Fifth~~Seventh Amendment Effective Date, there is no other Capital Stock or ownership interest of any class outstanding of the Borrowers or of any other Loan Party. Except as set forth in the Information Certificate or as otherwise permitted under this Agreement, none of the Loan Parties is party to any joint venture, general or limited partnership, or limited liability company agreements.

3.14.Insurance. The Information Certificate sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the ~~Fifth~~Seventh Amendment Effective

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Date. Each of such policies is in full force and effect. As of the ~~Fifth~~Seventh Amendment Effective Date, all premiums in respect of such insurance that are due and payable have been paid.

3.15.Labor Matters. Except as set forth in the Information Certificate, as of the ~~Fifth~~Seventh Amendment Effective Date, (a) there is no collective bargaining agreement or other labor contract covering employees of any Loan Party, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) to the knowledge of the Loan Parties, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Loan Party or for any similar purpose except as could not reasonably be expected to result in a Material Adverse Effect, and (d) there is no pending or (to the best of any Loan Party’s knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting any Loan Party or its employees except as could not reasonably be expected to result in a Material Adverse Effect.

3.16.Certain Transactions.  Except as set forth in the Information Certificate, none of the officers, partners, directors, or employees of any Loan Party is presently a party to any transaction with any other Loan Party or any Affiliate, officer or director that would be prohibited by Section 6.8.

3.17.Restrictions on the Loan Parties.  No Loan Party is a party to or bound by any contract, agreement or instrument, or subject to any charter or other corporate restriction, that has or could reasonably be expected to have a Material Adverse Effect.

3.18.Security Documents. The Security Documents create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein as security for the Obligations to the extent that a legal, valid, binding and enforceable security interest in such Collateral may be created under any Applicable Law ~~of the United States of America and any states thereof~~, including, without limitation, the applicable Uniform Commercial Code, and the Security Documents constitute, or will upon the filing of financing statements and the obtaining of “control”, in each case, as applicable, with respect to the relevant Collateral as required under the applicable Uniform Commercial Code, the creation of a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Borrowers and each Facility Guarantor thereunder in such Collateral, in each case prior and superior in right to any other Person (other than Permitted Encumbrances having priority under Applicable Law), except as permitted hereunder or under any other Loan Document, in each case to the extent that a security interest may be perfected by the filing of a financing statement under the applicable or by obtaining “control”.

3.19.Federal Reserve Regulations.

(a)No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

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(b)No part of the proceeds of any Loan or any Letter of Credit or Acceptance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

3.20.Solvency. The Loan Parties, taken as a whole, are Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

3.21.Franchises, Patents, Copyrights, Etc.Except as otherwise set forth in the Information Certificate, each Loan Party owns, or is licensed to use, all franchises, patents, copyrights, trademarks, tradenames, service marks, licenses and permits, and other intellectual property and rights in respect of the foregoing, necessary for the conduct of its business as substantially now conducted without known conflict or infringement with any rights of any other Person and, in each case, free of any Lien that is not a Permitted Encumbrance.

3.22.DDAs, Credit Card Arrangements, Etc. The Information Certificate sets forth, as of the ~~Fifth~~Seventh Amendment Effective Date, a list of all (i) arrangements to which any Loan Party is a party with respect to the payment to any Borrower of the proceeds of all credit card charges for sales by such Loan Party in the United States of America and specifying whether a Credit Card Notification with respect thereto is in effect on the ~~Fifth~~Seventh Amendment Effective Date, (ii) Blocked Account Agreements entered into by a Loan Party (or similar agreements entered into pursuant to the Existing Credit Agreement) which are in effect on the ~~Fifth~~Seventh Amendment Effective Date and (iii) Disbursement Accounts maintained by the Loan Parties as of the ~~Fifth~~Seventh Amendment Effective Date.

3.23.Customer and Trade Relations.  There exists no actual or, to the knowledge of any Loan Party, threatened in writing, termination or cancellation of, or any adverse modification or change in the business relationship of any Loan Party with any supplier material to the operations of the Loan Parties taken as a whole, which termination, cancellation or adverse modification or change could reasonably be expected to have a Material Adverse Effect.

3.24.Casualty.  As of the ~~Fifth~~Seventh Amendment Effective Date, neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.25.Anti-Corruption Laws and Sanctions.

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(a)No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity  that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b)The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada) and other similar anti-corruption legislation in other jurisdictions to the extent applicable to the Loan Parties and their Subsidiaries, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws and applicable Sanctions, and to the knowledge of each Borrower, the Loan Parties and their Subsidiaries are in compliance with such applicable anti-corruption laws and applicable Sanctions in all material respects.

3.26.Affected Financial Institution. None of the Borrowers is an Affected Financial Institution.

3.27.Beneficial Ownership Certification. As of the ~~Fifth~~Seventh Amendment Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

3.28. Outbound Investment Rules.  No Loan Party or any of its Subsidiaries is a “covered foreign person” as that term is used in Outbound Investment Rules.  No Loan Party or its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if such Loan Party were a U.S. Person or (iii) any other activity that would cause the Agent or any other Lender to be in violation of the Outbound Investment Rules or cause the Agent or any other Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

4.CONDITIONS.

4.1.Effective Date.  The effectiveness of this Agreement and the obligation of the Lenders and of the Issuing Banks and of the Acceptance Lenders hereunder was subject to the following conditions precedent:

(a)The Agents (or their counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and all other Loan Documents not delivered under the Existing Credit Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Agents (which may include telecopy

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transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents.

(b)The Agents shall have received a favorable written opinion (addressed to each Agent and the Lenders on the Effective Date and dated the Effective Date) of each of (i) Bryan Cave LLP, special United States counsel to the Loan Parties, (ii) Elisabeth S. Preston, special Canadian counsel to Brown Canada, and (iii) Cozen O’Connor P.C., special Pennsylvania counsel to Brown Retail, covering such matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby as the Required Lenders shall reasonably request. The Borrowers hereby request such counsel to deliver such opinions.

(c)The Agents shall have received such documents and certificates as the Agents or their counsel may reasonably request relating to the organization, existence and good standing of each Loan Party (it being understood and agreed that each Loan Party will be required to deliver a good standing certificate from its jurisdiction of organization or formation, as well as a good standing certificate for each foreign jurisdiction where such Loan Party is qualified to do business), the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Agents and their counsel.

(d)The Agents shall have received a Borrowing Base Certificate dated the Effective Date, relating to the month ended on November 29, 2014, and executed by a Financial Officer of the Lead Borrower, which Borrowing Base Certificate shall show that, as of the Effective Date after giving effect to (i) any Loans made or outstanding on the Effective Date and (ii) any Letters of Credit to be issued on the Effective Date and existing Letters of Credit, Excess Availability shall be not less than $200,000,000.

(e)The Agents shall have received a certificate, reasonably satisfactory in form and substance to the Agents, (i) with respect to the Solvency of the Loan Parties on a Consolidated basis, as of the Effective Date, and (ii) certifying that, as of the Effective Date, the representations and warranties made by the Borrowers in the Loan Documents are true and complete (other than representations and warranties that relate solely to an earlier date, which representations and warranties are true and complete as of such earlier date) and that no event has occurred (or failed to occur) which is or which, solely with the giving of notice or passage of time (or both) would be a Default or an Event of Default.

(f)All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be reasonably satisfactory to the Agents.

(g)The Administrative Agent shall have received and be satisfied with (i) a detailed forecast for the Borrowers and their respective Subsidiaries, which forecast shall include an Availability model, Consolidated income statement, balance sheet, and statement of cash flow, on a quarterly basis, for the one year period

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following the Effective Date and, other than with respect to such Availability model, on an annual basis for the subsequent two year period, each prepared by management of the Borrowers and in form satisfactory to the Administrative Agent, in conformity with GAAP and consistent with the Loan Parties’ then current practices, and (ii) such other information (financial or otherwise) reasonably requested by the Administrative Agent.

(h)Except as set forth in the Information Certificate there shall not be pending any litigation or other proceeding, which, if adversely determined, (and a reasonable possibility of such adverse determination reasonably exists), could reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole.

(i)There shall not have occurred any default, nor shall any event exist which is, or solely with the passage of time, the giving of notice or both, would be a default under any Material Indebtedness of any Loan Party.

(j)To the extent not delivered under the Existing Credit Agreement, the Collateral Agent shall have received all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent and with respect to any Loan Party located in or organized under the laws of Canada, all filings and recordations required by Requirements of Law of Canada (including, without limitation, under the PPSA and the Civil Code of Quebec) in all jurisdictions that the Collateral Agent may deem necessary or desirable in order to perfect the Collateral Agent's Lien in any Collateral located in Canada.

(k)To the extent not delivered under the Existing Credit Agreement, the Collateral Agent shall have received Blocked Account Agreements with the Blocked Account Banks on or before the Effective Date.

(l)All fees due at or immediately after the Effective Date and all reasonable costs and expenses incurred by the Agents in connection with the establishment of the credit facility contemplated hereby (including the reasonable fees and expenses of counsel to the Agents) shall have been paid in full, except that the fees and expenses of such counsel shall be paid on the earlier of the Effective Date or within three (3) Business Day after receipt of invoice therefor.

(m)The consummation of the transactions contemplated hereby shall not (a) violate any Applicable Law, or (b) conflict with, or result in a default or event of default under, any material agreement of Borrowers or any other Loan Party, taken as a whole.  No event shall exist which is, or solely with the passage of time, the giving of notice or both, would be a default under any material agreement of any Loan Party.

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(n)No material changes in governmental regulations or policies affecting the Borrowers, the Agents or any Lender involved in this transaction shall have occurred prior to the Effective Date which could, individually or in the aggregate, materially adversely affect the transaction contemplated by this Agreement.

(o)There shall be no Default or Event of Default on the Effective Date.

(p)To the extent not delivered under the Existing Credit Agreement, the Collateral Agent shall have received, and be satisfied with, evidence of the Borrowers’ insurance, together with such endorsements as are required by the Loan Documents.

(q)The Borrowers shall have paid all accrued and unpaid interest, fees, and expenses due under the Existing Credit Agreement to the Persons entitled thereto.

(r)There shall have not occurred any event or condition which could reasonably be expected to have a Material Adverse Effect.

(s)The Lead Arrangers shall have achieved syndication of the Loans.

(t)There shall have been delivered to the Administrative Agent such additional instruments and documents as the Agents or counsel to the Agents reasonably may require or request.

The Administrative Agent shall notify the Lead Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

4.2.Conditions Precedent to Each Loan and Each Letter of Credit and Each Acceptance.  In addition to those conditions described in Section 4.1, the obligation of the Lenders to make each Loan and of the Issuing Banks to issue each Letter of Credit and of the Acceptance Lenders to issue each Acceptance, is subject to the following conditions precedent:

(a)Notice. The Administrative Agent shall have received a notice with respect to such Borrowing or issuance, as the case may be, as required by Section 2.

(b)Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit or Acceptance, as applicable, hereunder with the same effect as if made on and as of such date, except that such  representations and warranties (i) that relate solely to an earlier date shall be true and correct as of such earlier date and (ii) shall be true and correct in all respects if they are qualified by a materiality standard.

(c)No Default. On the date of, and after giving effect to, each Borrowing hereunder and the issuance of each Letter of Credit or Acceptance, the Borrowers shall be in compliance with all of the terms and provisions set forth herein and in the

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other Loan Documents to be observed or performed and no Default or Event of Default shall have occurred and be continuing.

(d)Borrowing Base Certificate. The Administrative Agent shall have received the most recently required Borrowing Base Certificate, with each such Borrowing Base Certificate including schedules as required by the Administrative Agent.

The request by the Borrowers for, and the acceptance by the Borrowers of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in this Section 4.2 have been satisfied at that time and that after giving effect to such extension of credit the Borrowers shall continue to be in compliance with the Borrowing Base.  The conditions set forth in this Section 4.2 are for the sole benefit of the Administrative Agent and each Lender and may be waived by the Administrative Agent in whole or in part without prejudice to the Administrative Agent or any Lender, including, without limitation, without prejudice to the Required Lenders’ rights under Section 7.1 and 9.2 hereof.

5.AFFIRMATIVE COVENANTS.  Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder and under the other Loan Documents (other than unasserted contingent indemnification obligations not yet due and payable) shall have been paid in full and all Letters of Credit and Acceptances shall have expired or terminated or have been fully cash collateralized or replaced and all L/C Disbursements shall have been reimbursed, each Loan Party covenants and agrees with the Agents and the Lenders that:

5.1.Financial Statements and Other Information.  The Lead Borrower will furnish to the Agents for delivery to the Lenders, each of the following, provided that the Lead Borrower need not furnish copies of information referred to in subsections (a), (b), (g) or (m) if on or before the applicable day set forth below, such information is available either on EDGAR or on the Lead Borrower’s web site:

(a)within ninety-five (95) days after the end of each Fiscal Year of the Lead Borrower and its Subsidiaries, a copy of its Form 10-K containing the Consolidated balance sheets and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all audited and reported on by Ernst & Young, LLP or another independent public accountant of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Lead Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, and a written statement by such accountants to the effect that such accountants have reviewed this Agreement and that in auditing such Consolidated financial statements, nothing came to their attention to cause them to believe that the Loan Parties had failed to comply with the terms, covenants, provisions or conditions of this

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Agreement insofar as they relate to accounting matters, except for those described in reasonable detail in such statement;

(b)within fifty (50) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, its Form 10-Q containing the Consolidated balance sheet and related statements of earnings and cash flows of the Lead Borrower and its Subsidiaries, as of the end of and for such Fiscal Quarter and the elapsed portion of the Fiscal Year, with comparative results to the same Fiscal Periods of the prior Fiscal Year, all certified by a Financial Officer of the Lead Borrower as presenting in all material respects the financial condition and results of operations of the Lead Borrower and its Subsidiaries in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(c)if Excess Availability at any time is less than twenty (20%) percent of the Loan Cap and until such time as Excess Availability has equaled or exceeded twenty (20%) percent of the Loan Cap for thirty (30) consecutive days, then within thirty (30) days after the end of each of fiscal month of the Lead Borrower and its Subsidiaries, Consolidated and consolidating balance sheet and related statements of earnings, shareholders’ equity and cash flows of the Lead Borrower and its Subsidiaries, as of the end of and for such month and the elapsed portion of the Fiscal Year, with comparative results to the same Fiscal Periods of the prior Fiscal Year and to the Lead Borrower’s and its Subsidiaries’ budget for such Fiscal Year furnished pursuant to Section 5.1(e) hereof;

(d)concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Lead Borrower in the form of Exhibit D (a “Compliance Certificate”) (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations with respect to the Fixed Charge Coverage Ratio for such period (whether or not it is then required to be tested hereunder), (iii) certifying that such financial statements present in all material respects the financial condition and results of operations of the Lead Borrower and its Subsidiaries in accordance with GAAP consistently applied for such period, subject, in the case of the quarterly statements, to normal year end audit adjustments and the absence of footnotes, (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the Lead Borrower’s and its Subsidiaries’ audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate, and (v) containing either a certification that there has been no change to the information disclosed in the Information Certificate or any other Loan Document (or after the delivery of the first Compliance Certificate delivered pursuant to this subsection, as previously certified), or, if so, specifying all such changes, provided that, notwithstanding the foregoing, no such revisions or updates shall be deemed to have amended, modified, or superseded the Information Certificate as originally attached hereto (or after the delivery of the first Compliance Certificate delivered pursuant to this subsection, as previously certified), or to have cured any breach of warranty or representation resulting from the

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inaccuracy or incompleteness of the Information Certificate, unless and until the Administrative Agent shall have accepted in writing such revisions or updates to the Information Certificate; and provided further that the Administrative Agent shall be deemed to have accepted such revisions or updates unless the Administrative Agent delivers a written objection thereto to the Lead Borrower within thirty (30) days after the date such revisions or updates have been received;

(e)within forty-five (45) days after the commencement of each Fiscal Year of the Loan Parties, a Consolidated and consolidating budget by month for such Fiscal Year (including a projected Consolidated and consolidating balance sheet and related statements of projected operations and cash flow as of the end of and for such Fiscal Year);

(f)within seventeen (17) days (or such longer period as the Administrative Agent may agree in its reasonable discretion, but in any event not to exceed twenty-five (25) days) after the end of each Fiscal Quarter, a certificate in the form of Exhibit C (a “Borrowing Base Certificate”) showing the Borrowing Base as of the close of business on the last day of the immediately preceding Fiscal Quarter, each such Borrowing Base Certificate to be certified as complete and correct on behalf of the Loan Parties by a Financial Officer of the Lead Borrower, provided, however, that for any month during which at any time the aggregate amount of borrowings and outstanding Letters of Credit exceed $~~50,000,000~~70,000,000, such Borrowing Base Certificates shall be delivered for such month within seventeen (17) days (or such longer period as the Administrative Agent may agree in its reasonable discretion, but in any event not to exceed twenty-five (25) days) after the end of such month, and provided further if and so long as an Event of Default has occurred and is continuing, or if Excess Availability is less than twelve and one-half (12.5%) percent of the Loan Cap, the Administrative Agent may require that Borrowers furnish such Borrowing Base Certificate (showing the Borrowing Base as of the close of business on the last day of the immediately preceding week) weekly on Wednesday of each week until such time as Excess Availability shall be equal to or greater than twelve and one-half percent (12.5%) of the Loan Cap, or such Event of Default is no longer continuing, as applicable;

(g)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Lead Borrower or any other Loan Party with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(h)[Reserved];

(i)with respect to each Permitted Acquisition, to the extent permitted by Applicable Law, as soon as available, but not less than ten (10) Business Days prior to the consummation of a Permitted Acquisition, written notice to the Administrative Agent of such Permitted Acquisition together with a copy of all business and financial information reasonably requested by the Administrative Agent and, in the event that the total consideration paid or payable in connection with such Permitted

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Acquisition (whether in cash, property or securities) exceeds $~~60,000,000~~84,000,000 or the total consideration paid or payable in connection with such Permitted Acquisition together with all other Permitted Acquisitions consummated after the ~~Fifth~~Seventh Amendment Effective Date (whether in cash, property or securities) exceeds $~~150,000,000~~210,000,000, a certificate of a Financial Officer of the Lead Borrower certifying (and showing the calculations therefor in reasonable detail) that the Payment Conditions will be satisfied, and (ii) as soon as available the information provided to the board of directors of the Lead Borrower with respect to such Permitted Acquisition;

(j)with respect to each Permitted Acquisition, to the extent permitted by Applicable Law, as soon as available, (i) copies of the most recent audited (if available), and if later, unaudited Consolidated financial statements of the Person which is the subject of the Permitted Acquisition, (ii) a description of the proposed Permitted Acquisition in such detail as the Administrative Agent may reasonably request, including copies of letters of intent and purchase and sale agreements or other acquisition documents executed in connection with the proposed Permitted Acquisition, (iii) an unaudited pro forma Consolidated balance sheet and income statement of the Loan Parties as of the end of the most recently completed Fiscal Quarter but prepared as though the Permitted Acquisition had occurred on such date and related pro forma calculations of Excess Availability (as of the last day of each Fiscal Quarter) and the Fixed Charge Coverage Ratio for the subsequent four (4) Fiscal Quarters period, and (iv) unaudited projections of balance sheets and income statements and related calculations for the following four (4) Fiscal Quarters, assuming the Permitted Acquisition has closed;

(k)notice of any intended (i) sale or other disposition of assets of any Loan Party permitted under Section 6.5(c), (d) and (e) hereof at least three (3) Business Days prior to the date of consummation such sale or disposition or (ii) incurrence of any Indebtedness permitted hereunder promptly following the incurrence of such Indebtedness;

(l)within fifteen (15) days after receipt thereof, copies of all final (as distinguished from a preliminary or discussion draft) reports submitted to the Lead Borrower or any other Loan Party by independent certified public accountants in connection with each annual, interim or special audit of the books of the Loan Parties made by such accountants, including any management letter commenting on the Borrowers’ internal controls submitted by such accountants to management in connection with their annual audit;

(m)promptly after their preparation, copies of any and all proxy statements, financial statements (other than those described in subsections (a) and (b) hereof), and reports which the Lead Borrower makes available to its shareholders or any holder of any Indebtedness;

(n)if requested by the Administrative Agent, promptly after filing with the IRS or any other applicable Governmental Authority, a copy of each tax return filed by any Loan Party;

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(o)within seventeen (17) days (or such longer period as the Administrative Agent may agree in its reasonable discretion, but in any event not to exceed twenty-five (25) days) of the end of each fiscal month (unless specifically indicated otherwise), or more frequently if requested by the Administrative Agent, as of the preceding fiscal month end, in form reasonably satisfactory to the Administrative Agent: (a) an aging of each Loan Party’s Accounts together with a reconciliation to the previous fiscal month end’s accounts receivable balance of such Loan Party’s Accounts and to its general ledger; and (b) other financial and collateral requests as may be requested by the Administrative Agent and agreed between the Lead Borrower and the Administrative Agent;

(p)[Reserved]

(q)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Lead Borrower or any other Loan Party, or compliance with the terms of any Loan Document, as the Agents or any Lender may reasonably request.

5.2.Notices of Material Events. The Borrowers will, and will cause each other Loan Party to furnish to the Administrative Agent, the Issuing Banks, the Acceptance Lenders, the Collateral Agent, and each Lender prompt written (except as provided in clause (e) below) notice of the following:

(a)the occurrence of any Default or Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;

(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(e)telephonic notice of any change of the chief executive officer or chief financial officer of the Lead Borrower;

(f)any pending or threatened (in writing) strike, work stoppage, unfair labor practice claim, or other labor dispute affecting any Loan Party which could reasonably be expected to have, or has resulted in, a Material Adverse Effect;

(g)the filing of any Lien for unpaid taxes in excess of $5,000,000 against any Loan Party;

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(h)any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding;

(i)the discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such independent accountants; and

(j)any material adverse change in the business, operations, or financial affairs of the Loan Parties taken as a whole.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Lead Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

5.3.Information Regarding Collateral.

(a)The Lead Borrower will furnish to the Administrative Agent at least thirty (30) days’ prior written notice of any change (i) in any Loan Party’s legal name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or organizational structure or (iv) in any Loan Party’s jurisdiction of incorporation, Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization.

(b)Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(a), the Lead Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Lead Borrower setting forth the information required pursuant to the Information Certificate or confirming that there has been no change in such information since the date of the Information Certificate delivered on the ~~Fifth~~Seventh Amendment Effective Date or the date of the most recent Information Certificate delivered pursuant to this Section.

5.4.Existence; Conduct of Business.  Each Borrower will, and will cause each other Loan Party to, do or cause to be done all things necessary to comply with its respective Charter Documents, and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation, or dissolution permitted under Section 6.3 or any sale, lease, transfer or other disposition permitted under Section 6.5.

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5.5.Payment of Obligations.

(a)Each Borrower will, and will cause each other Loan Party to, pay its Indebtedness and other obligations (other than Indebtedness described in the parenthetical in clause (a) of the definition of “Indebtedness” which is not Material Indebtedness unless the failure to so pay such Indebtedness could reasonably be expected to result in a Material Adverse Effect), including tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such other Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation, (d) no Lien secures such obligation (other than tax Liens in an amount not to exceed $5,000,000), and (e) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Administrative Agent under Section 2.3.

~~(b) Without limiting the foregoing, the Lead Borrower shall either defease, repurchase or redeem the Senior Notes as permitted by Section 6.7(b)(ii) hereof or refinance the Senior Notes with Refinancing Debt, in each case at least 45 days prior to the scheduled maturity date of the Senior Notes, provided, however, that (i) the failure of the Borrowers to have defeased, repurchased or redeemed the Senior Notes or to have refinanced the Senior Notes at least 45 days prior to the scheduled maturity date of the Senior Notes as provided above shall not constitute a Default or Event of Default and (ii) if the Senior Notes have not been so defeased, repurchased, redeemed or refinanced as provided above, the Administrative Agent shall impose an Availability Reserve in an amount equal to the outstanding principal amount of the Senior Notes until such Senior Notes are repurchased, redeemed or refinanced.~~

(b)[reserved].

5.6.Maintenance of Properties. Each Borrower will, and will cause each other Loan Party to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

5.7.Insurance.

(a)Each Borrower will, and will cause each other Loan Party to,  (i) maintain insurance with financially sound and reputable insurers reasonably acceptable to the Administrative Agent (or, to the extent consistent with prudent business practice, a program of self-insurance approved by the Administrative Agent, such approval not to be unreasonably withheld) on such of its property and in at least such amounts and against at least such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) maintain such other insurance as may be required by law; and (iii) furnish to the Administrative Agent, upon written request, full information as to the insurance carried.  The Administrative Agent shall not, by the fact of approving,

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disapproving, accepting, obtaining or failing to obtain any such insurance, incur liability for the form or legal sufficiency of insurance contracts, solvency of insurance companies or payment of lawsuits, and each Loan Party hereby expressly assumes full responsibility therefor and liability, if any, thereunder.  The Borrowers shall, and shall cause each other Loan Party to, furnish to the Administrative Agent certificates or other evidence satisfactory to the Administrative Agent of compliance with the foregoing insurance provisions.  The Lead Borrower shall promptly notify the Administrative Agent with respect to any claim relating in whole or in part to the Collateral in excess of $3,000,000.  So long as no Cash Dominion Event has occurred and is continuing, the Loan Parties shall have the right to negotiate and/or settle insurance claims without the consent or approval of the Administrative Agent.  After the occurrence of a Cash Dominion Event and during the continuance thereof, the Loan Parties will not settle any insurance claim with a value in excess of $3,000,000 without the consent of the Administrative Agent, which consent will not be unreasonably withheld or delayed.

(b)For each of the insurance policies covering Collateral, each Loan Party shall cause the Collateral Agent to be named as a loss payee or additional insured, as applicable, in a manner acceptable to the Administrative Agent.  Each all risk property insurance policy covering Collateral shall contain (i) a clause or endorsement requiring the insurer to give not less than thirty (30) days prior written notice to the Collateral Agent in the event of cancellation or non-renewal of such policy for any reason whatsoever except non-payment of premium and a clause or endorsement requiring the insurer to give not less than ten (10) days prior written notice to the Collateral Agent in the event of cancellation of such policy for non-payment of premium (giving the Collateral Agent the right to cure defaults in the payment of premiums), (ii) to the extent available from the applicable insurer, a clause or endorsement stating that the interest of the Collateral Agent shall not be impaired or invalidated by any act or neglect of the insured Person or the owner of any premises, including, without limitation, as a result of the use of any such premises for purposes more hazardous than are permitted by such policy, and (iii) to the extent available from the applicable insurer, a clause or endorsement stating that none of the Loan Parties, the Administrative Agent, the Collateral Agent, or any other party shall be a coinsurer.  Each commercial general liability policy shall contain (1) a clause or endorsement requiring the insurer to give not less than thirty (30) days prior written notice to the Collateral Agent in the event of cancellation or non-renewal of such policy for any reason whatsoever except non-payment of premium and a clause or endorsement requiring the insurer to give not less than ten (10) days prior written notice to the Collateral Agent in the event of cancellation of such policy for non-payment of premium (giving the Collateral Agent the right to cure defaults in the payment of premiums), and (2) a clause or endorsement stating that the Collateral Agent shall be named as additional insured parties, mortgagee or assignee, as applicable.  All premiums for such required insurance shall be paid by the Loan Parties when due, and certificates of insurance shall be sent to the appropriate Loan Parties and the Collateral Agent, and if requested by the Collateral Agent, photocopies of the policies, shall be delivered to the Collateral Agent. The Loan Parties shall deliver to the Collateral Agent, prior to the cancellation or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent).  To the extent requested by the Collateral Agent, the Loan Parties shall deliver to the Collateral Agent evidence satisfactory to the Collateral Agent of payment of the applicable portion of the annual premium then due and payable.  If any Loan Party fails

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to procure (or cause to be procured) such insurance or to pay the premiums therefor when due, the Agents may, without waiving any Event of Default occasioned thereby, obtain such insurance and pay such premiums at the expense of the Loan Parties.  All proceeds of any insurance claim relating to Collateral shall be promptly deposited by the applicable Loan Party to a Blocked Account or the Concentration Account, and such proceeds until so deposited shall be held in trust for the Collateral Agent by the applicable Loan Party.  The Agents shall apply any proceeds received in accordance with Section 2.24 hereof or Section 6.2 of the Security Agreement, as applicable.

(c)None of the Agents or other Secured Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.7.  Each Loan Party shall look solely to its insurance companies or any other parties other than the Secured Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Agent or Secured Party or its agents or employees.  If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by Applicable Law, to waive their right of recovery, if any, against the Agents and the other Secured Parties and their agents and employees.  The designation of any form, type or amount of insurance coverage by any Agent or Secured Party under this Section 5.7 shall in no event be deemed a representation, warranty or advice by such Agent or Secured Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

(d)The Lead Borrower shall respond to requests from the Collateral Agent for information relating to insurance within ten (10) Business Days of the Lead Borrower’s receipt of such request.  To the extent that the Lead Borrower fails to reasonably satisfy such request within such period, the Lead Borrower will permit any representatives that are designated by the Collateral Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby. The Loan Parties shall pay the reasonable fees and expenses of any representatives retained by the Collateral Agent to conduct any such inspection.

5.8.[Reserved].

5.9.Books and Records; Inspection and Audit Rights.

(a)Each Borrower will, and will cause each other Loan Party to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. Each Borrower will permit any representatives designated by any Agent, upon reasonable prior notice (unless an Event of Default has occurred and is continuing in which event no such notice shall be required), to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, all on reasonable advance notice to the Lead Borrower (unless an Event of Default then exists) and at such reasonable times during normal business hours and as often as reasonably requested.

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(b)Each Borrower will, and will cause each other Loan Party to, from time to time upon the reasonable request and reasonable prior notice of the Collateral Agent or the Required Lenders through the Administrative Agent, permit any Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by the Agents to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Borrowers’ practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves.  Without limiting the foregoing~~:~~

~~(i) subject to the provisions of clause (ii) below, if the aggregate amount of Loans and outstanding Letters of Credit at any time exceed $50,000,000, during the immediately following four (4) Fiscal Quarter period~~, the Administrative Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by the Agents ~~shall have the right to~~may conduct one (1) appraisal of the Loan Parties’ Inventory and one (1) commercial finance examination, in each case, at the Loan Parties’ expense, during ~~such period; and~~

~~(ii)~~ each ~~during any period of~~ four (4) consecutive Fiscal ~~Quarters in which Excess Availability is at any time less than seventeen and one-half percent (17.5%) percent of the Loan Cap, the Administrative Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by the Agents may conduct two (2) appraisals of the Loan Parties’ Inventory and two (2)~~Quarter period and, in Administrative Agent’s Permitted Discretion, one (1) additional appraisal and one (1) additional commercial finance ~~examinations~~examination, in each case, at the Loan Parties’ expense, during each such four (4) consecutive Fiscal Quarter period.

The Loan Parties shall pay the reasonable fees and expenses of the Administrative Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by the Agents in connection with the appraisals and commercial finance examinations (A) described in clauses (i) and (ii) above, (B) undertaken at any time at the request of the Administrative Agent if required by Applicable Law and (C) undertaken at the request of the Administrative Agent, as it in its discretion deems necessary or appropriate, after the occurrence and the continuation of an Event of Default.  In addition to the foregoing the Administrative Agent will have the right to conduct additional commercial finance examinations and appraisals during normal business hours and upon reasonable advance notice at the expense of the Administrative Agent, as it in its discretion deems necessary or appropriate.

(c)The Borrowers shall, at all times, retain independent certified public accountants who are reasonably satisfactory to the Administrative Agent.

5.10.Fiscal Year.  Each Loan Party shall have a fiscal year of a 52 or 53 week period ending on the Saturday nearest to January 31st and shall notify the Administrative Agent of any change in such fiscal year.

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5.11.Physical Inventories.

(a)The Collateral Agent, at the expense of the Loan Parties, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of the Loan Parties so long as such participation does not disrupt the normal inventory schedule or process.

(b)The Loan Parties, at their own expense, shall undertake physical inventories and cycle counts to be undertaken at the times, using practices, and in the manner consistent with their practices in effect on the ~~Fifth~~Seventh Amendment Effective Date.

(c)Upon the request of the Collateral Agent, the Loan Parties shall provide the Collateral Agent with a reconciliation of the results of each such physical inventory or cycle count.  The Loan Parties shall post the results of each such physical inventory to the Loan Parties’ stock ledger and general ledger, as applicable.

(d)The Collateral Agent, in its discretion, if any Event of Default exists, may cause such additional inventories to be taken as the Collateral Agent determines (each, at the expense of the Loan Parties).  The Collateral Agent shall use its best efforts to schedule any such inventories so as to not unreasonably disrupt the operation of the Loan Parties’ business.

5.12.Compliance with Laws. Each Borrower will, and will cause each other Loan Party to, comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrowers will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions.

5.13.Use of Proceeds and Letters of Credit and Acceptances. The proceeds of Loans made hereunder and Letters of Credit and Acceptances issued hereunder will be used only (a) for Restricted Payments and Permitted Acquisitions, (b) to finance the acquisition of working capital assets of the Loan Parties, including the purchase of inventory and equipment, in each case in the ordinary course of business, (c) to finance Capital Expenditures of the Borrowers, (d) ~~to defease, redeem or repurchase the Senior Notes in accordance with Section 6.7(b) hereof~~[reserved] and (e) for general corporate purposes, all to the extent permitted herein. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

5.14.Additional Loan Parties. If any additional Material Subsidiary of any Loan Party is formed or acquired after the ~~Fifth~~Seventh Amendment Effective Date or if any Subsidiary becomes a Material Subsidiary or if any Person which is required to become either a borrower or a guarantor under the Permitted Senior Debt, the Lead Borrower will notify the Administrative Agent thereof and the Loan Parties will cause such Person to become a Borrower or Facility Guarantor hereunder, as the Administrative Agent may request, and under each applicable Security Document in the manner provided therein within

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fifteen (15) days (or such longer period as the Administrative Agent may agree in its sole discretion) after such Material Subsidiary is formed or acquired, becomes a Material Subsidiary or becomes either a borrower or guarantor under the Permitted Senior Debt and promptly take such actions to create and perfect Liens on such Person’s assets that would otherwise constitute Collateral to secure the Obligations as any Agent shall reasonably request.

5.15.Further Assurances.

(a)Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which any Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agents, from time to time upon request, evidence reasonably satisfactory to the Agents as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)If any material assets which would otherwise constitute Collateral are acquired by any Loan Party after the ~~Fifth~~Seventh Amendment Effective Date (other than assets constituting Collateral under the applicable Security Agreement that become subject to the Lien of such Security Agreement upon acquisition thereof), the Lead Borrower will notify the Agents thereof, and will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(c)Upon the request of the Administrative Agent, the Loan Parties shall cause each of their customs brokers and/or warehouses that have not already done so to deliver an agreement to the Administrative Agent covering such matters and in form substantially similar to the agreements with customs brokers and/or warehouse in effect on the ~~Fifth~~Seventh Amendment Effective Date.

6.NEGATIVE COVENANTS. Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder and under the other Loan Documents (other than unasserted contingent indemnification obligations not yet due and payable) shall have been paid in full and all Letters of Credit and Acceptances have expired or terminated or have been fully cash collateralized or replaced and all L/C Disbursements shall have been reimbursed, each Loan Party covenants and agrees with the Agents and the Lenders that:

6.1.Indebtedness and Other Obligations. The Borrowers will not, and will not permit any other Loan Party to, create, incur, assume or permit to exist any Indebtedness, except, as long as no Event of Default exists at the time of incurrence of such Indebtedness or would arise therefrom:

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(a)Indebtedness created under the Loan Documents;

(b)Indebtedness set forth in the Information Certificate and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

(c)Indebtedness of any Loan Party to any other Loan Party;

(d)Indebtedness of  the Loan Parties to finance the acquisition of any fixed or capital assets, including Financing Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof, provided that the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $~~50,000,000~~70,000,000 at any time outstanding unless, at the time of incurrence of any Indebtedness which would result in such amount being exceeded, the Payment Conditions shall have been satisfied;

(e)Indebtedness incurred to finance any Real Estate now or hereafter owned by any Borrower or incurred in connection with any sale-leaseback transaction;

(f)Indebtedness under Swap Contracts, other than for speculative purposes, entered into in the ordinary course of business;

(g)Contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of stores;

(h)Unsecured Indebtedness of a Loan Party to one or more Foreign Subsidiaries in an aggregate principal amount at any one time outstanding not in excess of $~~200,000,000~~280,000,000;

(i)~~Indebtedness in respect of the Senior Notes and the Refinancing Debt~~[reserved];

(j)Subordinated Debt (other than Indebtedness described in subsection (k) below) provided that after giving effect to the incurrence thereof, the Payment Conditions are satisfied;

(k)Unsecured Indebtedness for borrowed money, including, without limitation, Subordinated Debt (other than Indebtedness described in subsection (j) above), provided that the amortization thereof is less than or equal to one (1%) percent of the principal amount of such Indebtedness per annum and the maturity thereof is not less than sixty (60) days following the Maturity Date;

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(l)Indebtedness represented by letters of credit or acceptances issued in any currency other than Dollars which any Issuing Bank or Acceptance Lender, as applicable, was unable or unwilling to issue according to the terms hereof backed by Dollar denominated Letters of Credit or Acceptances;

(m)Guarantees of Indebtedness otherwise allowed under this Section 6.1 and Section 6.4 hereof and other obligations of any other Loan Party which do not constitute Indebtedness;

(n)Permitted Senior Debt;

(o)Other unsecured Guarantees of Indebtedness of any Subsidiary which is not a Loan Party, provided that no payment shall be made on account of any such Guarantee unless the Payment Conditions are satisfied at the time of payment;

(p)In addition to Indebtedness permitted under clause (h) above, Indebtedness owing by a Loan Party to any other Subsidiary of the Lead Borrower which is not a Loan Party, provided that the aggregate principal amount of Indebtedness permitted by this clause (p) shall not exceed $~~50,000,000~~70,000,000 at any time outstanding unless, at the time of incurrence of any such Indebtedness which would result in such amount being exceeded, the Payment Conditions shall have been satisfied;

(q)Indebtedness assumed by a Loan Party or by a Person who will become a Loan Party (or Indebtedness secured by a Lien in effect prior to any such acquisition on property acquired in connection with such acquisition, which property would not be of a type included in the Borrowing Base) in connection with a Permitted Acquisition, provided that the aggregate principal amount of Indebtedness permitted by this clause (q) shall not exceed $~~50,000,000~~70,000,000 at any time outstanding unless, at the time of incurrence of any Indebtedness which would result in such amount being exceeded, the Payment Conditions shall have been satisfied;

(r)Indebtedness of any Person that becomes a Loan Party in a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Loan Party) and which are set forth in the Information Certificate delivered in connection with such Permitted Acquisition, to the extent such indebtedness would not be permitted under any other clause of this Section; and

(s)Indebtedness consisting of Earn-Out Obligations, but only to the extent that the contingent consideration relating thereto is paid within thirty (30) days after the amount due is finally determined.

6.2.Liens.  The Borrowers will not, and will not permit any other Loan Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or

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rights in respect of any thereof, except as long as no Event of Default exists at the time of creation or incurrence of such Lien or would arise therefrom:

(a)Liens created under the Loan Documents;

(b)Permitted Encumbrances;

(c)any Lien on any property or asset of any Borrower or other Loan Party set forth in the Information Certificate, provided that (i) such Lien shall not apply to any other property or asset of such Person and (ii) such Lien shall secure only those obligations that it secures as of the ~~Fifth~~Seventh Amendment Effective Date, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)Liens on fixed or capital assets acquired by any Loan Party, provided that (i) such Liens secure Indebtedness permitted by Section 6.1(d), (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring such fixed or capital assets and (iii) such Liens shall not apply to any other property or assets of the Borrowers or other Loan Party;

(e)Liens to secure Indebtedness permitted by Section 6.1(e) provided that such Liens shall not apply to any property or assets of the Loan Parties other than the Real Estate so financed or which is the subject of a sale-leaseback transaction;

(f)Liens to secure Indebtedness permitted by Section 6.1(q), provided that (i) such Lien shall not apply to any other property or asset of such Person, (ii) such Lien shall not have been incurred in contemplation of, or in connection with, such Permitted Acquisition, (iii) shall secure only those obligations that it secures as of the date of the Permitted Acquisition, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, and (iv) shall not apply to any Collateral;

(g)Liens existing on assets prior to the acquisition thereof or prior to the acquisition of a Person who becomes a Loan Party, in either case which are directly or indirectly acquired in a Permitted Acquisition and which, in the case of an acquisition of a Person that becomes a Loan Party, are set forth in the Information Certificate delivered in connection with such Permitted Acquisition, provided that, in any event, (i) such Liens secure Indebtedness permitted under Section 6.1 hereof or obligations to a lessor under a lease of Real Estate to a Loan Party, (ii) such Liens are not created in contemplation of or in connection with such Permitted Acquisition, (iii) such Liens shall not apply to any other property or assets of a Loan Party, (iv) such Liens shall secure only the Indebtedness or other obligations that such Liens secure on the date of the Permitted Acquisition; and (v) such Liens shall not attach to assets which would be of a type included as Collateral or in the Borrowing Base, except for non-material Liens acceptable to the Administrative Agent;

(h)~~Liens to secure Indebtedness permitted by Section 6.1(i) in respect of Refinancing Debt, provided that such Liens shall be subject at all times to the terms~~

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~~and conditions of an intercreditor agreement with the Agents in form and substance satisfactory to the Agents;~~[reserved];

(i)Liens on cash and cash equivalents to secure letters of credit permitted pursuant to Section 6.1(q); and

(j)Liens to secure Permitted Senior Debt as described in the definition thereof, provided that such Liens shall at all times be subject to the terms and conditions of the Permitted Senior Debt Intercreditor Agreement in form and substance reasonably satisfactory to the Agents.

6.3.Fundamental Changes.

(a)The Borrowers shall not, and shall not permit any other Loan Party to, liquidate, merge, amalgamate, or consolidate into or with any other Person or enter into or undertake any plan or agreement of liquidation, merger, amalgamation, or consolidation with any other Person, provided that (i) a Loan Party may merge or amalgamate with another Person in connection with a Permitted Acquisition if such Loan Party is the surviving company, (ii) any wholly-owned Subsidiary of any Borrower may merge, amalgamate, or consolidate into or with such Borrower or any other wholly-owned Subsidiary of such Borrower if no Default or Event of Default has occurred and is continuing or would result from such merger or amalgamation and if such Borrower, a Loan Party (if such Loan Party is a party to such merger) or such Subsidiary is the surviving or continuing company, (iii) a Subsidiary of any Borrower may merge or amalgamate into another entity in connection with a Permitted Acquisition if, upon consummation of such merger or amalgamation, the surviving entity shall be a direct or indirect wholly-owned Subsidiary of such Borrower and becomes a Borrower or Facility Guarantor and a party to the Security Documents, (iv) any Domestic Subsidiary may merge into any other Domestic Subsidiary, provided that if a Loan Party is a party to such merger, either such Loan Party shall be the surviving company or the surviving company shall become a Loan Party, (v) the Lead Borrower may merge with a newly formed shell corporation, the sole purpose and effect of which merger is to reincorporate the Lead Borrower in a state of the United States of America other than the State of New York and where the surviving corporation in such merger has  complied with its obligations under Section 5.14 hereof simultaneously with such merger, and (vi) any Loan Party may merge with any other Person in a dispositive transaction permitted under Section 6.5.

(b)The Borrowers shall not, and shall not permit any other Loan Party to, engage to any material extent in any business other than businesses of the type conducted by the Loan Parties on the date of execution of this Agreement and businesses reasonably related thereto, except that any Loan Party may withdraw from any business activity which such Loan Party reasonably deems unprofitable or unsound, provided that promptly after such withdrawal, the Lead Borrower shall provide the Administrative Agent with written notice thereof.

6.4.Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrowers shall not, and shall not permit any other Loan Party to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a wholly owned

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Subsidiary prior to such merger or amalgamation) any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any Indebtedness of, or make or permit to exist any Investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each of the foregoing, an “Investment”), except for:

(a)Permitted Acquisitions;

(b)Permitted Investments;

(c)Investments existing on the ~~Fifth~~Seventh Amendment Effective Date, and set forth in the Information Certificate, to the extent such investments would not be permitted under any other clause of this Section;

(d)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e)Investments in Swap Contracts other than for speculative purposes, entered into in the ordinary course of business;

(f)Permitted Stock Repurchases, as long as no Event of Default exists at the time of making of such Permitted Stock Repurchase or would arise therefrom;

(g)Investments by a Loan Party in a Subsidiary (including, without limitation, in a Foreign Subsidiary) which is not a Loan Party, in a joint venture (including, without limitation, in or with a foreign Person) or in a Person (including, without limitation, in a foreign Person) which constitutes a minority equity interest in such Person provided that such Investments do not exceed $~~50,000,000~~70,000,000 for any single Investment or $~~125,000,000~~175,000,000 in the aggregate for all such Investments at any time outstanding, unless, in each case, the Payment Conditions are satisfied; and provided further that for purposes of calculation, the amount of any Investment shall be the aggregate cash Investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Loan Party from such Subsidiary, joint venture or Person;

(h)Investments by a Loan Party Borrower in another Loan Party;

(i)Commissions, loans or advances to employees for the purpose of travel, entertainment or relocation in the ordinary course of business and consistent with past practices, provided that the aggregate amount thereof outstanding at any one time shall not, if not repaid, be reasonably expected to have a Material Adverse Effect;

(j)Investments of any Person that becomes a Loan Party in a Permitted Acquisition, which Investments are existing at the time such Person becomes a Loan

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Party (other than Investments incurred solely in contemplation of such Person’s becoming a Loan Party) and which are set forth in the Information Certificate delivered in connection with such Permitted Acquisition, to the extent such investments would not be permitted under any other clause of this Section; and

(k)other Investments in an aggregate amount not to exceed $~~60,000,000~~80,000,000 at any time outstanding.

6.5.Asset Sales.  The Borrowers will not, and will not permit any other Loan Party to, sell, transfer, lease or otherwise dispose of any asset, including any Capital Stock, nor will the Loan Parties issue any additional shares of its Capital Stock or other ownership interests in such Loan Party, or issue any shares of Disqualified Stock, except as long as no Event of Default exists or would arise therefrom:

(a)(i) sales of Inventory, or (ii) used, obsolete or surplus property, or (iii) Permitted Investments, in each case in the ordinary course of business;

(b)sales, transfers and dispositions among the Loan Parties;

(c)the sale of the Headquarters;

(d)the sale and leaseback of any other of the Loan Parties’ Real Estate or other fixed assets;

(e)the Designated Dispositions;

(f)other sales, transfers, or dispositions of assets not in the ordinary course of business (including retail store locations) provided that (x) no Default or Event of Default then exists or would arise therefrom and (y) if the fair market value of all such other sales, transfers and dispositions exceeds $~~50,000,000~~70,000,000 for the Loan Parties in the aggregate during any Fiscal Year (net of the related sales costs, if any, of such other property), all of the proceeds of such sale, transfer or disposition (net of the related sales costs, if any, of such other property) in excess of $~~50,000,000~~70,000,000 shall be paid to the Administrative Agent (whether or not a Cash Dominion Event has occurred and is then continuing) for application to the Obligations, provided further that, if a Cash Dominion Event then exists and is continuing, all of such proceeds (and not only those in excess of $~~50,000,000~~70,000,000) shall be paid to the Administrative Agent for application to the Obligations; and

(g)the issuance of additional shares of Capital Stock or other ownership interests in a Loan Party (other than Disqualified Stock) as long as no Change in Control results therefrom;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than sales, transfers and other disposition permitted under clauses (a)(ii), (b) and (g)) shall be made at arm’s length and for fair value and for not less than 75% cash consideration.

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6.6.Restrictive Agreements.  The Borrowers will not, and will not permit any other Loan Party to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than this Agreement or any other Loan Document or any agreement governing Permitted Senior Debt) that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Secured Parties, or (b) the ability of (i) any Loan Party (other than the Lead Borrower) to pay dividends or other distributions with respect to any shares of its Capital Stock or (ii) any Loan Party to make or repay loans or advances to any Loan Party or to guarantee Indebtedness of any Loan Party, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law or by the Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the ~~Fifth~~Seventh Amendment Effective Date identified in the Information Certificate (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of this Section shall not apply to restrictions of conditions imposed by any agreement relating to secured Indebtedness permitted hereunder if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of this Section shall not apply to customary provisions in leases or licenses or other agreements, including, without limitation, those relating to franchises, patents, industrial designs, copyrights, trademarks, tradenames, service marks, licenses and permits, and other intellectual property restricting the assignment thereof, and (vi) clauses (a) and (b)(ii) of this Section shall not apply to the Permitted Senior Debt ~~or the Senior Notes Indenture and any indenture or credit agreement in respect of the Refinancing Debt~~, which, in each case, such agreement or indenture shall be in form and substance reasonably satisfactory to the Agents.

6.7.Restricted Payments; Certain Payments of Indebtedness.

(a)The Borrowers will not, and will not permit any other Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except as long as no Default or Event of Default exists or would arise therefrom (i) the Lead Borrower may declare and pay dividends quarterly with respect to its Capital Stock provided that the aggregate of all such dividends shall not exceed $~~60,000,000~~84,000,000 for any single dividend declared to stockholders or $~~150,000,000~~175,000,000 in the aggregate for all such dividends after the ~~Fifth~~Seventh Amendment Effective Date, unless, in each case, the Payment Conditions are satisfied, (ii) any Loan Party may declare dividends payable solely in additional shares of such Loan Party’s common stock, (iii) the Subsidiaries of the Lead Borrower may declare and pay dividends (whether in cash, securities or other property) with respect to their Capital Stock, provided that no Loan Party that is directly or indirectly owned by a Subsidiary that is not a Loan Party shall be permitted to declare or pay any cash dividend to its parent unless, substantially contemporaneously therewith, such Loan Party’s direct or indirect parent that is not a Loan Party declares and pays a dividend consisting of such cash, securities and other property to a Loan Party, and (iv) the Lead Borrower may make Permitted Stock Repurchases.

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(b)The Borrowers will not at any time, and will not permit any other Loan Party to make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness (other than the Loans), except:

(i)payment when due (excluding any voluntary prepayments and, unless otherwise agreed by the Required Lenders, payments due upon a Change in Control) of principal, interest, fees and expense reimbursements with respect to Indebtedness permitted under Section 6.1, but only to the extent required under the terms of the documents evidencing such Indebtedness;

(ii)voluntary prepayments of Indebtedness (including, without limitation, Permitted Senior Debt ~~and deposits of assets to defease the Senior Notes and purchases, repurchases or redemptions of all or any portion of the Senior Notes~~, whether on the open market or otherwise but excluding voluntary prepayments of Subordinated Debt), as long as the Payment Conditions are satisfied; and

(iii)refinancings of Indebtedness described in clauses (i) and (ii), above, to the extent permitted by Section 6.1, including, without limitation, any refinancing as a result of any rollover loans, publicly issued or privately placed notes or exchange notes issued in exchange for such Indebtedness, and all fees and expenses payable in connection with such refinancing.

6.8.Transactions with Affiliates.  Except as set forth in the Information Certificate and Restricted Payments and other transactions expressly permitted under the terms of this Agreement, the Loan Parties will not at any time sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, officers or directors, except (a) transactions that are at prices and on terms and conditions not less favorable to the Loan Parties than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any of its Affiliates (other than Loan Parties), officers or directors which would not otherwise violate the provisions of the Loan Documents, and (c) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees.

6.9.Additional Subsidiaries.  The Borrowers will not, and will not permit any other Loan Party to, create any additional Subsidiary unless no Default or Event of Default would arise therefrom and the requirements of Section 5.14, to the extent applicable, are satisfied.

6.10.Amendment of Material Documents. The Borrowers will not, and will not permit any other Loan Party to, amend, modify or waive any of its rights under (a) its Charter Documents, ~~or~~ (b) any other Material Indebtedness or material agreements (including without limitation, any instruments, documents or agreements governing Permitted Senior Debt, in each case to the extent that such amendment, modification or waiver would result

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in an Event of Default under any of the Loan Documents or would be in violation of the Permitted Senior Debt Intercreditor Agreement), in each case to the extent that such amendment, modification or waiver could reasonably likely to result in a Material Adverse Effect or (c) the SW Acquisition Agreement, in the case of this clause (c), in a manner adverse to the Administrative Agent or any Lender without the prior written consent of the Administrative Agent.

6.11.Environmental Laws.  The Loan Parties shall not (a) fail to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (b) become subject to any Environmental Liability, in each case which is reasonably likely to have a Material Adverse Effect.

6.12.Fiscal Year.  The Loan Parties shall not change their Fiscal Year without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

6.13.Minimum Fixed Charge Coverage Ratio.  If Excess Availability is less than the greater of (i) ten (10%) percent of the Loan Cap and (ii) $~~40,000,000~~56,000,000 at any time, the Loan Parties shall maintain a Fixed Charge Coverage Ratio, calculated on a trailing four Fiscal Quarters basis of not less than 1.0:1.0.  Such Fixed Charge Coverage Ratio shall be first tested monthly as of the month ending immediately prior to the date that Excess Availability is first less than the greater of (i) ten (10%) percent of the Loan Cap and (ii) $~~40,000,000~~56,000,000 and shall continue to be tested until Excess Availability has exceeded the greater of (i) ten (10%) percent of the Loan Cap and (ii) $~~40,000,000~~56,000,000 on each day for two consecutive Fiscal Quarters.

6.14.Sanctions

(a)The Borrowers will not, nor will the Lead Borrower permit any other Loan Party to directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Lead Arrangers, Agent, Issuing Bank or otherwise) of Sanctions.

6.15.Anti-Corruption Laws

(a)The Borrowers will not, nor will the Lead Borrower permit any other Loan Party directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), and other similar anti-corruption legislation in other jurisdictions to the extent applicable to the Borrowers or any other Loan Party.

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6.16.Outbound Investment Rules.  No Loan Party will, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if such Loan Party were a U.S. Person or (iii) any other activity that would cause the Agent or any other Lender to be in violation of the Outbound Investment Rules or cause the Agent or any other Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

7.EVENTS OF DEFAULT

7.1.Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)Any Loan Party shall fail to pay any principal or interest with respect to any Loan or any reimbursement obligation in respect of any L/C Disbursement or Acceptance Reimbursement Obligations when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)Any Loan Party shall fail to pay any fees or other amounts due under this Agreement or any other Loan Document (other than an amount referred to in clause (a) of this Section), within three (3) Business Days of the date when same shall become due and payable;

(c)any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)the Loan Parties shall fail to observe or perform any covenant, condition or agreement contained in Sections 2.23, 5.1(a), 5.1(b), 5.1(d), 5.1(e), 5.1(f), 5.2, 5.4, 5.7, 5.9, 5.13, 5.14 or in Section 6;

(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), (c), or (d) of this Section), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Lead Borrower;

(f)any Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to the expiration of any

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grace or cure period set forth therein) other than a failure to make any payment in respect of a Guarantee where such payment is prohibited by Section 6.1(o);

(g)any Loan Party shall fail to perform any material covenant or condition contained in any material contract or agreement to which it is party as and when such performance is required (after giving effect to the expiration of any grace or cure period set forth therein);

(h)any event or condition occurs that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or to undertake any enforcement action with respect to any Material Indebtedness, unless in the case of this clause (ii) such action is being contested in good faith by appropriate proceedings, such contest effectively suspends any enforcement action, and pending such contest, a Material Adverse Effect could not reasonably be expected to result therefrom, provided that with respect to any Material Indebtedness which is with recourse only to specific assets of the Loan Parties, the foregoing shall not constitute an Event of Default unless a Material Adverse Effect could reasonably be expected to result from such action;

(i)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts or which seeks to stay or has the effect of staying any creditor, or of a substantial part of its assets, under any ~~federal or state bankruptcy, insolvency, receivership, liquidation, winding up, corporate~~Debtor Relief Law or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, trustee, custodian, sequestrator, conservator, administrator, monitor, or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, either (x) such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for sixty (60) days, or (y) a Material Adverse Effect shall have occurred;

(j)any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any ~~federal or state bankruptcy, insolvency, receivership~~Debtor Relief Law or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a receiver, interim receiver, trustee, custodian, sequestrator, conservator, administrator, monitor, or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

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(k)any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l)one or more uninsured judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Loan Party to enforce any such judgment;

(m)(i)any challenge by or on behalf of any Loan Party or other Person to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto;

(ii)any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document;

(n)a Change in Control shall occur;

(o)an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(p)the occurrence of any uninsured loss (exclusive of any deductible retained by the Borrowers under its insurance policies) to any material portion of the Collateral;

(q)the indictment of, or institution of any legal process or proceeding against, any Loan Party, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any material portion of the Collateral;

(r)there is filed against any Loan Party any action, suit, or proceeding under any federal or state racketeering statute (including the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit, or proceeding (i) is not dismissed within one hundred twenty (120) days and (ii) could reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral;

(s)the imposition of any stay or other order, the effect of which could reasonably be to restrain in any material way the conduct by the Loan Parties, taken as a whole, of their business in the ordinary course;

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(t)except as otherwise permitted hereunder, the determination by any Loan Party, whether by vote of such Person’s board of directors or otherwise to: suspend the operation of such Person’s business in the ordinary course, liquidate all or a material portion of such Person’s assets or store locations, or employ an agent or other third party to conduct any so-called store closing, store liquidation or “Going-Out-Of-Business” sales; or

(u)(i)  the provisions of the Permitted Senior Debt Intercreditor Agreement, or the subordination provisions of the documents evidencing or governing the subordination of any Subordinated Indebtedness (together with the provisions of the Permitted Senior Intercreditor Agreement, in each case, if applicable, the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Permitted Senior Debt or the applicable Subordinated Indebtedness or such holder shall fail to comply with such Subordination Provisions; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Secured Parties, or (C) that all payments of principal of or premium and interest on the Permitted Senior Debt or the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provision, then, and in every such event (other than an event with respect to each Loan Party described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Lead Borrower, take any of the following actions, at the same or different times: (i) reduce the Total Commitments, or the advance rates against Eligible Accounts and/or Eligible Inventory used in computing the Borrowing Base, or reduce one or more of the other elements used in computing the Borrowing Base or, without limiting the definitions of Availability Reserves or Inventory Reserves, establish additional Reserves or increase any Reserves thereunder; (ii) restrict the amount of or refuse to make Revolving Loans; (iii) restrict or refuse to provide Letters of Credit or Acceptances, (iv) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (v) declare the Loans and other Obligations (excluding Obligations with respect to Bank Products and Cash Management Services) then outstanding to be due and payable, and thereupon the principal of the Loans and such Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and (vi) require the Borrowers to furnish cash collateral in an amount equal to 105% of the Letter of Credit Outstandings, (to be applied in accordance with the provisions of Section 2.7(k) hereof) and in case of any event with respect to any Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations (excluding Obligations with respect to Bank Products and Cash Management Services) of the Loan Parties accrued hereunder, shall automatically become due and

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payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

7.2.Remedies on Default.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Loans and other Obligations shall have been accelerated pursuant hereto, the Administrative Agent may, and at the direction of the Required Lenders shall, proceed to protect and enforce its rights and remedies under this Agreement or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agents or the Lenders. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

7.3.Application of Proceeds.  After the occurrence of an Event of Default and acceleration of the Obligations, all proceeds realized from any Loan Party or on account of any Collateral shall be applied in the manner set forth in Section 2.24 of this Agreement. All amounts required to be applied to Loans hereunder (other than Swingline Loans) shall be applied ratably in accordance with each Lender’s Commitment Percentage.  Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to the Obligations otherwise set forth in Section 2.24 of this Agreement.

8.THE AGENTS.

8.1.Administration by Administrative Agent.  Each Lender, the Collateral Agent, the Issuing Banks, the Acceptance Lenders and each Secured Party hereby irrevocably designate Bank of America, N.A. as Administrative Agent under this Agreement and the other Loan Documents.  The general administration of the Loan Documents shall be by the Administrative Agent. The Lenders, the Collateral Agent, the Issuing Banks, the Acceptance Lenders and the Secured Parties each hereby irrevocably authorizes the Administrative Agent (i) to enter into the Loan Documents to which it is a party and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

8.2.Appointment and Duties of Collateral Agent .Each Lender, the Administrative Agent, the Issuing Banks, the Acceptance Lenders and each Secured Party hereby irrevocably (i) designate Bank of America, N.A. as Collateral Agent under this Agreement and the other Loan Documents, (ii) authorize the Collateral Agent to enter into

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the Security Documents and the other Loan Documents to which it is a party and to perform its duties and obligations thereunder, together with all powers reasonably incidental thereto, and (iii) agree and consent to all of the provisions of the Security Documents. All Collateral shall be held or administered by the Collateral Agent (or its duly-appointed agent) for its benefit and for the ratable benefit of the other Secured Parties. Any proceeds received by the Collateral Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in Sections 2.20, 2.24, or 7.3, as applicable. The Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Collateral Agent.

8.3.Sharing of Excess Payments; Payments Set Aside.

(a)Each of the Lenders, the Agents, the Issuing Banks and Acceptance Lenders agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrowers, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code (or any similar or equivalent provision of any other Debtor Relief Law) or other security or interest arising from, or in lieu of, such secured claim and received by such Lender, Agent, Issuing Bank or Acceptance Lender under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of the Obligations owed it (an “excess payment”) as a result of which such Lender, Agent, Issuing Bank or Acceptance Lender has received payment of any Loans or other Obligations outstanding to it in excess of the amount that it would have received if all payments at any time applied to the Loans and other Obligations had been applied in the order of priority set forth in Section 7.3, then such Lender, Agent, Issuing Bank or Acceptance Lender shall promptly purchase at par (and shall be deemed to have thereupon purchased) from the other Lenders, such Agent, the Issuing Banks and Acceptance Lenders, as applicable, a participation in the Loans and Obligations outstanding to such other Persons, in an amount determined by the Administrative Agent in good faith as the amount necessary to ensure that the economic benefit of such excess payment is reallocated in such manner as to cause such excess payment and all other payments at any time applied to the Loans and other Obligations to be effectively applied in the order of priority set forth in Section 7.3 pro rata in proportion to its Commitment Percentage; provided, that if any such excess payment is thereafter recovered or otherwise set aside such purchase of participations shall be correspondingly rescinded (without interest). The Borrowers expressly consent to the foregoing arrangements and agree that any Lender, any Agent, any Issuing Bank, or any Acceptance Lender holding (or deemed to be holding) a participation in any Loan or other Obligation may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender, Agent, Issuing Bank or Acceptance Lender as fully as if such Lender, Agent, Issuing Bank, or Acceptance Lender held a Note and was the original obligee thereon, in the amount of such participation.

(b)To the extent that any payment by or on behalf of the Loan Parties is made to any Lender, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be

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fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under ~~the Bankruptcy Code~~any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender, Issuing Bank and Acceptance Lender severally agrees to pay to the Agents upon demand its pro rata share (without duplication) of any amount so recovered from or repaid by the Agents.  The obligations of the Lenders, the Issuing Banks and the Acceptance Lenders under clause (ii) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

8.4.Agreement of Applicable Lenders.  Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Applicable Lenders, action shall be taken by the Agents for and on behalf or for the benefit of all Lenders upon the direction of the Applicable Lenders, and any such action shall be binding on all Lenders. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of Section 9.2.

8.5.Liability of Agents.

(a)Each of the Agents, when acting on behalf of the Lenders, the Issuing Banks and Acceptance Lenders, may execute any of its respective duties under this Agreement by or through any of its respective officers, agents and employees, and none of the Agents nor their respective directors, officers, agents or employees shall be liable to the Lenders, Issuing Banks or Acceptance Lenders or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders, Issuing Banks or Acceptance Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s own gross negligence or willful misconduct. The Agents and their respective directors, officers, agents and employees shall in no event be liable to the Lenders, Issuing Banks or Acceptance Lenders or to any of them for any action taken or omitted to be taken by them pursuant to instructions received by them from the Applicable Lenders or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, none of the Agents, nor any of their respective directors, officers, employees, or agents (A) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, or (B) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise as directed in writing by the Applicable Lenders, provided that no Agent shall be required to take any action that, in its respective opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or Applicable Law, or (C) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or shall be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of its Affiliates in any capacity, or (D) shall be responsible to any Lender, Issuing Bank or Acceptance Lender for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any

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recital, statement, warranty or representation in, this Agreement, any Loan Document or any related agreement, document or order, or (E) shall be required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents, or (F) shall be responsible to any Lender, Issuing Bank or Acceptance Lender for the state or condition of any properties of the Loan Parties or any other obligor hereunder constituting Collateral for the Obligations of the Loan Parties hereunder or under any of the other Loan Documents, or any information contained in the books or records of the Loan Parties; or (G) shall be responsible to any Lender, Issuing Bank or Acceptance Lender for the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (H) shall be responsible to any Lender, Issuing Bank or Acceptance Lender for the validity, priority or perfection of any Lien securing or purporting to secure the Obligations or the value or sufficiency of any of the Collateral.

(b)The Agents may execute any of their duties under this Agreement or any other Loan Document by or through their agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to their rights and duties hereunder or under the Loan Documents.  The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by them with reasonable care.

(c)None of the Agents nor any of their respective directors, officers, employees, or agents shall have any responsibility to the Borrowers on account of the failure or delay in performance or breach by any Lender (other than by any Agent in its capacity as a Lender), Issuing Bank or Acceptance Lender of any of their respective obligations under this Agreement or any of the other Loan Documents or in connection herewith or therewith.

(d)The Agents shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by them to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Agents.  The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Applicable Lenders as they deem appropriate or they shall first be indemnified to their satisfaction by the Lenders against any and all liability and expense which may be incurred by them by reason of the taking or failing to take any such action.

8.6.Notice of Default.  The Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agents have actual knowledge of the same or have received notice from a Lender or the Lead Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Agents obtain such actual knowledge or receives such a notice, the Agents shall give prompt notice thereof to each of the Lenders.  The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders.  Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as they shall deem

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advisable in the best interest of the Lenders.  In no event shall the Agents be required to comply with any such directions to the extent that the Agents believe that the Agents’ compliance with such directions would be unlawful.

8.7.Lenders’ Credit Decisions.  Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender, and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Loan Parties and has made its own decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

8.8.Reimbursement and Indemnification.  Each Lender agrees (i) to reimburse (x) each Agent for such Lender’s Commitment Percentage of any expenses and fees incurred by such Agent for the benefit of the Lenders, Issuing Banks or Acceptance Lenders under this Agreement and any of the other Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, Issuing Banks or Acceptance Lenders, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Loan Parties and (y) each Agent for such Lender’s Commitment Percentage of any expenses of such Agent incurred for the benefit of the Lenders, Issuing Banks or Acceptance Lenders that the Loan Parties have agreed to reimburse pursuant to Section 9.3 of this Agreement or pursuant to any other Loan Document and has failed to so reimburse and (ii) to indemnify and hold harmless the Agents and any of their directors, officers, employees, or agents, on demand, in the amount of such Lender’s Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the other Loan Documents to the extent not reimbursed by the Borrowers (except such as shall result from their respective gross negligence or willful misconduct).  The provisions of this Section 8.8 shall survive the repayment of the Obligations and the termination of the Commitments.

8.9Rights of Agents.  It is understood and agreed that the Agents shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Loan Parties, as though it were not the Administrative Agent or the Collateral Agent, respectively, of the Lenders under this Agreement.  Without limiting the foregoing, the Agents and their Affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Loan Parties and their Subsidiaries and Affiliates as if they were not the Agents hereunder.

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8.10Notice of Transfer.  The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 9.5(b).

8.11.Successor Agent.  Any Agent may resign at any time by giving five (5) Business Days’ written notice thereof to the Lenders, the Issuing Banks, the Acceptance Lenders, the other Agents and the Lead Borrower. Upon any such resignation of any Agent, the Required Lenders shall have the right to appoint a successor Agent, which so long as there is no Default or Event of Default shall be reasonably satisfactory to the Lead Borrower (whose consent shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the Lenders, the other Agents, the Issuing Banks and the Acceptance Lenders, appoint a successor Agent which shall be (i) a commercial bank (or affiliate thereof) organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of a least $100,000,000, (ii) or a Person capable of complying with all of the duties of such Agent (and the Issuing Banks), hereunder (in the opinion of the retiring Agent and as certified to the Lenders in writing by such successor Agent) which, in the case of (i) and (ii) above, so long as there is no Default or Event of Default shall be reasonably satisfactory to the Lead Borrower (whose consent shall not be unreasonably withheld or delayed). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as such Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.

8.12Reports and Financial Statements.  Promptly after receipt thereof from the Borrowers, the Administrative Agent shall remit to each Lender and the Collateral Agent copies of all financial statements required to be delivered by the Borrowers hereunder and all commercial finance examinations and appraisals of the Collateral received by the Administrative Agent (collectively, the “Reports”).  Each Lender:

(i)expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and (ii) shall not be liable for any information contained in any Report;

(ii)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other Person performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(iii)subject to the provisions of Section 9.16, if applicable, agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its Participants, or use any Report in any other manner;

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(iv)without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Loan Parties, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender; and

(v)agrees to furnish the Administrative Agent, after the occurrence and during the continuance of a Cash Dominion Event, (and thereafter at such frequency as the Administrative Agent may reasonably request) with a summary of all amounts due or to become due to such Lender on account of Bank Products and Cash Management Services. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Lender on account of Bank Products and Cash Management Services unless the Administrative Agent has received written notice thereof from such Lender.

8.13.Defaulting Lender.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”, “Supermajority Lenders” and Section 9.2.;

(b)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.9 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to any Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder; third, to cash collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender; fourth, as the Lead Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Lead Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the

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payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Outstandings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Outstandings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Outstandings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 8.13(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 8.13(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)Certain Fees.

(i)No Defaulting Lender shall be entitled to receive any fee payable under Section 2.13 for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees and Acceptance Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided cash collateral.

(iii)With respect to any fee payable under Section 2.13 or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (d) below, (y) pay to the Issuing Banks and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(d)Reallocation of Commitment Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letters of Credit and

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Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate outstanding amount of Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (d) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under Applicable Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, cash collateralize the Issuing Bank’s Fronting Exposure.

(f)Defaulting Lender Cure.  If the Lead Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to Section 8.13(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

8.14.Agency for Perfection.  Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens, for the benefit of the Agents and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States of America or otherwise can be perfected only by possession.  Should any Lender (other than the Agents) obtain possession of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Agents’ request therefor shall deliver such Collateral to the Agents or otherwise deal with such Collateral in accordance with the Agents’ instructions.

8.15.Relation Among the Lenders.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender.

8.16.Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under ~~the Bankruptcy Code~~any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the

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principal of any Loan or Letter of Credit or Acceptance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit, Acceptance Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks, the Acceptance Lenders, the Administrative Agent and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks, the Acceptance Lenders, the Administrative Agent, such Secured Parties and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks, the Acceptance Lenders, the Administrative Agent, such Secured Parties under Sections 2.7, 2.12, 2.13, 2.14, 2.15 and 9.3 allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, assignee, trustee, liquidator, sequestrator, monitor or other similar official in any such judicial proceeding is hereby authorized by each Lender, Issuing Bank and Acceptance Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks and the Acceptance Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 through 2.15 and 9.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, any Issuing Bank or any Acceptance Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, any Issuing Bank or any Acceptance Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender, any Issuing Bank or any Acceptance Lender in any such proceeding.

8.17.Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Agents, at their option and in their discretion,

(a)to execute a release of any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Total Commitments and (A) payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (B) (x) the expiration or termination of all Letters of Credit or (y) the deposit of cash collateral with the Administrative Agent in an amount equal to 105% of the Letter of Credit Outstandings, and (C) the providing of collateral security to the extent required by Section 9.6 hereof, (ii) that is sold or to be sold as part of or in connection with any

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sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 9.2;

(b)to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to (i) the holder of any Lien on such property that is permitted by Section 6.2(d) and (ii) the holders of any Permitted Senior Debt, if the secured parties in respect thereof shall have entered into the Permitted Senior Debt Intercreditor Agreement with the Agents; and

(c)to release any Borrower or Facility Guarantor from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction not prohibited hereunder.

Upon request by any Agent at any time, the Applicable Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Facility Guarantor from its obligations under the Facility Guaranty pursuant to this Section 8.17.  In each case as specified in this Section 8.17, the Agents will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Facility Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 8.17.

8.18.Co-Syndication Agents and Joint Lead Arrangers.  Notwithstanding the provisions of this Agreement or any of the other Loan Documents, the Co-Syndication Agents and the Lead Arrangers shall have no powers, rights, duties, responsibilities or liabilities in such capacities with respect to this Agreement and the other Loan Documents except to the extent expressly provided herein.

8.19.ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class

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exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

8.20.Recovery of Erroneous Payments.  Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or any other Secured Party, whether or not in respect of an Obligation due and owing by the Borrowers at such time, where such payment is a Rescindable Amount, then in any such event, each Secured Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Secured Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater

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of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Secured Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Secured Party promptly upon determining that any payment made to such Secured Party comprised, in whole or in part, a Rescindable Amount.

8.21.Intercreditor Agreements.  The Agents are hereby authorized to enter into the Permitted Senior Debt Intercreditor Agreement or any other document evidencing an intercreditor arrangement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that the Permitted Senior Debt Intercreditor Agreement or such other document evidencing an intercreditor arrangement is binding upon them.  Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Permitted Senior Debt Intercreditor Agreement or any other document evidencing an intercreditor arrangement entered into pursuant to the immediately preceding sentence and (b) hereby authorizes and instructs the Agents to enter into the Permitted Senior Debt Intercreditor Agreement and any other document evidencing an intercreditor arrangement entered into pursuant to the immediately preceding sentence and, in each case, to subject the Liens on the Collateral securing the Obligations to the provisions thereof.  In addition, each Lender hereby authorizes the Agents to enter into any amendment to the Permitted Senior Debt Intercreditor Agreement and any other document evidencing an intercreditor arrangement, in each case, to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by this Agreement or the other Loan Documents.  Promptly after execution thereof, the Agents shall provide each Lender with a copy of the Permitted Senior Debt Intercreditor Agreement, other document evidencing an intercreditor arrangement, and any amendment to or other modification of any of the foregoing.

9.MISCELLANEOUS.

9.1.Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)if to any Loan Party, to it at Caleres, Inc., 8300 Maryland Avenue, St. Louis, Missouri 63105, Attention: Chief Financial Officer and General Counsel (Telecopy No. (314) 854-2152; Telephone No. (314) 854-4110; Email: tburke@caleres.com), with copies to Bryan Cave Leighton Paisner LLP, One Metropolitan Square, 211 North Broadway, Suite 3600, St. Louis, Missouri 63102, Attention: William Seabaugh, Esquire (Telecopy No. (314) 259-2020; Telephone No. (314) 259-2450; Email: wfseabaugh@bclplaw.com) and Joe Robertson, Esquire (Telecopy No. (314) 552-8031; Telephone No. (314) 259-2031; Email: joe.robertson@bclplaw.com);

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(b)if to the Administrative Agent or the Collateral Agent, to Bank of America, N.A., ~~135 S. LaSalle St., Suite 925, Chicago, IL 60603~~address 100 Federal Street, Boston, MA 02110, Attention: ~~Peter Walther (Telecopy No. (312) 453-5555;~~ Rohit Mehta (Telephone No. ~~(312) 904-8225~~617.341.0060; Email: ~~peter.walther@baml~~Rohit.mehta2@bofa.com), with a copy (other than with respect to notices of borrowing and interest rate elections or conversions) to (which shall not constitute notice) Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts 02110, Attention: Marjorie S. Crider, Esquire (Telecopy No. (617) 341-7701; Telephone No. (617) 341-7789; Email: marjorie.crider@morganlewis.com);

(c)if to any other Lender, to it at its address (or telecopy number) set forth on the signature pages hereto or on any Assignment and Acceptance for such Lender.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given three (3) days after mailing or otherwise on the date of receipt.

9.2.Waivers; Amendments.

(a)No failure or delay by the Agents, the Issuing Banks, the Acceptance Lenders or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks, the Acceptance Lenders and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit or Acceptance shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Agents, any Lender, any Issuing Bank or any Acceptance Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)Subject to Section 2.32, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agents and the Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without such Lender’s prior consent, (ii) except as provided in Section 2.2, increase the Total

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Commitments without the written consent of all of the Lenders, (iii) reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment of the principal amount of any Loan or L/C Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or, except as provided in Section 2.31, postpone the scheduled date of expiration of the Commitments or the Maturity Date, without the written consent of each Lender affected thereby, (v) change Sections 2.8(b), 2.8(c), 2.20, 2.23, or 2.24, without the written consent of each Lender, (vi) change any of the provisions of this Section 9.2 or the definition of the term “Required Lenders”, “Super-Majority Lenders”, “Minority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vii) release any Loan Party from its obligations under any Loan Document, or limit its liability in respect of such Loan Document (except to the extent permitted in the Loan Documents), without the written consent of each Lender, (viii) except for sales described in Section 6.5 or as permitted in the Security Documents, release any material portion of the Collateral from the Liens of the Security Documents, without the written consent of each Lender, (ix) change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, without the written consent of each Lender, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves, provided further that the Administrative Agent shall not change or eliminate the Reserve set forth in Section 5.5(b) hereof without the consent of the Super-Majority Lenders, (x) increase the Permitted Overadvance, without the written consent of each Lender, (xi) except as permitted hereunder, subordinate the Obligations hereunder, or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the prior written consent of each Lender, or (xii) increase the amount available as Swingline Loans without the prior written consent of each Lender, and provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Agents, the Issuing Banks or the Acceptance Lenders without the prior written consent

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of the Agents, the applicable Issuing Bank or the applicable Acceptance Lender, as the case may be and (y) no Lender consent is required to effect any amendment or supplement to the Permitted Senior Intercreditor Agreement that is for the purpose of adding holders of the obligations under the Permitted Senior Debt as parties thereto, as expressly contemplated by the terms of Permitted Senior Intercreditor Agreement (it being understood that any such amendment, modification or supplement may make such other changes to the Permitted Senior Intercreditor Agreement, that, in the good faith determination of the Agents, are required to effectuate the foregoing and provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders).

(c)Notwithstanding anything to the contrary contained in this Section 9.2, in the event that the Lead Borrower requests that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the consent of the Lenders pursuant to Section 9.2(b) and such amendment is approved by the Required Lenders, but not by the requisite percentage of the Lenders, the Borrowers, and the Required Lenders shall be permitted to amend this Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Lead Borrower (such

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Lender or Lenders, collectively the “Minority Lenders”) subject to providing for (w) the termination of the Commitment of each of the Minority Lenders, (x) the addition to this Agreement of one or more other financial institutions which would qualify as an Eligible Assignee (subject to the approval of the Administrative Agent, which approval shall not be unreasonably withheld), or an increase in the Commitment of one or more of the Required Lenders, so that the Total Commitments after giving effect to such amendment shall be in the same amount as the Total Commitments immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (including principal, interest, and fees) of the Minority Lenders immediately before giving effect to such amendment and (z) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.

(d)Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e)No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment to this Agreement shall be effective against any Loan Party unless signed by the applicable Loan Party.

9.3.Expenses; Indemnity; Damage Waiver.

(a)The Loan Parties shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, outside consultants for the Agents, appraisers, and for commercial finance examinations, in connection with the arrangement of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks or Acceptance Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or Acceptance or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Agents, the Issuing Banks, the Acceptance Lenders or any Lender, including the reasonable fees, charges and disbursements of any counsel and any outside consultants for the Agents, or the Issuing Banks, Acceptance

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Lenders or Lenders, for appraisers, commercial finance examinations, and environmental site assessments, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit or Acceptances issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit or Acceptances; provided that the Lenders who are not the Agents, the Issuing Banks or the Acceptance Lenders shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for one additional counsel).

(b)The Loan Parties shall jointly and severally indemnify the Agents, the Issuing Banks, the Acceptance Lenders and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of one firm of counsel for each Agent and one firm of counsel for all of the other Indemnitees taken as a whole (and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel for each affected Indemnitee) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or Acceptance or the use of the proceeds therefrom (including any refusal by an Issuing Bank or Acceptance Lender to honor a demand for payment under a Letter of Credit or Acceptance if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit or Acceptance), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party, or any Environmental Liability of any Loan Party, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, or (v) any documentary taxes, assessments or similar charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any other Loan Document, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Affiliate of such Indemnitee (or of any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates).

(c)To the extent that any Borrower fails to pay any amount required to be paid by it to the Agents, the Issuing Banks or Acceptance Lenders under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agents, the Issuing Banks or the Acceptance Lenders, as the case may be, such Lender’s Commitment Percentage of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents, the Issuing Banks or the Acceptance Lenders.

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(d)To the extent permitted by Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated by the Loan Documents, any Loan or Letter of Credit or Acceptance or the use of the proceeds thereof.

(e)All amounts due under this Section shall be payable promptly after written demand therefor, which demand shall include calculations of the amount claimed in reasonable detail.

9.4.Designation of Lead Borrower as Borrowers’ Agent.

(a)Each Borrower hereby irrevocably designates and appoints the Lead Borrower as that Borrower’s agent to obtain Loans and Letters of Credit or Acceptances hereunder, the proceeds of which shall be available to each Borrower for those uses as those set forth herein. As the disclosed principal for its agent, each Borrower shall be obligated to the Agents and each Lender on account of Loans so made and Letters of Credit and Acceptances so issued hereunder as if made directly by the Lenders to that Borrower, notwithstanding the manner by which such Loans and Letters of Credit and Acceptances are recorded on the books and records of the Lead Borrower and of any Borrower.

(b)Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes, guarantees, and agrees to discharge all Obligations of all other Borrowers as if the Borrower so assuming and guarantying were each other Borrower.

(c)Subject to Section 2.7, the Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Loan.

(i)The Lead Borrower shall cause the transfer of the proceeds of each Loan to the (those) Borrower(s) on whose behalf such Loan was obtained. Neither the Agents nor any Lender shall have any obligation to see to the application of such proceeds.

(ii)If, for any reason, and at any time during the term of this Agreement,

(A)any Borrower, including the Lead Borrower, as agent for the Borrowers, shall be unable to, or prohibited from carrying out the terms and conditions of this Agreement; or

(B)the Administrative Agent deems it inexpedient (in the Administrative Agent’s sole and absolute discretion) to continue making

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Loans and cause Letters of Credit and Acceptances to be issued to or for the account of any particular Borrower, or to channel such Loans and Letters of Credit and Acceptances through the Lead Borrower, then the Lenders may make Loans directly to, and cause the issuance of Letters of Credit and Acceptances directly for the account of such of the Borrowers as the Administrative Agent determines to be expedient, which Loans may be made without regard to the procedures otherwise included herein.

(d)In the event that the Administrative Agent determines to forgo the procedures included herein pursuant to which Loans and Letters of Credit and Acceptances are to be channeled through the Lead Borrower, then the Administrative Agent may designate one or more of the Borrowers to fulfill the financial and other reporting requirements otherwise imposed herein upon the Lead Borrower.

(e)Each of the Borrowers shall remain jointly and severally liable to the Agents and the Lenders for the payment and performance of all Obligations (which payment and performance shall continue to be secured by all Collateral granted by each of the Borrowers) notwithstanding any determination by the Administrative Agent to cease making Loans or causing Letters of Credit or Acceptances to be issued to or for the benefit of any Borrower.

(f)The authority of the Lead Borrower to request Loans on behalf of, and to bind, the Borrowers, shall continue unless and until the Administrative Agent acts as provided in subparagraph (c), above, or the Administrative Agent actually receives:

(i)written notice of: (i) the termination of such authority, and (ii) the subsequent appointment of a successor Lead Borrower, which notice is signed by the respective Presidents of each Borrower (other than the President of the Lead Borrower being replaced) then eligible for borrowing under this Agreement; and

(ii)written notice from such successive Lead Borrower (i) accepting such appointment; (ii) acknowledging that such removal and appointment has been effected by the respective Presidents of such Borrowers eligible for borrowing under this Agreement; and (iii) acknowledging that from and after the date of such appointment, the newly appointed Lead Borrower shall be bound by the terms hereof, and that as used herein, the term “Lead Borrower” shall mean and include the newly appointed Lead Borrower.

9.5.Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank or Acceptance Lender that issues any Letter of Credit or Acceptance), except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including

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any Affiliate of any Issuing Bank or Acceptance Lender that issues any Letter of Credit or Acceptance) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks, the Acceptance Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, Commitment Increase, and the Loans at the time owing to it), provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, each of the Lead Borrower (but only if no Event of Default then exists), the Agents, the Lead Issuing Bank and the other Lenders that are then Issuing Banks must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment, Commitment Increase and Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 (and in $2,500,000 integral multiples in excess thereof) unless the Administrative Agent otherwise consents, (iii) unless a Lender has assigned and delegated all of its rights and obligations under the Loan Documents, no such assignment and/or delegation shall be permitted unless, after giving effect thereto, such Lender retains a Commitment in a minimum amount of $10,000,000, (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations, and (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $5,000.  Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent

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of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.  The Loan Parties hereby acknowledge and agree that any assignment shall give rise to a direct obligation of the Loan Parties to the assignee and that the assignee shall be considered to be a “Lender” for all purposes under this Agreement and the other Loan Documents

(c)The Administrative Agent, acting for this purpose as an agent of the Loan Parties, shall maintain at one of its offices in Boston, Massachusetts a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error

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and the Loan Parties, the Administrative Agent, the Issuing Banks, the Acceptance Lenders and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower, the Issuing Banks, the Acceptance Lenders and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)(i)Any Lender may, without the consent of the Loan Parties, the Agents, and the Issuing Banks or Acceptance Lenders, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agents, the Issuing Banks, the Acceptance Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells a participation in the Commitments, the Loans, the Letters of Credit Outstandings and the Acceptance Reimbursement Obligations shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the

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Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.25, 2.27, and 2.28 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 9.9 as though it were a Lender, provided such Participant agrees to be subject to Section 2.27(c) as though it were a Lender.

(ii)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”), which entries shall be conclusive absent manifest error; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any person except to the extent that such disclosure is

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necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(f)A Participant shall not be entitled to receive any greater payment under Sections 2.25, 2.27 and 2.28 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.28 unless (i) the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 2.28(e) as though it were a Lender and (ii) such Participant is eligible for exemption from the withholding tax referred to therein, following compliance with Section 2.28(e).

(g)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

9.6.Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit or Acceptances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Banks, the Acceptance Lenders or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended

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hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other Obligation is outstanding and unpaid or any Letter of Credit or Acceptance is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.25, 2.28, and 9.3 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and Acceptances and the Commitments or the termination of this Agreement or any provision hereof.  In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents may require (x) such reasonable indemnities and/or collateral security in a form (including, without limitation, a letter of credit or cash collateral) and amount that is reasonable under the circumstances to protect the Agents, the Issuing Banks, the Acceptance Lenders and the Lenders against loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) collateral security in a form (including, without limitation, a letter of credit or cash collateral) and amount that is reasonable under the circumstances to protect the Agents, the Issuing Banks, the Acceptance Lenders and the Lenders against any obligations that (i) shall become due and owing with respect to any Swap Contracts which do not terminate upon the termination of this Agreement or (ii) are then due and owing and have

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not then been paid with respect to any Cash Management Services or other Bank Products not covered in clause (i) above, and (z) collateral security in a form (including, without limitation, a letter of credit or cash collateral) and amount that is reasonable under the circumstances to protect the Agents, the Issuing Banks, the Acceptance Lenders and the Lenders against any claims asserted in writing at the time of such termination for indemnification in accordance with Section 9.3 hereof.

9.7.Counterparts; Integration; Effectiveness.

(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Agents and the Lenders and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures.  Each of the Loan Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each of the Loan Parties to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation each of the Loan Parties enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.  Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic

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counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Secured Parties of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Secured Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of ~~the~~ such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without

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limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Secured Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (b) upon the request of the Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

9.8.Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.9.Right of Setoff. In addition to any rights or remedies of the Lenders provided by Applicable Law, if an Event of Default exists or the Revolving Credit Loans have been accelerated, each Lender is hereby authorized at any time and from time to time, without prior notice to the Loan Parties, any such notice being waived by the Loan Parties to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or any Affiliate of such Lender to or for the credit or the account of the Loan Parties against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any other Loan Documents and although such Obligations may be contingent or unmatured or otherwise fully secured and regardless of the adequacy of the Collateral. Each Lender agrees to promptly notify the Loan Parties and the Agent after any such setoff and application made by such Lender; provided, however, the failure to give such notice shall not affect the validity of such setoff and application.  NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE ANY RIGHT OF SETOFF, BANKER’S LIEN OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY LOAN PARTY HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE PRIOR WRITTEN CONSENT OF THE ADMINISTRATIVE AGENT OR THE REQUIRED LENDERS.

9.10.Governing Law; Jurisdiction; Consent to Service of Process.

(a)THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)The Loan Parties agree that any suit for the enforcement of this Agreement or any other Loan Document may be brought in any New York state or federal court sitting in the Borough of Manhattan as the Administrative Agent may elect in its sole discretion and consent to the non-exclusive jurisdiction of such courts.  The ~~Borrowers~~Loan Parties hereby waive any objection which they may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum. The ~~Borrowers~~Loan Parties agree that any action commenced by any ~~Borrower~~Loan Party asserting any claim or counterclaim arising under or in connection with this Agreement or

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any other Loan Document shall be brought solely in any New York state or federal court sitting in the Borough of Manhattan as the Administrative Agent may elect in its sole discretion and consent to the exclusive jurisdiction of such courts with respect to any such action.

(c)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.11.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.12.Press Releases and Related Matters.  Each Loan Party hereby consents that the Agents and each Lender may issue and disseminate to the public general information describing the credit accommodation entered into pursuant to this Agreement, including the name and address of the Loan Parties and a general description of the Loan Parties’ business and may, with the Lead Borrower’s prior written consent, use each Loan Party’s name in advertising and other promotional material. The Administrative Agent further reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

9.13.Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.14.Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until

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such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

9.15.Additional Waivers.

(a)The Obligations are the joint and several obligations of each Loan Party.  To the fullest extent permitted by Applicable Law, the obligations of the Loan Parties hereunder shall not be affected by (i) the failure of any Agent or any other Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, or any other agreement, including with respect to any other Borrower of the Obligations under this Agreement, or (iii) the failure to perfect any security interest in, or the release of, the Collateral or any other the security held by or on behalf of the Collateral Agent or any other Secured Party.

(b)The obligations of each Loan Party hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Borrower or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the payment in full in cash of all the Obligations).

(c)To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash of all the Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been paid in full in cash. Pursuant to Applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

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(d)Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement.  Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Obligations. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior payment in full of the Obligations. None of the Loan Parties will demand, sue for, or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Collateral Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.  Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Revolving Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower's Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers.  As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) ~~or~~, Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”) or any similar or equivalent provision of any other Debtor Relief Law, (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, ~~or~~ Section 5 of the UFCA or any similar or equivalent provision of any other Debtor Relief Law, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code ~~or~~, Section 4 of the UFTA, ~~or~~ Section 5 of the UFCA or any similar or equivalent provision of any other Debtor Relief Law.

9.16.Confidentiality.  Each of the Agents, Issuing Banks, Acceptance Lenders and the Lenders agrees that it will use its best efforts not to disclose without the prior written consent of the Lead Borrower (other than to its employees, auditors, counsel or other professional advisors, to Affiliates or to another Lender if the Lender or such Lender’s holding or parent company in its sole discretion determines that any such party needs access to such information, which party shall be informed of the confidential nature thereof and shall agree to keep such information confidential in accordance with the terms of this Section 9.16) any information with respect to any Loan Party which is furnished pursuant to this Agreement and which either is financial information or is designated by the Lead Borrower to the Administrative Agent in writing as confidential, provided that any Lender may disclose any such information (a) as has become generally available to the public, (b) as was available to any Lender on a non-confidential basis prior to its disclosure by such Lender, (c) as becomes available to any Lender on a non-confidential basis from a Person other than

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a Loan Party who, to the best knowledge of such Lender, is not otherwise bound by a confidentiality agreement with any Loan Party or is not otherwise prohibited from transmitting the information to such Lender, (d) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States of America or elsewhere) or their successors, (e) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that if the Lender is able to do so prior to complying with the summons or subpoena, such Lender shall provide the Lead Borrower with prompt notice of such requested disclosure so that the Borrowers may seek a protective order or other appropriate remedy (nothing contained herein however shall result in such Lender’s non-compliance with Applicable Law), (f) in order to comply with any law, order, regulation or ruling applicable to such Lender, (g) in connection with the enforcement of remedies under this Agreement and the other Loan Documents, and (h) to any prospective transferee in connection with any contemplated transfer of any of the Loans or Notes or any interest therein by such Lender provided that such prospective transferee agrees to be bound by the provisions of this Section. The Borrowers hereby agree that the failure of a Lender to comply with the provisions of this Section 9.16 shall not relieve the Borrowers of any of their obligations to such Lender under this Agreement and the other Loan Documents.EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

9.17.Conflicts with other Loan Documents.  Unless otherwise expressly provided in this Agreement (or in another Loan Document by specific reference to the applicable provision contained in this Agreement), if any provision contained in this Agreement

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conflicts with any provision of any other Loan Document, the provision contained in this Agreement shall govern and control.

9.18.Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase in the Boston foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Borrower agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the Boston foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Borrower agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The term “rate of exchange” in this Section 9.18 means the spot rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

9.19.Patriot Act~~; Proceeds of Crime Act~~.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and other “know your customer” rules, regulations, laws and policies, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act and such other rules, regulations, laws and policies. Each Loan Party has not violated and is in compliance, in all material respects, with the Act and other “know your customer” rules.  No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

9.20.Foreign Asset Control Regulations.  Neither of the advance of the Revolving Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the ~~"~~“Trading With the Enemy Act~~"~~”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the ~~"~~“Foreign Assets Control Regulations~~"~~”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt

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shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the ~~"~~“Executive Order~~"~~”) and (b) the Act.  Furthermore, none of the Borrowers or their Affiliates (a) is or will become a ~~"~~“blocked person~~"~~” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such ~~"~~“blocked person~~"~~”.

9.21.No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Agents and the Lenders, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Agents and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Agents or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Agents or any Lender has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Agents or any Lender has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agents, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Agents or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Agents nor any Lender has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Agents or any Lender with respect to any breach or alleged breach of agency or fiduciary duty.

9.22.Additional Borrowers.  Upon the written request of the Lead Borrower to the Administrative Agent, any Domestic Subsidiary may become a Borrower hereunder (whether or not such Domestic Subsidiary is required to become a party hereto pursuant to Section 5.14 hereof) upon the delivery to the Administrative Agent of a joinder to this Agreement, joinders to other Loan Documents, as applicable, opinions of counsel, certificates and such other documentation as the Administrative Agent shall reasonably

162

request, and the taking of such actions to create and perfect Liens on such Domestic Subsidiary’s assets that would otherwise constitute Collateral to secure the Obligations as the Administrative Agent shall reasonably request.

9.23.Existing Credit Agreement Amended and Restated.  This Agreement shall amend and restate the Existing Credit Agreement in its entirety, with the parties hereby agreeing that there is no novation of the Existing Credit Agreement.  On the Effective Date, the rights and obligations of the parties under the Existing Credit Agreement shall be subsumed within and be governed by this Agreement; provided, however, that each of the “Loans” (as such term is defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Effective Date shall, for purposes of this Agreement, be included as Loans hereunder and each of the “Letters of Credit” and “Acceptances” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Effective Date shall be Letters of Credit and Acceptances hereunder.

9.24.Keepwell.  Each Loan Party that is a Qualified ECP Guarantor at the time the Facility Guaranty or the grant of a security interest under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under the Facility Guaranty voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full.  Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

9.25.Acknowledgment and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by.

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

163

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

9.26.Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Remainder of Page Intentionally Left Blank.]

164

ANNEX B

Updated Exhibits to Credit Agreement

[See Attached]

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

[See Attached]

BORROWING BASE CERTIFICATE
BANK OF AMERICA, N.A.
CONSOLIDATED CERTIFICATE #	DATE:

BABC USE ONLY

ACCOUNTS RECEIVABLE (DETAIL SHOWN ON ATTACHED SCHEDULE 1)
1. BEGINNING BALANCE LINE 6 LAST REPORT		(a)
2. PLUS: SALES AS OF
3. LESS: CREDITS AS OF
4. LESS: GROSS COLLECTIONS
5. +/- ADJUSTMENTS
6. ENDING BALANCE
7. - INELIGIBLE
8. NET AMOUNT OF ELIGIBLE ACCOUNTS	ADVANCE RATE	-
CREDIT CARD ACCOUNTS RECEIVABLE (DETAIL SHOWN ON ATTACHED SCHEDULE 2)
9. CREDIT CARD A/R
10. LESS: INELIGIBLES
11. NET AMOUNT OF ELIGIBLE CREDIT CARD A/R	ADVANCE RATE	-
PERPETUAL INVENTORY (DETAIL SHOWN ON ATTACHED SCHEDULE 3)
12. INVENTORY AVAILABILITY BASED ON APPRAISED VALUE
13. INVENTORY COMPONENT OF BORROWING BASE (LINE 12)		-
AVAILABILITY RESERVES (DETAIL SHOWN ON ATTACHED SCHEDULE 4)
14. LESS: AVAILABILITY RESERVES
15. BORROWING BASE (LINE 8 + LINE 11 + LINE 13 + LINE 14)			-
CREDIT EXTENSIONS
16. OUTSTANDING LOAN BALANCE AS OF
17. MERCHANDISE L/C's as of:
18. STANDBY L/C's as of:
19. BANKERS' ACCEPTANCES
20. TOTAL CREDIT EXTENSIONS	-
EXCESS AVAILABILITY
21. TOTAL COMMITMENTS (PER SCHEDULE 1.1 OF THE AGREEMENT)
22. BORROWING BASE (LINE 15)		-
23. LESSER OF TOTAL COMMITMENTS OR BORROWING BASE (LESSER OF LINE 21 OR LINE 22)			-
24. LESS: TOTAL CREDIT EXTENSIONS (LINE 20)			-
25. EXCESS AVAILABILITY			$ -

THE UNDERSIGNED REPRESENTS AND WARRANTS THAT THE INFORMATION SET FORTH ABOVE AND ON THE ATTACHED SCHEDULES IS TRUE AND COMPLETE IN ALL MATERIAL RESPECTS. THE UNDERSIGNED REPRESENTS AND WARRANTS THAT (A) THE COLLATERAL REFLECTED ABOVE AND IN THE SUPPORTING DOCUMENTATION DELIVERED IN CONNECTION HEREWITH COMPLIES IN ALL MATERIAL RESPECTS WITH THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THE SEVENTH AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF June 27, 2025 (AS AMENDED, RESTATED, SUPPLEMENTED AND OTHERWISE MODIFIED FROM TIME TO TIME, THE “CREDIT AGREEMENT”) AND THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE CREDIT AGREEMENT), BY, AMONG OTHERS, CALERES, INC. (THE “LEAD BORROWER”), CERTAIN OF ITS SUBSIDIARIES, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT, COLLATERAL AGENT, SWINGLINE LENDER AND LEAD ISSUING BANK, AND THE OTHER LENDERS PARTY THERETO FROM TO TIME, AND (B) NO DEFAULT OR EVENT OF DEFAULT (AS SUCH TERMS ARE DEFINED IN THE CREDIT AGREEMENT) HAS OCCURRED OR IS CONTINUING.

CALERES, INC.,

AS LEAD BORROWER AND AS A BORROWER

AUTHORIZED SIGNATURE:

NAME:

TITLE:

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

To: Bank of America, N.A.	Date:
100 Federal Street
Boston, MA 02110
Attention: Rohit Mehta

Re:  Fourth Amended and Restated Credit Agreement dated as of December 18, 2014 (as amended, restated, amended and restated, modified, supplemented or renewed from time to time the “Credit Agreement”) by, among others, CALERES, INC. (the “Lead Borrower”), SIDNEY RICH ASSOCIATES, INC., BG RETAIL, LLC, ALLEN EDMONDS LLC, VIONIC

GROUP LLC, VIONIC INTERNATIONAL LLC, and BLOWFISH, LLC (together with the Lead Borrower, the “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as administrative agent and collateral agent for the Lenders (in such capacities, the “Agent”) and as Lead Issuing Bank. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned, a duly authorized and acting Financial Officer of the Lead Borrower, hereby certifies to you as follows:

No Defaults. No Default or Event of Default presently exists, except as set forth in Appendix I.

Financial Calculations. Attached hereto as Appendix II are all relevant reasonably detailed calculations for the Fixed Charge Coverage Ratio for the period ending               .

No Material Accounting Changes, Etc. The financial statements furnished to the Agent for the quarter/year ending                were prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial condition of the Lead Borrower and its Subsidiaries at the close of, and the results of the Borrowers’ operations for, the period(s) covered, subject to, with respect to the quarterly financial statements, normal year end audit adjustments and the absence of footnotes. There has been no change in GAAP or the application thereof since the date of the audited financial statements furnished to the Agent for the Fiscal Year ending [              ], other than the material accounting changes as disclosed on Appendix III hereto.

Schedules. There has been no change to the information disclosed in any of the schedules to the Information Certificate or any other Loan Document (or after the delivery of the first Compliance Certificate delivered pursuant to Section 5.1(d) of the Credit Agreement, as previously certified), other than the changes as disclosed on Appendix IV hereto; provided that, notwithstanding the foregoing, no such revisions or updates shall be deemed to have amended, modified, or superseded any such schedules as originally attached to the Credit

1

Agreement (or after the delivery of the first Compliance Certificate delivered pursuant to Section 5.1(d) of the Credit Agreement, as previously certified), or to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such schedules, unless and until the Agent shall have accepted in writing such revisions or updates to any such schedules; and provided further that the Agent shall be deemed to have accepted such revisions or updates unless the Agent delivers a written objection thereto to the Lead Borrower within thirty (30) days after the date such revisions or updates have been received.

[signature page follows]

2

IN WITNESS WHEREOF, I have executed this Certificate this        day of       ,   .

By:
Financial Officer of Lead Borrower

Name:
Title:

3

APPENDIX I

Except as set forth below, no Default or Event of Default presently exists. [If a Default or Event of Default exists, the following describes the nature of the Default or Event of Default in reasonable detail and the steps, if any, being taken or contemplated by the Loan Parties to be taken on account thereof.]

Appendix I to Compliance Certificate

APPENDIX II

Fixed Charge Coverage Ratio for the Fiscal Quarter ending

(calculated for preceding four Fiscal Quarters then ended):

1.Consolidated EBITDA for the preceding four Fiscal Quarters then ended (in the case of clauses (a), (b), (c) and (d) below, determined on a Consolidated basis and in accordance with GAAP):

(a)	Adjusted Net Earnings from Operations for such period:

Plus

(b)	depreciation, amortization and all other non-cash charges that were deducted in the calculation of Adjusted Net Earnings from Operations for such period:

Plus

(c)	federal, state, local and foreign income taxes that were deducted in the calculation of Adjusted Net Earnings from Operations for such period:

Plus

(d)	Consolidated Interest Expense to the extent deducted in the calculation of Adjusted Net Earnings from Operations for such period:
2.	Consolidated EBITDA for the preceding four Fiscal Quarters then ended [the sum of Line 1(a) through Line 1(d)]:

3.Fixed Charges for the preceding four Fiscal Quarters then ended (in the case of clauses (a), (b), (c), (d) and (e) below, determined on a Consolidated basis):

(a)	Consolidated Interest Expense during such period:

Plus

(b)	Capital Expenditures (excluding Capital Expenditures funded with Indebtedness other than Revolving Loans) during such period:

Plus

Appendix II to Compliance Certificate

(c)	scheduled principal payments of Indebtedness payable over the course of the preceding four (4) Fiscal Quarters:

Plus

(d)

federal, state, local, and foreign income taxes net of refunds received, to the extent any such taxes are paid in cash during such period (excluding taxes paid to repatriate foreign earnings for fiscal periods which are more than twelve months prior to the date of determination of Fixed Charges for any period):

Plus

(e)

Restricted Payments during such period, excluding any Restricted Payments (x) consisting of dividends or distributions made in Capital Stock under clause (a) of the definition thereof and (y) permitted under Section 6.7(a)(iii) of the Credit Agreement, and (z) Permitted Stock Repurchases:

4.	Fixed Charges for the preceding four Fiscal Quarters then ended [the sum of Line 3(a) through Line 3(e)]:
5.	Fixed Charge Coverage Ratio as of the Fiscal Quarter ending (calculated for preceding four Fiscal Quarters then ended)

[Line 2 divided by Line 4]:

Covenant: If Excess Availability is less than the greater of (i) ten (10%) percent of the Loan Cap and (ii) $56,000,000 at any time, the Loan Parties shall maintain a Fixed Charge Coverage Ratio, calculated on a trailing four Fiscal Quarters basis of not less than 1.0:1.0. Such Fixed Charge Coverage Ratio shall be first tested monthly as of the month ending immediately prior to the date that Excess Availability is first less than the greater of (i) ten (10%) percent of the Loan Cap and (ii) $56,000,000 and shall continue to be tested until Excess Availability has exceeded the greater of (i) ten (10%) percent of the Loan Cap and (ii) $56,000,000 on each day for two consecutive Fiscal Quarters.

Is covenant required to be tested?                               Yes                 No

If covenant is required to be tested, in compliance? Yes                 No

Appendix II to Compliance Certificate

APPENDIX III

Except as set forth below, no material changes in GAAP or the application thereof have occurred since the Fiscal Year ending February 1, 2025. [If material changes in GAAP or in application thereof have occurred, the following describes the nature of the changes in reasonable detail and the effect, if any, of each such material change in GAAP or in application thereof on the financial statements delivered in accordance with the Credit Agreement].

Appendix III to Compliance Certificate

APPENDIX IV

Except as set forth below, there has been no change to the information disclosed in any of the schedules to the Information Certificate or any other Loan Document (or after the delivery of the first Compliance Certificate delivered pursuant to Section 5.1(d) of the Credit Agreement, as previously certified); provided that, notwithstanding the foregoing, no such revisions or updates shall be deemed to have amended, modified, or superseded any such schedules as originally attached to the Credit Agreement (or after the delivery of the first Compliance Certificate delivered pursuant to Section 5.1(d) of the Credit Agreement, as previously certified), or to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such schedules, unless and until the Agent shall have accepted in writing such revisions or updates to any such schedules; and provided further that the Agent shall be deemed to have accepted such revisions or updates unless the Agent delivers a written objection thereto to the Lead Borrower within thirty (30) days after the date such revisions or updates have been received.

Appendix IV to Compliance Certificate

EXHIBIT E

NOTICE OF BORROWING

To:	Bank of America, N.A.	Date:
100 Federal Street
Boston, Massachusetts 02110
Attention: Rohit Mehta

Re:  Fourth Amended and Restated Credit Agreement dated as of December 18, 2014 (as amended, amended and restated, modified, supplemented or renewed from time to time, the “Credit Agreement”) by, among others, CALERES, INC. (the “Lead Borrower”), the other Borrowers party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as administrative agent and collateral agent for the Lenders (in such capacities, the “Agent”) and as Lead Issuing Bank.

Ladies and Gentlemen:

Reference is made to the above described Credit Agreement. All capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement. The Lead Borrower, as agent for itself and the other Borrowers pursuant to Section 9.4 of the Credit Agreement, hereby irrevocably notifies you of the Borrowing specified below:

The Business Day of the proposed Borrow To:Bank of America, N.A.

Date:

100 Federal Street

Boston, Massachusetts 02110

Attention: Rohit Mehta

Re:  Fourth Amended and Restated Credit Agreement dated as of December 18, 2014 (as amended, amended and restated, modified, supplemented or renewed from time to time, the “Credit Agreement”) by, among others, CALERES, INC. (the “Lead Borrower”), the other Borrowers party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as administrative agent and collateral agent for the Lenders (in such capacities, the “Agent”) and as Lead Issuing Bank.

Ladies and Gentlemen:

Reference is made to the above described Credit Agreement. All capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement. The Lead Borrower, as agent for itself and the other Borrowers pursuant to Section 9.4 of the Credit Agreement, hereby irrevocably notifies you of the Borrowing specified below:

The Business Day of the proposed Borrowing(s) is/are                                  .

The aggregate amount of the proposed Borrowing(s) is $                                   , which Borrowing(s) shall consist of the following Types:

1

Simple SOFR)
Type of Borrowing (Prime Rate, Term SOFR or Daily Simple SOFR)	Amount	Interest Period for Term SOFR Advances
	$	[1] [3] [6] month[s]
	$	[1] [3] [6] month[s]
	$	[1] [3] [6] month[s]
	$	[1] [3] [6] month[s]

The account to which the proceeds of such Borrowing are to be deposited, if not Account No. 5045183372 maintained by the Borrowers with Bank of America, N.A., is as follows:                                                                                       .

The Lead Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds thereof:

(a)All representations and warranties made by the Borrowers in the Loan Documents are true and correct in all material respects on and as of the date hereof, except (i) that such representations and warranties (A) that relate solely to an earlier date are true and correct in all material respects as of such earlier date and (B) are true and correct in all respects if they are qualified by a materiality standard and (ii) to the extent that the Agent and the Lenders have been notified by the Borrowers that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty;

(b)No event has occurred and is continuing, or would result from the proposed Borrowing, which constitutes or would constitute a Default or an Event of Default; and

(c)After giving effect to the proposed Borrowing(s) set forth in Section 2 above, there will be no more than fifteen (15) Borrowings of SOFR Loans outstanding under the Credit Agreement.

This Notice of Borrowing is issued pursuant to and is subject to the Credit Agreement. [Remainder of page intentionally left blank]

2

This Notice of Borrowing is duly executed as of the date set forth above.

LEAD BORROWER:

CALERES, INC., as
agent for itself and the other Borrowers

By:
Name:
Title:

3

ANNEX C

Updated Schedule to the Credit Agreement

Schedule 1.1

Lenders and Commitments

Lender	Commitment Amount	Commitment Percentage
Bank of America, N.A.	$175,000,000.00	25.000000000%
Truist Bank	$125,000,000.00	17.857142857%
Wells Fargo Bank, N.A.	$105,000,000.00	15.000000000%
U.S. Bank National Association	$100,000,000.00	14.285714286%
Fifth Third Bank, National Association	$65,000,000.00	9.285714286%
Regions Bank	$65,000,000.00	9.285714286%
TD Bank, N.A.	$65,000,000.00	9.285714286%
TOTAL	$700,000,000.00	100.0000000000%